Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH
“[…***…].” A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934.

LICENSE AND COLLABORATION AGREEMENT

BY AND BETWEEN

GALAPAGOS NV

AND

GILEAD BIOPHARMACEUTICS IRELAND UNLIMITED COMPANY

DATED AS OF DECEMBER 16, 2015

i

LICENSE AND COLLABORATION AGREEMENT

THIS LICENSE AND COLLABORATION AGREEMENT (the “Agreement”) is entered into as of December 16, 2015 (the “Execution Date”) by and among GALAPAGOS NV, a corporation organized under the laws of Belgium and having its principal place of business at Generaal de Wittelaan L11 A3, 2800 Mechelen, Belgium (“Galapagos”), and GILEAD BIOPHARMACEUTICS IRELAND UNLIMITED COMPANY, an unlimited liability company formed under the laws of Ireland, (“Gilead”). Galapagos and Gilead are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, Galapagos Controls (as defined herein) certain intellectual property rights with respect to the Licensed Compound (as defined herein) and Licensed Products (as defined herein) in the Territory (as defined herein);

WHEREAS, Galapagos wishes to grant a license to Gilead, and Gilead wishes to take, a license under such intellectual property rights to develop and commercialize Licensed Products in the Territory, in each case in accordance with the terms and conditions set forth herein;

WHEREAS, The Parties desire and intend to work together leveraging each Party’s expertise to collaborate with respect to the Development, Manufacture and Commercialization of the Licensed Compound and Licensed Products in the Field in the Territory, as and to the extent set forth in this Agreement (the “Collaboration”); and

WHEREAS, simultaneous with the execution and delivery of this Agreement, the parties have entered into that certain Subscription Agreement by and between Gilead and Galapagos (the “Subscription Agreement”) attached as Exhibit A hereto, which provides for the issuance by Galapagos, and the subscription by Gilead, of a number of Galapagos’ ordinary shares.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Article 1. In addition, the terms “includes,” “including,” “include” and derivative forms of them shall be deemed followed by the phrase “without limitation” (regardless of whether it is actually written there (and drawing no implication from the actual inclusion of such phrase in some instances after such terms but not others)) and the term “or” has the inclusive meaning represented by the phrase “and/or” (regardless of whether it is actually written (and drawing no implication from the actual use of the phrase “and/or” in some instances but not in others)). Unless otherwise stated, dollar amounts set forth herein are U.S. dollars. Unless specified to the contrary, references to Articles, Sections or Exhibits shall refer to the particular Articles, Sections or Exhibits of or to this Agreement and references to this Agreement include all Exhibits hereto. The word “day,” “quarter” or “year” (and derivatives thereof, e.g., “quarterly”) shall mean a calendar day, calendar quarter or calendar year unless otherwise specified. The word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement. The word “hereof,” “herein,” “hereby” and derivative or similar word refers to this Agreement (including any Exhibits). The words “will” and

“shall” shall have the same obligatory meaning. Provisions that require that a Party, the Parties or a Committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise. Words of any gender include the other gender. Words using the singular or plural number also include the plural or singular number, respectively. References to any specific Law or article, section or other division thereof, shall be deemed to include the then-current amendments or any replacement Law thereto.

1.1 […***…]

1.2 “Access Territory” means, with respect to a Licensed Product or Gilead Combination Product, any and all countries and territories where Gilead (itself or through its Affiliates) has publicly announced a policy to generally sell or otherwise make available such Licensed Product or Gilead Combination Product and one or more other Gilead products at a significantly discounted price to patients in such countries or territories. The list of countries and territories included in the Access Territory as of the Execution Date is set forth on Exhibit F, which list shall be updated by Gilead on at least an annual basis.

1.3 “Affiliate” means, with respect to a particular Person, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Person. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, by contract or otherwise.

1.4 “Affordable Basis” means, with respect to a Licensed Product or a Gilead Combination Product in the Access Territory, selling or otherwise making such Licensed Product or Gilead Combination Product available to patients at a price where the revenue per unit shall not exceed […***…].

1.5 “Agreement” has the meaning set forth in the preamble hereto.

1.6 “Alliance Manager” has the meaning set forth in Section 2.1(b).

1.7 “Ancillary Agreement” means the SDEA, the Subscription Agreement, the Clinical Supply Agreement, the Co-Promotion Agreement or the Transition Agreement.

1.8 “Applicable Law” means the applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of Governmental Authorities, including Regulatory Authorities, that may be in effect from time to time, including the Foreign Corrupt Practices Act of 1977, as amended.

1.9 “Bankrupt Party” has the meaning set forth in Section 13.7.

1.10 “Bankruptcy Code” has the meaning set forth in Section 13.4(d).

1.11 “Benelux Countries” means the following countries: Belgium, The Netherlands, and Luxembourg.

1.12 “Business Day” means a day other than (a) a Saturday or a Sunday, (b) a bank or other public holiday in California, United States or (c) a bank or other public holiday in Brussels, Belgium.

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

1.13 “Claim” has the meaning set forth in Section 11.3.

1.14 “Clinical Supply Agreement” has the meaning set forth in Section 6.4.

1.15 “Clinical Trial” means any human clinical trial of a Licensed Product.

1.16 “CMC Activities” means those Manufacturing activities and regulatory activities designed to support preparation of the Chemistry, Manufacturing and Controls sections of any Regulatory Materials or Regulatory Approval.

1.17 “Collaboration” has the meaning set forth in  the Recitals.

1.18 “Collaboration Know-How” means, to the extent not Gilead Combination Know-How, all Information related exclusively to a Licensed Product or the Licensed Compound and that is conceived, discovered, developed or otherwise made jointly by the Parties, in each case optionally with their Affiliates or any Third Parties or any employees, consultants or agents of any of the foregoing, in performing the activities under this Agreement (including performance of the Development Plan or Shared Territory Commercialization Plan).

1.19 “Collaboration Patents” has the meaning set forth in Section 9.1(a).

1.20 “Commercialization” means any and all activities directed to marketing, promoting, distributing, importing, exporting, using, offering to sell, selling or having sold a product, including activities related to the commercial manufacture, marketing, promotion, sale or distribution of a product in the Territory, and, for purposes of setting forth the rights and obligations of the Parties under this Agreement, shall be deemed to include conducting Medical Affairs Activities. Commercialization shall include commercial activities conducted in preparation for a product launch. “Commercialize” has a correlative meaning.

1.21 “Commercialization Costs” means all costs incurred by or on behalf of either Party that are reasonably and directly attributable to the Commercialization of Licensed Products or as applicable, the Gilead Combination Products, including Distribution Costs, Sales and Marketing Costs, Medical Affairs Costs, and all other costs (including in all cases, FTE costs) related to Commercialization of Licensed Products or, as applicable, the Gilead Combination Products, such as regulatory activities and fees, and management of the SDEA.

1.22 “Commercially Reasonable Efforts” means, with respect to the Development or Commercialization of a Licensed Product, that level of efforts and resources commonly dedicated in the research-based pharmaceutical industry by a company to the Development or Commercialization, as the case may be, of a product of similar commercial potential at a similar stage in its lifecycle, […***…].

1.23 “Committee” means the Joint Steering Committee, Joint Development Committee, or Joint Commercial Committee, or any other subcommittee established under Article 2, as applicable.

1.24 “Competing Program” has the meaning set forth in Section 15.6(c).

1.25 “Compulsory License” means, with respect to a Licensed Product or a Gilead Combination Product in a country or territory, a license or rights granted to a Third Party by a governmental agency within such country or territory to sell or offer for sale such Licensed Product or a Gilead Combination Product in such country or territory under any patent rights owned or controlled by Gilead or its Affiliates, without direct or indirect authorization from Gilead or its Affiliates, for example a right granted pursuant to requests under 30 August 2003 WTO decision.

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

1.26 “Confidential Information” means, with respect to a Party or any of its Affiliates, and subject to Section 12.2, all Information of such Party or such Affiliate that is disclosed to the other Party or any of its Affiliates under this Agreement or the Subscription Agreement.

1.27 “Control” means, with respect to any material, Information, Patent, Regulatory Materials or Regulatory Approvals, the possession (whether by ownership or license) by a Party or its Affiliates of the ability to grant to the other Party a license as provided herein to such item, without violating the terms of any agreement or other arrangement with any Third Party, or being obligated to pay any royalties or other consideration therefor that a Party has not expressly agreed to pay in relation to the activities under this Agreement, in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such license.

1.28 “Co-Promotion” means those activities set forth in the applicable Co-Promotion Plan for the Shared Territory, including to the extent set forth therein, sales and marketing activities, and specified Medical Affairs Activities to the extent set forth on Exhibit G, including Detailing, promotional activities (including performing sales calls) related to a Licensed Product or, as applicable a Gilead Combination Product undertaken by personnel of either Party with respect to the Licensed Product or, as applicable Gilead Combination Product in the Shared Territory. For clarity, […***…].

1.29 “Co-Promotion Agreement” has the meaning set forth in Section 5.2(b)(iii).

1.30 “Co-Promotion Option” has the meaning set forth in Section 5.2(b)(i).

1.31 “Co-Promotion Option Period” has the meaning set forth in Section 5.2(b)(i).

1.32 “Co-Promotion Plan” has the meaning set forth in Section 5.2(b)(ii).

1.33 “Cost of Goods Sold” means, with respect to the supply of a Licensed Product, the product of the Standard Cost of Manufacturing such Licensed Product and the number of units of the applicable Licensed Product.

1.34 “Cover”, “Covering” or “Covered” means, with respect to a Patent, in the absence of a license to a Valid Claim included in such Patent, the applicable activity, or, to the extent the applicable activity is not specified, the Exploitation of the applicable invention, discovery, process or product, would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue).

1.35 “CPI” means the Consumer Price Index for the US City Average (all times).

1.36 […***…]

1.37 “Data Package” has the meaning set forth Section 7.6(c).

1.38 “Detail” or “Detailing” means, with respect to a Licensed Product or Gilead Combination Product in the Shared Territory, the communication by a Sales Representative to a physician, health care practitioner permitted by law to prescribe Licensed Products or Gilead Combination Products or non-prescribing health care practitioner during a sales call (a) involving face-to-face contact or, if permitted by the JCC, contact by means of an e-detail or video, (b) describing in a fair and balanced manner the applicable Regulatory Authority-approved indicated uses and other relevant

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

characteristics of such Licensed Product or Gilead Combination Product, (c) using the Promotional Materials provided by Gilead in an effort to increase the prescribing or hospital ordering preferences of a Licensed Product or Gilead Combination Product for its applicable Regulatory Authority-approved indicated uses, (d) made at the office of such physician, health care practitioner permitted by law to prescribe Licensed Products or Gilead Combination Products or non-prescribing health care practitioner, in a hospital, at another appropriate alternate care setting, or in any other venue approved by the JCC, and (e) where, in the case of Galapagos, only Licensed Products and applicable Gilead Combination Products are presented. For the avoidance of doubt, discussions at conventions or other scientific meetings shall not constitute “Details” or “Detailing.”

1.39 “Development” means all activities that relate to (a) obtaining or maintaining Regulatory Approval of a Licensed Product or Gilead Combination Product for one or more indications or (b) developing the process for the Manufacture of clinical and commercial quantities of a Licensed Product or a Gilead Combination Product. This includes (i) the conduct of Nonclinical Studies and Clinical Trials (including Required Phase 4 Clinical Trials) and (ii) the preparation, submission, review and development of data or information in support of a submission to a Regulatory Authority to obtain or maintain Regulatory Approval of a Licensed Compound, Licensed Product, or Gilead Combination Product, as applicable, including the services of outside advisors in connection therewith, including its legal counsel and regulatory consultants, but excludes (A) Commercialization and (B) the Manufacture and accumulation of commercial inventory of a Licensed Product or Gilead Combination, as applicable. “Develop” has a correlative meaning.

1.40 “Development Budget” means the budget included in the Development Plan setting forth the anticipated Development Costs.

1.41 “Development Costs” means (a) Development Manufacturing Costs and (b) all out-of-pocket costs incurred by or on behalf of either Party or any of its Affiliates that are reasonably and directly attributable to the Development of Licensed Products in the Territory, excluding any such amounts to the extent included as Development Manufacturing Costs. […***…].

1.42 “Development Manufacturing Costs” means, […***…].

1.43 “Development Plan” has the meaning set forth in Section 3.2(a).

1.44 “Distribution Costs” means […***…].

1.45 “Distribution Matters” means all issues and decisions regarding the distribution of Licensed Products or Gilead Combination Products in the Shared Territory, including decisions as to whether and with which wholesalers and distributors to contract, and the terms of contracts with such wholesalers and distributors.

1.46 “Distributor” means a Person appointed by a Party to distribute, market, and sell Licensed Products or Gilead Combination Products in a specified country or region.

1.47 “Drug Company” has the meaning set forth in Section 15.6(b).

1.48 “Earliest Termination Date” has the meaning set forth in Section 13.3(a)(i).

1.49 “Effective Date” means the date on which the last of the conditions set forth in Section 15.1(a) is satisfied.

1.50 […***…] has the meaning set forth in Exhibit J.

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

1.51 “EMA” means the European Medicines Agency or its successor.

1.52 “EU” means all of the European Union member states as of the applicable time during the Term.

1.53 “Executive Officer” means, with respect to Galapagos, its chief executive officer, and with respect to Gilead, its Chief Operating Officer.

1.54 “Executive Officer Referral Notice” has the meaning given to it in Section 2.4(b).

1.55 “Existing Confidentiality Agreement” means the mutual confidential disclosure agreement entered into by Gilead and Galapagos, dated September 28, 2015.

1.56 “Existing Galapagos Patents” means those Patents set forth on Exhibit B.

1.57 “Existing Regulatory Documentation” means Regulatory Materials filed with or prepared to be filed with any Regulatory Authority as of the Effective Date.

1.58 “Exploit” means, collectively, research, develop, use, manufacture, have manufactured, sell, have sold, offer for sale, commercialize, import, have imported, distribute, have distributed, export, have exported and otherwise exploit. “Exploitation” has a correlative meaning.

1.59 “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.60 “FDA” means the United States Food and Drug Administration or its successor.

1.61 “Field” means all uses.

1.62 “Finance Officers” has the meaning set forth in Section 8.9(a)(ii).

1.63 “First Commercial Sale” means, with respect to the applicable product in a country, the first sale in an arm’s length transaction to a Third Party by a Party or any of its Affiliates or Sublicensees in the Field other than for Veterinary Uses in such country following Regulatory Approval of such product in such country. For the avoidance of doubt, a first sale for compassionate use or named patient program sales shall not constitute a First Commercial Sale for purposes of this Agreement.

1.64 “GAAP” means, in the case of Gilead, United States Generally Accepted Accounting Principles and in the case of Galapagos, International Financial Reporting Standards, in each case as consistently applied by a Party in its accounting practices.

1.65 “[…***…]” has the meaning set forth in Section 9.2(a).

1.66 “Galapagos” has the meaning set forth in the preamble to this Agreement.

1.67 “Galapagos Claims” has the meaning set forth in Section 11.2.

1.68 “Galapagos Damages” has the meaning set forth in Section 11.2.

1.69 “Galapagos Indemnitees” has the meaning set forth in Section 11.2.

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

1.70 “Galapagos Know-How” means (a) all Information Controlled as of the Effective Date by Galapagos or its Affiliate(s) and reasonably necessary or useful to Exploit Licensed Compound or Licensed Products in the Field, and which is inherently linked to the Galapagos Patents, and (b) all Collaboration Know-How, and (c) all Galapagos Foreground Know-How. For clarity, Galapagos Know-How shall exclude rights under any Galapagos Patents.

1.71 “Galapagos Foreground Know-How” means (a) all Information conceived, discovered, developed or otherwise made solely by Galapagos, optionally with its Affiliates or any Third Parties or any employees, consultants or agents of any of the foregoing, in performing the activities under this Agreement (including performance of the Development Plan or Shared Territory Commercialization Plan). For clarity, Galapagos Foreground Know-How shall exclude rights under any Galapagos Patents.

1.72 “Galapagos Patents” means (a) the Existing Galapagos Patents (including, for clarity, […***…]), (b) the Collaboration Patents, (c) any Patent that is not a Collaboration Patent and that is filed on or after the Effective Date, (d) those Patents that claim priority, directly or indirectly, in whole or in part, to any of the Patents in (a) and (b), that in each case (a), (b), (c) and (d) is Controlled by Galapagos or its Affiliate(s) during the Term and that is related to the Licensed Compound, the Licensed Product or a Gilead Combination Product, and that in each case (a), (b), (c), and (d) is reasonably necessary or useful to make, use, sell, offer for sale, import or export Licensed Compound or Licensed Products or Gilead Combination Products in the Field.

1.73 “Galapagos Promotional Share” has the meaning set forth in Section 5.2(b)(i).

1.74 “Galapagos Technology” means the Galapagos Patents, Galapagos Know-How , Galapagos’s interest in Joint Patents and Joint Foreground Know-How.

1.75 “Generic Product” shall mean a generic version of a product containing an active component (including the Licensed Compound) of a Gilead Combination Product or Licensed Product that is approved for marketing by a Third Party in the Field either: (i) pursuant to Section 505(j) of the Act (21 U.S.C. 355(j)), 505(b)(2) of the Act, (21 U.S.C. 355(b)(2)), or a foreign equivalent of either, by reference to a Marketing Approval of such product, or (ii) pursuant to any other law or regulation where such approval is based on a demonstration of bio-equivalence or biosimilarity to such product. Under no circumstances shall a product be considered a Generic Product if Gilead or its Affiliates or its Sublicensees (a) transferred a Marketing Approval of such product to such Third Party, (b) transferred an application for Marketing Approval of such product to such Third Party, or (c) provided a Right of Reference to such Third Party in order to enable such Third Party to commercialize such product, except for a right of reference limited to qualifying the generic version for a government and/or nonprofit entity’s program for providing medicines at no or low cost to countries in the Access Territory.

1.76 “Gilead” has the meaning set forth in the preamble to this Agreement.

1.77 “Gilead Background Patents” has the meaning set forth in Section 13.5(a).

1.78 “Gilead Claims” has the meaning set forth in Section 11.1.

1.79 “Gilead Combination Know-How” has the meaning set forth in Section 9.1(b).

1.80 “Gilead Combination Patents” has the meaning set forth in Section 9.1(b).

1.81 “Gilead Combination Product” means a pharmaceutical product containing the Licensed Compound in combination with at least one active pharmaceutical ingredient other than the Licensed Compound, which active pharmaceutical ingredient is Controlled by Gilead or its Affiliates. The term “in combination,” covers instances where the Licensed Compound and at least one active pharmaceutical ingredient Controlled by Gilead or its Affiliates are administered in a single formulation and where the Licensed Compound and at least one active pharmaceutical ingredient Controlled by Gilead or its Affiliates are sold either as a fixed dose combination or with separate doses in a single package.

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

1.82 “Gilead Combination Technology” has the meaning set forth in Section 9.1(b).

1.83 “Gilead Damages” has the meaning set forth in Section 11.1.

1.84 “Gilead Indemnitees” has the meaning set forth in Section 11.1.

1.85 “Gilead Foreground Know-How” means all Information conceived, discovered, developed or otherwise made solely by Gilead, optionally with its Affiliates or any Third Parties or any employees, consultants or agents of any of the foregoing, in performing the activities under this Agreement (including performance of the Development Plan or Shared Territory Commercialization Plan), and necessary for the Exploitation of the Licensed Compound or Licensed Products. For clarity, Gilead Foreground Know-How shall exclude rights under any Gilead Foreground Patents and Gilead Combination Know-How.

1.86 “Gilead Foreground Patents” has the meaning set forth in Section 9.1(b).

1.87 “Gilead Technology” means Gilead Combination Technology, Gilead Foreground Know-How and any Patents arising from Gilead Combination Technology or Gilead Foreground Know-How and Gilead’s interest in the Joint Patents and Joint Foreground Know-How.

1.88 “Global Commercialization Strategy” has the meaning set forth in Section 5.2(a)(i).

1.89 “Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal, as well as any securities exchange or securities exchange authority).

1.90 […***…]

1.91 “HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

1.92 “HSR Clearance Date” has the meaning ascribed to that term in Section 15.1(c).

1.93 “HSR Conditions” has the meaning ascribed to that term in Section 15.1(c).

1.94 “HSR Filing” has the meaning ascribed to that term in Section 15.1(a).

1.95 “IND” means (a) an Investigational New Drug Application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application to the equivalent Regulatory Authority in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.96 “Indemnified Party” has the meaning set forth in Section 11.3.

1.97 “Indemnified Person” means, in the case of Gilead, any Gilead Indemnitee, and in the case of Galapagos, any Galapagos Indemnitee.

1.98 “Indemnifying Party” has the meaning set forth in Section 11.3.

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

1.99 “Industry Transaction” has the meaning set forth on Section 15.6(b).

1.100 “Information” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, clinical and non-clinical study reports, regulatory submission documents and summaries, expertise, stability, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures.

1.101 […***…]

1.102 […***…]

1.103 […***…]

1.104 […***…]

1.105 […***…]

1.106 […***…]

1.107 “Joint Commercialization Committee” or “JCC” means the committee formed by the Parties as described in Section 2.3(a).

1.108 “Joint Commercialization Costs” means […***…].

1.109 “Joint Co-Promote Product Team” or “JCPT” has the meaning set forth in Section 2.6(a).

1.110 “Joint Development Committee” or “JDC” means the committee formed by the Parties as described in Section 2.2(a).

1.111 “Joint Foreground Know-How” means, to the extent not Collaboration Know-How or Gilead Combination Know-How, all Information conceived, discovered, developed or otherwise made jointly by the Parties, optionally with their respective Affiliates, in performing the activities under this Agreement (including performance of the Development Plan or Shared Territory Commercialization Plan), and necessary for the Exploitation of the Licensed Products. Joint Foreground Know-How shall exclude Collaboration Know-How, rights under any Joint Patents and Gilead Combination Know-How.

1.112 “Joint Patents” has the meaning set forth in Section 9.1(c).

1.113 “Joint Steering Committee” or “JSC” means the committee formed by the Parties as described in Section 2.1(a).

1.114 “Knowledge” means […***…].

1.115 “Licensed Compound” means the compound known as GLPG0634, or filgotinib, and any metabolite, salt, ester, hydrate, solvate, isomer, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, pro-drug, racemate, polymorph, chelate, stereoisomer, tautomer, or optically active form of the foregoing.

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

1.116 “Licensed Product(s)” means any product, other than a Gilead Combination Product, which product contains a Licensed Compound. Licensed Product includes all such products containing the same Licensed Compound, alone or in combination with one or more active pharmaceutical ingredients, in any and all finished forms, presentations, delivery systems, strength, dosages, and formulations. By the term in combination, it is intended to include where the Licensed Compound and the one or more active pharmaceutical ingredients are sold either as a fixed dose combination or with separate doses in a single package.

1.117 “Licensed Territory” means all countries of the world other than the Shared Territory.

1.118 “Major Markets” means the following countries: […***…].

1.119 “Manufacture” means, with respect to a Licensed Product, those manufacturing-related activities that support the Development (including the seeking and obtaining of Regulatory Approvals) and Commercialization of such Licensed Product, including manufacturing process development and scale-up, validation, qualification and audit of clinical and commercial manufacturing facilities, bulk production and fill/finish work, related quality assurance technical support activities and CMC Activities, and including, in the case of a clinical and commercial supply of such Licensed Product, the synthesis, manufacturing, processing, formulating, packaging, labeling, holding, quality control testing and release of such Licensed Product. “Manufacturing” has a correlative meaning.

1.120 “Marketing Authorization Application” or “MAA” means an application for Regulatory Approval in a country, territory or possession.

1.121 “Marks” has the meaning set forth in Section 9.8.

1.122 “Materials Transfer Agreement” means that certain Materials Transfer Agreement by and between the Parties dated November 18, 2015, as amended.

1.123 “Material Communications” means any material communications with a Regulatory Authority, including clinical study protocols and amendments thereto, meeting requests and materials, request for information and responses thereto, clinical hold notices, investigator’s brochures, and supplemental NDA submissions.

1.124 “Medical Affairs Activities” means activities designed to ensure or improve appropriate medical use of, conduct medical education of, or further research regarding, a Licensed Product or Gilead Combination Product, as applicable, sold in the Territory, including by way of example: (a) activities of medical scientific liaisons who, among their other functions may (i) conduct service-based medical activities including providing input and assistance with consultancy meetings, recommend investigators for clinical trials and provide input in the design of such trials and other research related activities, and (ii) deliver non-promotional communications and conduct non-promotional activities including presenting new clinical trial and other scientific information; (b) grants to support continuing medical education, symposia, or Third Party research related to a Licensed Product or Gilead Combination Product, as applicable, in the Territory; (c) development, publication and dissemination of publications relating to a Licensed Product or Gilead Combination Product, as applicable, in the Territory; (d) medical information services provided in response to inquiries communicated via Sales Representatives or received by letter, phone call or email; (e) conducting advisory board meetings or other consultant programs; (f) the support of investigator-initiated trials; (g) establishment and implementation of risk, evaluation and mitigation and strategies (REMS); and (h) Voluntary Phase 4 Clinical Trials.

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

1.125 “Medical Affairs Costs” means all costs incurred by or on behalf of either Party that are reasonably and directly attributable to Medical Affairs Activities, whether prior to or after receipt of Regulatory Approvals. Notwithstanding the foregoing, Medical Affairs Costs shall exclude […***…].

1.126 “NDA” means a New Drug Application, as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA.

1.127 […***…] has the meaning set forth in Section 8.4.

1.128 “Net Receipts” means […***…].

1.129 “Net Sales” means […***…].

1.130 “Nonclinical Studies” means all non-human animal studies, including preclinical studies and toxicology studies, of Licensed Products.

1.131 “Operating Profit (or Loss)” means, for a given period of time, […***…]. For clarity, Operating Profit (or Loss) shall be determined prior to application of any income taxes, and if such terms are used individually, “Operating Profit” shall mean a positive Operating Profit (or Loss), and “Operating Loss” shall mean a negative Operating Profit (or Loss).

1.132 “Option Territory” means the United Kingdom, Germany, Spain, France, Italy, and the Benelux Countries.

1.133 “Other Indication” means a discrete clinically recognized form of a disease or any precursor condition thereof for which at least […***…] patients […***…] would be eligible for treatment using the respective product. By way of example, the following diseases shall be considered Other Indications: […***…] and […***…].

1.134 “Outside Date” has the meaning set forth in Section 13.2.

1.135 “Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

1.136 “Patent” means (a) any national, regional or international patent or patent application, including any provisional patent application, (b) any patent application filed either from such a patent, patent application or provisional application or from an application claiming priority from any of these, including any divisional, continuation, continuation-in-part, provisional, converted provisional, and continued prosecution application, (c) any patent that has issued or in the future issues from any of the foregoing patent applications ((a) and (b)), including any utility model, petty patent, design patent and certificate of invention, (d) any extension or restoration by existing or future extension or restoration mechanisms, including any revalidation, reissue, re-examination and extension (including any supplementary protection certificate and the like) of any of the foregoing patents or patent applications ((a), (b) and (c)), and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent application or patent.

1.137 “Patent Challenge” has the meaning set forth in Section 13.3(b)(i).

1.138 “Patent Committee” has the meaning set forth in Section 9.11.

1.139 “Patent Costs” means the out-of-pocket costs and expenses paid to outside legal counsel, patent offices and other governmental departments and other Third Parties, and filing and maintenance expenses, incurred in the preparation, filing, prosecution and maintenance of Patents, as well as re-examinations, reissues and the like with respect to any Patent, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to any Patent.

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

1.140 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.141 “Phase 1 Clinical Trial” means a human Clinical Trial of a product with the endpoint of determining initial tolerance, safety, pharmacokinetic or pharmacodynamic information in single dose, single ascending dose, multiple dose or multiple ascending dose regimens, which is prospectively designed to generate sufficient data (if successful) to commence a Phase 2 (as defined in 21 C.F.R. 312.21(b) as amended from time to time, or the corresponding foreign regulations) of such product, as further defined in 21 C.F.R. 312.21(a), as amended from time to time, or the corresponding foreign regulations.

1.142 “Phase 2 Clinical Trial” means a Clinical Trial of a Licensed Product or Gilead Combination Product, as applicable, regarding the safety, dose ranging and efficacy of a pharmaceutical product, which Clinical Trial is prospectively designed to generate sufficient data (if successful) to commence pivotal clinical trials, as described in 21 C.F.R. §312.21(b) (as amended or any replacement thereof), or a similar clinical study prescribed by the Regulatory Authorities in a foreign country.

1.143 “Phase 3 Clinical Trial” means a Clinical Trial of a Licensed Product on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, which Clinical Trial is intended to support Regulatory Approval of such product, as described in 21 C.F.R. 312.21(c) (as amended or any replacement thereof), or a similar clinical study prescribed by the Regulatory Authorities in a foreign country.

1.144 “Phase 4 Clinical Trial” means (a) a Clinical Trial of a Licensed Product , conducted following commencement of a pivotal Clinical Trial for such Licensed Product that is not required for receipt of approval of the NDA or MAA (whether such Clinical Trial is conducted prior to or after receipt of such approval), but that may be useful in support of the post-approval Exploitation of a Licensed Product or a ; or (b) a Clinical Trial of a Licensed Product or a conducted after Regulatory Approval of such Licensed Product has been obtained from an appropriate Regulatory Authority due to a request or requirement of such Regulatory Authority.

1.145 “PhRMA Code” means the PhRMA Code on Interactions with Health Care Professionals.

1.146 “Pricing Matters” means all issues and decisions regarding (a) price, price terms and other contract terms with respect to Licensed Product or Gilead Combination Product sales in the Shared Territory, including discounts, rebates, other price concessions and service fees to payors and purchasers and (b) reimbursement programs applicable to a Licensed Product or Gilead Combination Product in the Shared Territory. For clarity, “Pricing Matters” includes all financial issues and financial decisions with respect to contracting with managed care entities, hospitals, pharmacies, group purchasing organizations, pharmacy benefit managers, and government, and specifically includes issues and decisions about the offer of discounts or rebates for formulary placement for Licensed Products or Gilead Combination Products.

1.147 “Product Infringement” has the meaning set forth in Section 9.3(a).

1.148 “Promotional Materials” means all sales representative training materials and all written, printed, graphic, electronic, audio or video matter, including journal advertisements, sales visual aids, leave-behind items, reprints, direct mail, internet postings and sites and broadcast advertisements intended for use or used by or on behalf of either Party or their respective Affiliates in connection with any promotion of a Licensed Product or Gilead Combination Product.

1.149 “Publication” has the meaning set forth in Section 12.4(b).

1.150 “Redacted Agreements” has the meaning set forth in Section 12.3(c).

1.151 “Regulatory Approval” means all approvals (including licenses, registrations or authorizations) from any applicable Regulatory Authority in a given country or countries (and, if applicable, the EU) necessary for the Manufacture as applicable, marketing, commercial distribution, importation and sale of a Licensed Product or a Gilead Combination Product for one or more indications in the Field other than for Veterinary Uses and in such country or regulatory jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements and, where applicable, labeling approval, but which, shall exclude any pricing and reimbursement approvals. Regulatory Approvals include approvals by Regulatory Authorities of MAAs or NDAs.

1.152 “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval or, to the extent required in such country or regulatory jurisdiction, pricing or reimbursement approval of a Licensed Product in such country or regulatory jurisdiction, including (a) the FDA, (b) the EMA and (c) the European Commission or the successor of any such Governmental Authority.

1.153 “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Licensed Product other than Patents, including, without limitation, rights conferred in the U.S. to an NDA holder under the Hatch-Waxman Act or the FDA Modernization Act of 1997 (including pediatric exclusivity), or rights similar thereto outside the U.S.

1.154 “Regulatory Issue” means any matter involving interaction with a Regulatory Authority or compliance with regulatory requirements.

1.155 “Regulatory Materials” means regulatory applications, submissions, notifications, registrations, or other filings made to or with a Regulatory Authority that are necessary or reasonably desirable in order to Develop, manufacture, market, sell or otherwise Commercialize a Licensed Product in a particular country or regulatory jurisdiction. Regulatory Materials include INDs, MAAs and NDAs (as applications, but not the approvals with respect thereto).

1.156 “Required Phase 4 Clinical Trial” means a Phase 4 Clinical Trial that is conducted due to a request or requirement of a Regulatory Authority.

1.157 “Regulatory Transition Date” has the meaning set forth in Section 4.1

1.158 […***…]

1.159 “Reversion Product” means, with respect to any Terminated Region(s), any Licensed Product that is or has been the subject of clinical Development or Commercialization hereunder.

1.160 “ROFN Negotiation Period” has the meaning set forth in Section 7.6(c).

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

1.161 “ROFN Term” has the meaning set forth in Section 7.6(c).

1.162 “Royalty Term” has the meaning set forth in Section 8.3(c).

1.163 “[…***…]” has the meaning set forth in Section 13.3(a)(ii).

1.164 “Sales and Marketing Costs” means […***…].

1.165 “Sales Representative” means a pharmaceutical sales representative engaged or employed by either Party to conduct Detailing and other promotional efforts with respect to the Licensed Products or Gilead Combination Products in the Shared Territory in accordance with the terms of this Agreement.

1.166 “SDEA” has the meaning set forth in Section 4.7(a).

1.167 “SEC” means the U.S. Securities and Exchange Commission.

1.168 “Shared Program Activities” means any activities with respect to a Licensed Product or Gilead Combination Product in the framework of the Co-Promotion pursuant to the terms of the Co-Promotion Agreement and conducted by either Party or any of its Affiliates, Sublicensees or subcontractors at any time on or after the Effective Date during the Term consisting of (a) the development (including Development) for the purpose of, or in support of, (i) obtaining or maintaining Regulatory Approval in the Shared Territory or (ii) Commercialization of any such Licensed Product or Gilead Combination Product in the Shared Territory, in each case ((i) and (ii)) pursuant to any Development Plan, (b) Commercialization of any such Licensed Product or applicable Gilead Combination Product in the Shared Territory, (c) Medical Affairs Activities with respect to any such Licensed Product or Gilead Combination Product in the Shared Territory or (d) the Manufacture of any such Licensed Product or Gilead Combination Product (including any intermediate thereof or any Licensed Compound or other material contained therein) for use in any activities under clause (a), (b) or (c). For clarity, the foregoing definition of Shared Program Activities shall not be construed as granting Galapagos any rights to perform activities in the Shared Territory other than those expressly set forth in this Agreement and the Co-Promotion Agreement.

1.169 “Shared Program Damages” means damages or other amounts payable by either Party (or any of its Indemnified Persons) to any Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by either Party (or any of its Indemnified Persons) from Third Party claims that arise from or are based on Shared Program Activities, including such damages and other amounts (and attorneys’ fees) from claims of infringement or a Third Party’s Patent and other intellectual property rights; provided, however, that “Shared Program Damages” shall exclude any and all damages and other amounts (including attorneys’ fees) for which a Party has an obligation to indemnify pursuant to Section 11.1(a) or 11.2(b), 11.2(c) or 11.2(d).

1.170 “Shared Territory” means, collectively, the countries in the Option Territory for which Galapagos has exercised its Co-Promotion Option.

1.171 “Shared Territory Commercialization Budget” has the meaning set forth in Section 5.2(b)(ii).

1.172 “Shared Territory Commercialization Plan” has the meaning set forth in Section 5.2(b)(ii).

1.173 “Specific Disclosures” means the disclosures listed in Exhibit K.

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

1.174 “Standard Cost of Manufacturing” shall mean […***…].

1.175 “Sublicense Agreement” has the meaning set forth in Section 7.2(b).

1.176 “Sublicensee” means any Third Party other than a Distributor, which Third Party is granted a sublicense by a Party under the rights licensed to such Party hereunder.

1.177 “Subscription Agreement” has the meaning set forth in the Recitals.

1.178 “Target Indications” means […***…].

1.179 “Term” has the meaning set forth in Section 13.1.

1.180 “Terminated Region” has the meaning set forth in Section 13.5.

1.181 “Termination at Will” has the meaning set forth in Section 13.3(a)(i).

1.182 “Termination Notice Period” has the meaning set forth in Section 13.5(d)(i).

1.183 “Territory” means all countries in the world.

1.184 “Third Party” means any entity other than Galapagos or Gilead or an Affiliate of either of them.

1.185 […***…]

1.186 “Transition Agreement” has the meaning set forth in Section 13.5(e).

1.187 […***…]

1.188 “U.S.” means the United States of America (including all possessions and territories thereof).

1.189 “Valid Claim” means, with respect to a particular country, (a) any claim of an issued and unexpired Patent in such country that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country, or (b) a claim of a pending Patent application that has been pending without issuance for a period not longer than […***…] years from the earliest priority date of such application, which claim is being diligently prosecuted and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.

1.190 “Veterinary Use” means Exploitation of a Licensed Compound and any product containing a Licensed Compound for the prevention or treatment of veterinary medical conditions in animals. For clarity, humans are not animals for purposes of this definition.

1.191 “Voluntary Phase 4 Clinical Trial” means a Phase 4 Clinical Trial that is not a Required Phase 4 Clinical Trial.

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

ARTICLE 2

PROGRAM; GOVERNANCE

2.1 Joint Steering Committee.

(a) Purpose; Formation. The Parties hereby establish a joint steering committee (the “JSC”) which will monitor and provide strategic oversight of the activities under this Agreement and facilitate communications between the Parties with respect to the Development, Manufacture and Commercialization of Licensed Compound, Licensed Products, all in accordance with this Section 2.1.

(b) Composition. Each Party shall initially appoint three (3) representatives to the JSC, all of whom will have sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. Each Party will also appoint an employee who is not a representative on the JSC to have alliance management responsibility (such employee, an “Alliance Manager”) who will attend JSC meetings as observers. The Parties’ initial representatives to the JSC are set forth on Exhibit C. The JSC may change its size from time to time if agreed by consensus among its members, provided that the JSC shall consist at all times of an equal number of representatives of each of Galapagos and Gilead. Each Party may replace its JSC representatives at any time upon written notice to the other Party provided, however, that neither Party may replace a representative on the JSC (except for the Party’s Alliance Manager) with an individual with lower seniority without the approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed. The JSC may invite non-members to participate in the discussions and meetings of the JSC, provided that such participants shall have no voting authority at the JSC. The JSC shall have a chairperson, who shall serve for a term of one (1) year, and who shall be selected alternately, on an annual basis, by Galapagos and Gilead. The initial chairperson shall be selected by […***…]. The role of the chairperson shall be to convene and preside at meetings of the JSC. The Alliance Managers shall work with the chairperson to prepare and circulate agendas. and ensure the preparation and execution of meeting minutes. The chairperson shall have no additional powers or rights beyond those held by the other JSC representatives.

(c) Specific Responsibilities. In addition to its overall responsibility for monitoring and providing strategic oversight with respect to the Parties’ activities under this Agreement, the JSC shall in particular:

(i) discuss the activities of the Parties under this Agreement;

(ii) review each Development Plan and Shared Territory Commercialization Plan prepared by Gilead and, in the case of all plans, amendments thereto;

(iii) approve all Development Budgets and amendments thereto;

(iv) review the Global Commercialization Strategy on an annual basis, and approve amendments thereto;

(v) review the Co-Promotion Plan (and annual amendments thereto), prepared by Gilead and reviewed by the JCC;

(vi) review any proposal from the JCC regarding changes to […***…] for applicable units of products;

(vii) discuss strategies regarding intellectual property, new indications and Gilead Combination Products;

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

(viii) discuss progress of Gilead Combination Products, as applicable;

(ix) attempt to resolve issues presented to it by, and disputes within, the JDC, JCC, or any other subcommittee; and

(x) establish such additional joint subcommittees as it deems necessary to achieve the foregoing objectives.

(d) Meetings. The JSC shall meet at least once per calendar quarter during the Term unless the Parties mutually agree in writing to a different frequency. No later than […***…] Business Days prior to any meeting of the JSC, the chairperson of the JSC shall prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting. Either Party may also call a special meeting of the JSC (by videoconference, teleconference, or in person by providing at least […***…] Business Days prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party shall work with the chairperson of the JSC and Alliance Managers of both Parties to provide the members of the JSC no later than […***…] Business Days prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision on the matters to be considered. The Parties may mutually agree to additional meetings on shorter or longer notice in the event that matters arise requiring JSC consideration. The JSC may meet in person, by videoconference or by teleconference. Notwithstanding the foregoing, at least one (1) meeting per calendar year shall be in person unless the Parties mutually agree in writing to waive such requirement. In-person JSC meetings will be held at locations alternately selected by Galapagos and by Gilead. Each Party will bear the expense of its respective JSC members’ participation in JSC meetings. Meetings of the JSC shall be effective only if at least one (1) representative of each Party (which representative is not such Party’s Alliance Manager) is present or participating in such meeting. The Gilead Alliance Manager will be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect material decisions made and action items identified at such meetings. The Gilead Alliance Manager shall send draft meeting minutes to each member of the JSC for review and approval within […***…] Business Days after each JSC meeting. Such minutes will be deemed approved unless one or more members of the JSC objects (whereby an objection by e-mail shall suffice) to the accuracy of such minutes within […***…] Business Days of receipt, in which case the Gilead Alliance Manager shall amend the draft meeting minutes accordingly and send the revised draft meeting minutes to each member of the JSC for review and approval within […***…] Business Days of receipt of the objection(s). The same review procedures and timelines as set out in the immediately preceding sentence shall apply to such revised draft meeting minutes. Minutes will be officially endorsed by the JSC at the next JSC meeting, and will be signed by the Alliance Managers.

(e) Decision-Making. Subject to Section 2.4, in addition to resolving issues specifically delegated to it, the JSC shall have the authority to resolve disputes within the jurisdiction of the JDC, JCC and any other committees that the Parties may subsequently create to assist in governance of the Collaboration, but otherwise shall have no authority except where expressly specified in this Agreement or mutually agreed by the Parties in writing. The representatives from each Party will have, collectively, one (1) vote on behalf of that Party, and all decision making shall be by consensus. Disputes at the JSC shall be handled in accordance with Section 2.4.

(f) Disbandment. The JSC may be dissolved (i) upon the mutual agreement of the Parties or (ii) in the event of an Industry Transaction of Galapagos, where Gilead shall have the right at any time and for any reason, effective upon written notice, to disband the JSC pursuant to, but only to the extent provided in, Section 15.6(c).

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

2.2 Joint Development Committee.

(a) Formation; Composition. Within […***…] days after the Effective Date, the Parties shall establish a committee to oversee Development of Licensed Product(s) in the Territory in accordance with the Development Plan(s) for the same and to coordinate the Development activities of the Parties, and review and discuss the Development and Manufacture of Licensed Compound and Licensed Products (the “JDC”). Each Party shall initially appoint three (3) representatives to the JDC, with each representative having knowledge and expertise in the development of compounds and products similar to the Licensed Products and having sufficient seniority within the applicable Party to make decisions arising within the scope of the JDC’s responsibilities. The JDC may change its size from time to time if agreed by consensus among its members, provided that the JDC shall consist at all times of an equal number of representatives of each of Galapagos and Gilead. Each Party may replace its JDC representatives at any time upon written notice to the other Party. The JDC may invite non-members to participate in the discussions and meetings of the JDC, provided that such participants shall have no voting authority at the JDC. The JDC shall have a chairperson, who shall serve for a term of one (1) year, and who shall be selected alternately, on an annual basis, by Galapagos or Gilead. The initial chairperson shall be selected by […***…]. The role of the chairperson shall be to convene and preside at meetings of the JDC and to ensure the preparation of minutes, but the chairperson shall have no additional powers or rights beyond those held by the other JDC representatives.

(b) Specific Responsibilities of the JDC. The JDC shall have the following responsibilities:

(i) Discuss all Development Plans prepared by Gilead (including Development Budgets), and all annual and interim amendments to Development Plans (including Development Budgets) for, Licensed Compound in the Territory;

(ii) review the conduct of the Development Plans;

(iii) discuss Development of new indications for Licensed Products in the Territory:

(iv) implement and review the overall strategy created by Gilead for global Development and the design of all Clinical Trials and Nonclinical Studies conducted under each Development Plan;

(v) discuss whether and when to initiate or discontinue any Clinical Trial and any Nonclinical Study under each Development Plan, provided that nothing is intended to limit a Party’s ability to comply with Applicable Law or manage subject safety;

(vi) review the conduct of all Clinical Trials and Nonclinical Studies under each Development Plan, including Required Phase 4 Clinical Trials;

(vii) facilitate the flow of information between the Parties with respect to the Development of Licensed Compound;

(viii) implement and review the overall strategy regarding Regulatory Approval of Licensed Products in the Territory created by Gilead;

(ix) discuss Manufacturing, including progress with formulation, validation scaleup, and other activities to maintain supply;

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

(x) review the regulatory strategy with respect to discussions with and commitments to or agreements with Regulatory Authorities (including post-approval commitments) with respect to risk management or Required Phase 4 Clinical Trials;

(xi) review any material submission to, or any material agreement with or material commitment made to, a Regulatory Authority by Gilead with respect to a Licensed Product, such as any NDA or MAA, or any submission, agreement or commitment with respect to Licensed Product labeling, any risk management plans, any Required Phase 4 Clinical Trial or other post-approval commitment for such Licensed Product, in each case with respect to the Major Markets;

(xii) facilitate the flow of information between the Parties with respect obtaining Regulatory Approval for Licensed Products; and

(xiii) review, discuss and coordinate the Parties’ scientific presentation and publication strategy relating to the Licensed Products in the Territory.

(c) Meetings. The JDC shall meet at least once per calendar quarter, unless the Parties mutually agree in writing to a different frequency. No later than […***…] Business Days prior to any meeting of the JDC, the chairperson of the JDC shall prepare and circulate an agenda for such meeting; provided, however, that either Party shall be free to propose additional topics to be included on such agenda, either prior to or in the course of such meeting. Either Party may also call a special meeting of the JDC (by videoconference, teleconference, or in person by providing at least […***…] Business Days prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party shall work with the chairperson of the JDC to provide the members of the JDC no later than […***…] Business Days prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision. The JDC may meet in person, or at the request of either Party, by videoconference, or by teleconference. In-person JDC meetings will be held at locations alternately selected by Galapagos and by Gilead or at any other location mutually agreed by the members of the JDC. Each Party shall report to the JDC on all material issues relating to the Development of Licensed Products for and in the Territory promptly after such issues arise. Each Party will bear the expense of its respective JDC members’ participation in JDC meetings. The chairperson will be responsible for preparing reasonably detailed written minutes of JDC meetings that reflect all decisions made and action items identified at such meetings. The JDC chairperson shall send meeting minutes to each member of the JDC for review and approval and to the Alliance Managers for informational purposes within […***…] Business Days after each JDC meeting. Minutes will be deemed approved unless one or more members of the JDC objects (whereby an objection by e-mail shall suffice) to the accuracy of such minutes within […***…] Business Days of receipt, in which case the Gilead Alliance Manager shall amend the draft meeting minutes accordingly and send the revised draft meeting minutes to each member of the JDC for review and approval within […***…] Business Days of receipt of the objection(s). The same review procedures and timelines set out in the immediately preceding sentence shall apply to such revised draft meeting minutes. Minutes will be officially endorsed by the JDC at the next JDC meeting, and will be signed by the Alliance Managers.

(d) Decision-Making. Subject to the remainder of this Section 2.2(d) and Section 2.4, the JDC shall act by consensus. The representatives from each Party will have, collectively, one (1) vote on behalf of that Party. If the JDC cannot reach consensus on an issue that comes before the JDC within […***…] days of the meeting such issue was raised and over which the JDC has oversight, then either Party may refer such matter to the JSC for resolution in accordance with Sections 2.1(e) and 2.4.

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

(e) Disbandment. Upon Regulatory Approval of the last Licensed Product developed pursuant to the Development Plan, unless otherwise mutually agreed in writing, the JDC shall have no further responsibilities or authority under this Agreement and will be considered dissolved by the Parties. Additionally, the JDC may be dissolved upon the mutual agreement of the Parties or in the event of an Industry Transaction of Galapagos, where Gilead shall have the right at any time and for any reason, effective upon written notice, to disband the JDC pursuant to, but only to the extent provided in, Section 15.6(c).

2.3 Joint Commercialization Committee.

(a) General. With respect to Licensed Products and Gilead Combination Products, as applicable in the Shared Terrritory, within […***…] days of the Effective Date, the Parties shall establish a committee to oversee Commercialization of Licensed Products in the Territory, and review and discuss the Commercialization of the Licensed Compound, Licensed Products and Gilead Combination Products, as applicable in the Shared Terrritory (the “JCC”).

(b) Formation; Composition. Each Party shall initially appoint three (3) representatives to the JCC, with each representative having knowledge and expertise in the commercialization of products similar to the Licensed Products and Gilead Combination Products, as applicable in the Shared Terrritory, and having sufficient seniority within the applicable Party to make decisions arising within the scope of the JCC’s responsibilities. The JCC may change its size from time to time if agreed by consensus among its members, provided that the JCC shall consist at all times of an equal number of representatives of each of Galapagos and Gilead. Each Party may replace its JCC representatives at any time upon written notice to the other Party. The JCC may invite non-members to participate in the discussions and meetings of the JCC, provided that such participants shall have no voting authority at the JCC. The JCC shall have a chairperson, who shall be selected by Gilead. The role of the chairperson shall be to convene and preside at meetings of the JCC and to ensure the preparation of minutes, but the chairperson shall have no additional powers or rights beyond those held by the other JCC representatives.

(c) Specific Responsibilities of the JCC. Subject to Section 2.3(f), the JCC shall have the following responsibilities:

(i) discuss the Global Commercialization Strategy;

(ii) review the Shared Territory Commercialization Plan prepared by Gilead and approve the Shared Territory Commercialization Budget for submission to the JSC;

(iii) review the plan prepared by Gilead for the Licensed Product brand in the United States and progress against plan after launch;

(iv) review and discuss uses of the Marks with respect to Licensed Products in the Territory;

(v) review the Co-Promotion Plan prepared by the JCPT that covers the Co-Promotion of a Licensed Product or applicable Gilead Combination Product in the Shared Territory (and annual amendments thereto).

(vi) Oversee the implementation of the Co-Promotion Plan and make changes as needed;

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

(vii) Manage any activities related to adherence by the Parties to Gilead’s Business Conduct Policies as provided by Gilead to Galapagos from time to time;

(viii) Review progress of the Parties versus the Co-Promotion Plan, including […***…]; and

(ix) Review the costs associated with Distribution Costs on an annual basis and propose changes to the JSC, if any, to […***…].

(d) Meetings. The JCC shall meet at least once per calendar quarter, unless the Parties mutually agree in writing to a different frequency. No later than […***…] Business Days prior to any meeting of the JCC, the chairperson of the JCC shall prepare and circulate an agenda for such meeting; provided, however, that either Party shall be free to propose additional topics to be included on such agenda, either prior to or in the course of such meeting. Either Party may also call a special meeting of the JCC (by videoconference, teleconference, or in person by providing at least […***…] Business Days prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party shall work with the chairperson of the JCC to provide the members of the JCC no later than […***…] Business Days prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision. The JCC may meet in person, by videoconference, or by teleconference. In-person JCC meetings will be held at locations alternately selected by Galapagos and by Gilead or at any other location mutually agreed by the members of the JCC. Meetings of the JCC shall be effective only if at least one (1) representative of each Party is present or participating in such meeting. Each Party shall report to the JCC on all material issues relating to the Commercialization of Licensed Products and Gilead Combination Products, as applicable, promptly after such issues arise. Each Party will bear the expense of its respective JCC members’ participation in JCC meetings. The chairperson will be responsible for preparing reasonably detailed written minutes of JCC meetings that reflect all decisions made and action items identified at such meetings. The JCC chairperson shall send meeting minutes to each member of the JCC for review and approval and the Alliance Managers for informational purposes within […***…] Business Days after each JCC meeting. Minutes will be deemed approved unless one or more members of the JCC objects (whereby an objection by e-mail shall suffice) to the accuracy of such minutes within […***…] Business Days of receipt, in which case the Gilead Alliance Manager shall amend the draft meeting minutes accordingly and send the revised draft meeting minutes to each member of the JCC for review and approval within […***…] Business Days of receipt of the objection(s). The same review procedures and timelines set out in the immediately preceding sentence shall apply to such revised draft meeting minutes. Minutes will be officially endorsed by the JCC at the next JCC meeting, and will be signed by the Alliance Managers.

(e) Decision-Making. Subject to the remainder of this Section 2.3(e) and Section 2.4, the JCC shall act by consensus. The representatives from each Party will have, collectively, one (1) vote on behalf of that Party. If the JCC cannot reach consensus on an issue that comes before the JCC within […***…] days of the meeting such issue was raised and over which the JCC has oversight, then either Party may refer such matter to the JSC for resolution in accordance with Sections 2.1(e) and 2.4.

(f) Disbandment. The JCC may be dissolved (i) upon the mutual agreement of the Parties, (ii) upon expiration of the Co-Promotion Option Period in the event that Galapagos does not provide notice in accordance with Section 5.2(b)(i) that it will participate with Gilead in Co-Promoting the Licensed Product and any applicable Gilead Combination Products in at least one country in the Shared Territory, or (iii) in the event of an Industry Transaction of Galapagos, Gilead shall have the right at any time and for any reason, effective upon written notice, to disband the JCC pursuant to, but only to the extent provided in, Section 15.6(c).

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

2.4 Resolution of Committee Disputes.

(a) Within Operating Committees. If a dispute arises which cannot be resolved within the Committees, then if such dispute relates to a matter within the jurisdiction of the applicable Committee, the representatives of either Party may cause such matter to be referred to the JSC for resolution as provided in Section 2.1(e).

(b) Within The JSC. Subject to the exceptions specified below in this Section 2.4(b), all decisions within the JSC (whether originating there, or referred to it by an operating Committee) shall be made by consensus. If a matter is referred by an operating Committee to the JSC, the JSC shall use good faith efforts, in compliance with Section 2.4(d), to resolve promptly such matter. If the JSC is unable to reach consensus on any issue for which it is responsible, other than those addressed in the last sentence of this Section 2.4(b), within […***…] Business Days after a Party affirmatively states that a decision needs to be made, if the matter relates to […***…] either Party may elect, by written notice to the other Party (the “Executive Officer Referral Notice”) to submit such issue to the Parties’ Executive Officers in accordance with Section 2.4(c). […***…].

(c) Referral To Executive Officers. If a Party makes an election under Section 2.4(b) to refer a matter to the Executive Officers, the JSC shall submit, in writing and within […***…] days of the Executive Officers Referral Notice, the respective positions of the Parties to their respective Executive Officers. Such Executive Officers shall use good faith efforts, in compliance with Section 2.4(d), to resolve promptly such matter, which good faith efforts shall include at least one meeting between such Executive Officers within […***…] days after the JSC’s submission of such matter to them. […***…].

(d) Good Faith. In conducting themselves on Committees, and in exercising their rights under this Section 2.4, all representatives of both Parties shall consider reasonably and in good faith all input received from the other Party. […***…].

2.5 Appointment of Alliance Managers. Each Party shall appoint an appropriately qualified individual to serve as Alliance Manager under this Agreement. Such persons shall endeavor to assure clear and responsive communication between the Parties and the effective exchange of information, and may serve as a single point of contact for any matters arising under this Agreement. The Alliance Managers may attend meetings of all Committees and subcommittees under this Agreement. The Alliance Managers shall not have any authority under this Agreement.

2.6 Joint Co-Promote Product Team.

(a) Role; Formation; Composition. Within […***…] days after Galapagos exercises, if at all, its Co-Promotion Option, the Parties shall establish a joint Co-Promote Product team (the “Joint Co-Promote Product Team” or “JCPT”) whose role shall be to coordinate and integrate the activities of, and to facilitate the communication and exchange of information between, the Parties with respect to Licensed Products and Gilead Combination Products, as applicable, including coordinating and implementing the Co-Promotion activities set forth in the Shared Territory Commercialization Plan. The JCPT shall also be responsible for reviewing the budget prepared by Gilead for Co-Promotion activities with respect to such Licensed Product or, as applicable, Gilead Combination Product and submitting such budget to the JCC for inclusion in the Shared Territory Commercialization Budget. Each Party shall initially appoint two (2) representatives to the JCPT. The JCPT may change its size from time to time if agreed by consensus among its members, provided that the JCPT shall consist at all times of an equal

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

number of representatives of each of Galapagos and Gilead. Each Party may replace its JCPT representatives at any time upon written notice to the other Party. The JCPT shall have a chairperson, who shall be selected by […***…]. The role of the chairperson shall be solely to convene and preside at meetings of the JCPT and to ensure the preparation of minutes, and the chairperson shall have no authority, power or rights beyond those of other JCPT members.

(b) Meetings. The JCPT shall meet at least once per month in person, by videoconference, or by teleconference. No later than […***…] Business Days prior to any meeting of the JCPT, the chairperson shall prepare and circulate an agenda for such meeting; provided, however, that either Party shall be free to propose additional topics to be included on such agenda, either prior to or in the course of such meeting. Meetings of the JCPT shall be effective only if at least one representative of each Party is present or participating in such meeting. Each Party will bear the expense of its respective JCPT members’ participation in JCPT meetings. The chairperson of a JCPT will be responsible for preparing reasonably detailed written minutes of such JCPT meetings that summarize the discussions had and action items identified at such meetings. The JCPT chairperson of a JCPT shall send meeting minutes to each member of such JCPT for review and approval within […***…] Business Days after each JCPT meeting. Minutes will be deemed approved unless one or more members of such JCPT objects to the accuracy of such minutes within […***…] Business Days of receipt, in which case the JCPT chairperson shall amend the draft meeting minutes accordingly and send the revised draft meeting minutes to each member of the JCPT for review and approval within […***…] Business Days of receipt of the objection(s). The same review procedures and timelines set out in the immediately preceding sentence shall apply to such revised draft meeting minutes.

(c) Decision-Making. Subject to the remainder of this Section 2.6(c) and Section 2.4, the JCPT shall act by consensus. The representatives from each Party will have, collectively, one (1) vote on behalf of that Party. If the JCPT cannot reach consensus on an issue that comes before the JCPT within […***…] days of the meeting such issue was raised and over which the JCPT has oversight, then either Party may refer such matter to the JCC for resolution in accordance with Sections 2.3(e) and 2.4.

2.7 General Committee Authority. Each Committee shall have solely the powers expressly assigned to it in this Article 2 and elsewhere in this Agreement. No Committee shall have any power to amend, modify, or waive compliance with this Agreement. It is expressly understood and agreed that the […***…], so as to resolve a disagreement or deadlock on a Committee for any matter will not authorize either Party to perform any function or exercise any decision-making right not delegated to a Committee or such Party, and that neither Galapagos nor Gilead shall have any right to unilaterally modify or amend, or waive its own compliance with, the terms of this Agreement.

ARTICLE 3

DEVELOPMENT

3.1 Overview of Development. The Parties’ respective responsibilities for the Development of the Licensed Products and Gilead Combination Products are set forth in this Article 3 and in the Development Plan. Gilead shall be primarily responsible for Development and seeking Regulatory Approval of the Licensed Product and Gilead Combination Products in the Territory and shall use Commercially Reasonable Efforts with respect thereto for the first Licensed Product in each of the Major Markets in each of the Target Indications. Notwithstanding anything to the contrary in this Agreement, the immediately foregoing obligation with respect to Commercially Reasonable Efforts in the Major Markets and the Target Indications shall be Gilead’s sole diligence obligation with respect to Development of Licensed Products and Gilead Combination Products, and Gilead shall have the sole

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

right, but not any obligation, to Develop other Licensed Products and Gilead Combination Products in other countries or for other indications and no diligence obligation of Gilead shall arise under this Agreement with respect to Development of Gilead Combination Products. Galapagos shall use Commercially Reasonable Efforts as requested by Gilead to assist Gilead with Development activities with respect to […***…].

3.2 Development Plans.

(a) General. All Development of the Licensed Product for any indication, as applicable, pursuant to this Agreement shall be conducted in accordance with the terms of this Agreement and a development plan and budget (each such plan and budget, a “Development Plan”) created by Gilead substantially in a form and substance typically employed by Gilead for development plans for products at a similar stage of development as the applicable Licensed Product. By way of example, a Development Plan may describe (A) the proposed overall program of Development for the Licensed Compound and Licensed Product, including Clinical Trials and Nonclinical Studies, if any, and, regulatory plans and other elements of obtaining Regulatory Approval(s) in the Territory; (B) with respect to Clinical Trials, the number of arms, number of subjects per arm, comparator treatment and proposed dosage of the Licensed Product; (C) the anticipated start dates and data availability dates of such Clinical Trials and Nonclinical Studies, and anticipated timelines for filing of applications for Regulatory Approvals in the Territory; (D) the respective roles and responsibilities of each Party in connection with such activities; and (E) a detailed budget for all such activities in the Territory, including cost sharing between the Parties. In the event of any inconsistency between a Development Plan and this Agreement, the terms of this Agreement shall prevail. The initial Development Plan is attached hereto as Exhibit D.

(b) Amendments to the Development Plan. On an annual basis, or more often as Gilead deems appropriate, Gilead, in accordance with its usual practices with respect to product development plans, shall prepare any needed amendments to the then-current Development Plan for review by the JSC.

3.3 Operational Responsibilities for Development. Unless the Parties agree in writing upon an alternate allocation of responsibility or as set forth in the Development Plan, (a) Gilead shall hold primary responsibility for completing all Development activities relating to Licensed Compound and Licensed Products in the Territory and shall use Commercially Reasonable Efforts with respect thereto for the first Licensed Product in each of the Major Markets in the Target Indications, and (b) Galapagos shall use Commercially Reasonable Efforts to complete any Development activities assigned to it in the Development Plan relating to the Licensed Compound and Licensed Products in the Territory. Without limiting the foregoing, […***…].

3.4 Development Costs. The Parties shall share Development Costs (i) incurred by or on behalf of either Party or its Affiliates after the Effective Date, or (ii) by or on behalf of Galapagos between the Execution Date and the Effective Date but solely to the extent incurred as a result of the activities and not in excess of the amounts set forth on Exhibit E, in each case of the immediately foregoing (i) and (ii), solely to the extent related to Development of the Licensed Compounds or Licensed Products in the Territory, such sharing to be as follows: Gilead shall be responsible for eighty percent (80%) and Galapagos shall be responsible for twenty percent (20%). Within […***…] Business Days after the end of the second (2nd) month of each calendar quarter, Galapagos shall provide to Gilead a report in reasonable detail of any Development Costs incurred by Galapagos in the last calendar month of the preceding quarter and the first two calendar months of the current quarter for each Licensed Product. The Galapagos Development Costs so reported will be used for the calculation of the 80/20 split for the

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

Development Costs. Within […***…] Business Days after the end of each calendar quarter, Gilead shall send Galapagos a report in reasonable detail regarding Gilead’s Development Cost expenditures incurred for such calendar quarter. Within […***…] days following receipt of such report, the Party whose Development Cost expenditures exceed the portion of the total such expenditures by both Parties for such calendar quarter allocated to such party in this Section 3.4 shall invoice the other Party for the amount of funds necessary to account for such excess. The Party receiving such invoice shall pay it not later than […***…] days following receipt thereof. For clarity, Gilead shall be solely responsible for all costs and expenses incurred by or on behalf of Gilead in the Development of Gilead Combination Products in the Territory.

3.5 Development Reports. Each Party shall keep the JDC reasonably informed regarding the progress and results of Development activities for Licensed Compound, Gilead Combination Products and Licensed Products in the Territory, including by providing an annual report in reasonable detail of results versus goals (as such goals are set forth in the Development Plan(s)) as, in the case of Gilead, is typically generated by Gilead regarding its product development efforts.

3.6 Clinical Trial Reporting. Each Party agrees that (a) each Clinical Trial conducted pursuant to a Development Plan, as applicable, that is required to be posted pursuant to Applicable Law or applicable industry codes, including the PhRMA Code, on clinicaltrials.gov or any other similar registry shall be so posted, and (b) all results of such Clinical Trials that are necessary for obtaining a Regulatory Approval for a Licensed Product or Gilead Combination Product in the Territory shall be posted on clinicalstudyresults.org and on any other registry with requirements consistent with the registration and publication guidelines of the International Committee of Medical Journal Editors, to the extent required. All data and Information generated under such Clinical Trial posted on clinicaltrial.gov, clinicalstudyresults.org or any other registry pursuant to this Section 3.6 shall be subject to Section 12.4(b) as if such posting were a Publication.

3.7 Development Records. As promptly as reasonably practicable following the Effective Date, and as promptly as reasonably practicable on an ongoing basis with respect to newly-created development records, Galapagos shall use Commercially Reasonable Efforts to transfer to Gilead copies of all development records Controlled by Galapagos as of the Effective Date that are necessary or useful for Gilead to Exploit the Licensed Compound or Licensed Product under this Agreement. Each Party shall maintain complete and accurate records (in the form of technical notebooks or electronic files where appropriate) of all work conducted by it under the Development Plans and all Information resulting from such work. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development Plans in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party shall have the right to access such records maintained by the other Party to the extent reasonably necessary to perform obligations (or in Gilead’s case, to exercise rights) under this Agreement. The JDC shall determine the means by which such access will be provided.

3.8 Subcontracts. Gilead may perform any of its Development, Manufacturing, regulatory, and Commercialization obligations under this Agreement, and Galapagos my perform any of its Development obligations under this Agreement, in each case through one or more subcontractors or consultants, provided that (a) such Party remains responsible for the work allocated to, and payment to, such subcontractors and consultants to the same extent it would if it had done such work itself; (b) the subcontractor or consultant undertakes in writing obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties with respect to Confidential Information pursuant to Article 12 hereof; and (c) such Party undertakes all reasonable efforts to provide that the subcontractor or consultant undertakes in writing to assign or exclusively license back (with the right to sublicense) all intellectual property with respect to Licensed Compound or Licensed Products developed in the course of performing any such work to such Party. Each Party may also subcontract work on terms other than those set forth in this Section 3.8 with the prior approval of the other Party.

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

ARTICLE 4

REGULATORY MATTERS

4.1 Ownership of Regulatory Filings. Gilead will own all INDs, applications for Regulatory Approval and related regulatory documentation in the Territory with respect to any Licensed Product or Gilead Combination Product. As soon as reasonably practicable but not later than […***…] months after the Effective Date, Galapagos will assign and transfer to Gilead all INDs, applications for Regulatory Approval, related regulatory documentation submitted to any Regulatory Authority in the Territory, as well as any safety and clinical databases, with respect to such Licensed Product and any Regulatory Approvals and related documentation, in each case, that is in the possession or Control of Galapagos. Each Party will submit all filings, letters and other documentation necessary to effect such assignments and transfers to the applicable Regulatory Authority. Until the date that the transfer of all INDs and related regulatory documents filed with or submitted to any Regulatory Authority in the Territory that related to such Licensed Product becomes effective (the “Regulatory Transition Date”), Galapagos shall, under the direction of Gilead, handle all matters related to each Licensed Product involving Regulatory Authorities, to the extent not yet assigned and transferred to Gilead, and shall keep Gilead fully informed of all regulatory matters relating to any Licensed Product in the Territory, including providing Gilead with reasonable advance notice of all formal meetings and teleconferences with Regulatory Authorities in the Territory pertaining to any Licensed Product. Galapagos shall permit Gilead to have, at Gilead’s expense, representatives of Gilead to lead such formal meetings and teleconferences with Regulatory Authorities in the Territory pertaining to such Licensed Product.

4.2 Responsibility for Regulatory Matters. Following the Regulatory Transition Date, Gilead will be solely responsible for all regulatory matters relating to any Licensed Product or Gilead Combination Product in the Territory, and shall use Commercially Reasonable Efforts with respect to such regulatory matters for the first Licensed Product in each Major Market in each Target Indication, and Galapagos shall use Commercially Reasonable Efforts as requested by Gilead to assist Gilead with such regulatory matters. Notwithstanding anything to the contrary in this Agreement, the immediately foregoing obligation with respect to Commercially Reasonable Efforts in the Major Markets and the Target Indications shall be Gilead’s sole diligence obligation with respect to regulatory matters for Licensed Products and Gilead Combination Products, and Gilead shall have the sole right, but not any obligation, with respect to regulatory matters for other Licensed Products and Gilead Combination Products in other countries or for other indications and no diligence obligation of Gilead shall arise under this Agreement with respect to seeking or obtaining Regulatory Approvals for Gilead Combination Products. Gilead’s sole responsibility shall include (i) overseeing, monitoring and coordinating regulatory actions, communications and filings with, and submissions to, Regulatory Authority in the Territory with respect to Licensed Products and Gilead Combination Products; (ii) interfacing, corresponding and meeting with Regulatory Authorities in the Territory with respect to Licensed Products and Gilead Combination Products; (iii) seeking and maintaining regulatory filings in the Territory with respect to Licensed Products and Gilead Combination Products; and (iv) maintaining and submitting records required to be maintained or required to be submitted to any Regulatory Authority in the Territory with respect to Licensed Products and Gilead Combination Products.

4.3 Communications with Regulatory Authorities. Following the Regulatory Transition Date, within […***…] days after receipt of any Material Communication from a Regulatory Authority in a Major Market with respect to any Licensed Product, Gilead will provide Galapagos, through its Alliance Manager, with a brief written description of the principal issues raised in such Material Communication.

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

Upon Galapagos’ reasonable request after receiving a notice from Gilead in accordance with the immediately preceding sentence, Gilead will provide to Galapagos complete copies of such correspondence within a reasonable period of time following such request. Gilead will allow Galapagos […***…] Business Days to review and comment on Gilead’s proposed response to any such Material Communications with any Regulatory Authority in the Major Markets with respect to any Licensed Product in advance of the transmission of such response, and Gilead will reasonably consider all comments timely provided by Galapagos in connection therewith.

4.4 Meetings with Regulatory Authorities. Following the Regulatory Transition Date, Gilead shall provide Galapagos with reasonable advance notice of all formal meetings and teleconferences with the FDA and EMA pertaining to any Licensed Product, or with as much advance notice as practicable under the circumstances. Gilead shall permit Galapagos to have, at Galapagos’ expense, two representatives of Galapagos attend as observer, such formal meetings and teleconferences with the FDA and EMA pertaining to such Licensed Product.

4.5 Submissions. With respect to each Licensed Product, Gilead will allow Galapagos […***…] Business Days to review and comment on all filings and other submissions to Regulatory Authorities in the Major Markets related to such Licensed Product in advance of submission of any such filings, and Gilead will reasonably consider all comments provided by Galapagos in connection therewith. With respect to each Licensed Product, Gilead shall provide Galapagos with prompt written notice of each of the following events (but in any event within […***…] days) after the occurrence of such event in the Major Markets: (i) the filing of any IND for such Licensed Products; (ii) the submission of any filings or applications for Regulatory Approval (including orphan drug applications and designations) of such Licensed Product to any Regulatory Authority; and (iii) receipt or denial of Regulatory Approval for such Licensed Product; provided, however, that Gilead shall inform Galapagos of such event prior to public disclosure of such event.

4.6 Costs of Regulatory Affairs. With respect to costs and expenses incurred following the Effective Date in connection with applying for Regulatory Approval with respect to Licensed Products in the Territory, and related regulatory affairs activities (excluding any costs expressly set out hereunder as being at one Party’s cost), such costs and expenses shall be treated as Development Costs and Gilead shall be responsible for […***…] percent ([…***…]%) and Galapagos shall be responsible for […***…] percent ([…***…]%). Gilead shall be solely responsible for all costs and expenses incurred for regulatory affairs activities following Regulatory Approval with respect to the Licensed Product or Gilead Combination Product in a particular indication, provided that, any costs and expenses incurred in connection with regulatory activities with respect to any Phase 4 Clinical Trial and any other fees paid to Regulatory Authorities following Regulatory Approval, in each case with respect to Licensed Products and not Gilead Combination Products, shall be shared by the Parties as Development Costs in accordance with Section 3.4. Within […***…] Business Days after the end of the second (2nd) month of each calendar quarter, Galapagos shall provide to Gilead a report in reasonable detail of any such costs, expenses and fees incurred by Galapagos in the last calendar month of the preceding quarter and the first two calendar months of the current quarter for each Licensed Product. The costs, expenses and fees so reported will be used for the calculation of the […***…] split for Development Costs and will be included in the reconciliation, invoicing and payment made pursuant to Section 3.4.

4.7 Pharmacovigilance; Global Safety Database.

(a) Safety Data Exchange Agreement. The Parties shall negotiate in good faith and enter into a Safety Data Exchange Agreement (“SDEA”) in a form to be agreed to by the Parties not later than […***…] days following the Effective Date, which shall define the pharmacovigilance responsibilities of the Parties and include safety data exchange procedures governing the coordination of

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

collection, investigation, reporting and exchange of information concerning any adverse experiences, and any product complaints associated with adverse experiences, related to any Licensed Product or Gilead Combination Product sufficient to enable each Party to comply with its legal and regulatory obligations.

(b) Global Safety Database. As between Galapagos and Gilead, Gilead shall be responsible for establishing, holding and maintaining the global safety database for the Licensed Compound, Licensed Products and Gilead Combination Products, at Gilead’s sole cost and expense.

4.8 Product Withdrawals and Recalls. If (a) any Regulatory Authority threatens, initiates or advises any action to remove any Licensed Product from the market in the Territory or requires or advises Galapagos, Gilead, or any of their respective Affiliates or Sublicensees to distribute a “Dear Doctor” letter or its equivalent regarding use of such Licensed Product in the Territory, or (b) Gilead determines that an event, incident, or circumstance has occurred that may result in the need for a recall or market withdrawal in the Territory, then in each case ((a) or (b)) Galapagos or Gilead, as applicable, shall, to the extent practicable, notify the other Party of such event or determination immediately, and in any event within […***…] (or sooner if required by law) after such Party becomes aware of the event or makes such determination. Gilead shall, to the extent practicable, endeavor to discuss and agree with Galapagos upon whether to recall or withdraw the Licensed Product in the Territory; provided, however, that if such discussion is not practicable or if the Parties fail to agree within an appropriate time period (recognizing the exigencies of the situation), then Gilead shall decide whether to recall or withdraw such Licensed Product in the Territory. Subject to Section 5.5(b), Gilead shall be responsible, at its sole expense, for conducting any recalls or taking such other necessary remedial action with respect to Licensed Products in the Territory, except to the extent that the recall or withdrawal is attributable to the negligence, breach or intentional misconduct of Galapagos or any of its Affiliates or subcontractors, in which event Galapagos shall bear such costs to the extent of its or its Affiliate’s or subcontractor’s responsibility.

ARTICLE 5

COMMERCIALIZATION; MEDICAL AFFAIRS

5.1 Commercialization Responsibility and Diligence.

(a) Licensed Territory. Gilead shall be solely responsible for all Commercialization activities relating to the Licensed Products and Gilead Combination Products in the Licensed Territory. Gilead shall use Commercially Reasonable Efforts to Commercialize the first Licensed Product in each of the Major Markets for each of the Target Indications. Notwithstanding anything to the contrary in this Agreement, the immediately foregoing obligation with respect to Commercially Reasonable Efforts in the Major Markets and the Target Indications shall be Gilead’s sole diligence obligation with respect to Commercialization of Licensed Products and Gilead Combination Products, and Gilead shall have the sole right, but not any obligation, to Commercialize other Licensed Products and Gilead Combination Products in other countries or for other indications and no diligence obligation of Gilead shall arise under this Agreement with respect to Commercialization of Gilead Combination Products.

(b) Shared Territory.

(i) Notwithstanding the foregoing, if, and only if, Galapagos has exercised the Co-Promotion Option, Gilead will be the lead Party responsible for all Commercialization activities relating to Licensed Products or applicable Gilead Combination Products in the Shared Territory, and the Parties, under the direction of the JCC and in accordance with the terms and conditions of this Agreement, will participate in the planning and conduct of such Commercialization activities as and to the extent set forth in Section 5.2(b). Each Party shall use Commercially Reasonable Efforts to conduct Co-Promotion activities for the Licensed Products or applicable Gilead Combination Products in the Shared Territory in accordance with the Co-Promotion Plan.

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

(ii) In the event that Galapagos underperforms its Detailing obligations in a particular country over any […***…] period by […***…], upon written notification from Gilead of such underperformance, Galapagos shall have […***…] days to cure such underperformance by satisfying the lesser of (A) […***…] in such […***…] period and (B) […***…] during such […***…] day cure period, and if such cure is not affected within such […***…] day period or if such underperformance occurs a […***…] time within a period of […***…] (such […***…] time, for clarity, not being subject to any cure period), then Gilead shall have the right on written notice to Galapagos to […***…], and […***…], which […***…] shall also result in […***…] if no other Licensed Products or Gilead Combination Products are being Co-Promoted at such time and termination of profit sharing pursuant to Section 8.7, after which the Licensed Products and Gilead Combination Products in such country shall be subject to royalty payments pursuant to Section 8.3. By way of example:

(A) if over the applicable period […***…]; and

(B) if over the applicable period […***…].

5.2 Commercialization of Licensed Products

(a) Global Commercialization Strategy for Licensed Products

(i) For each Licensed Product, the key Commercialization principles will be set forth in a written summary of the global Commercialization strategy for such Licensed Product, which strategy will be reviewed by the JCC (each, a “Global Commercialization Strategy”). Gilead shall prepare and the JCC shall review the initial draft of such Global Commercialization Strategy as determined by the JSC, and Gilead shall update and the JCC shall review such Global Commercialization Strategy annually thereafter.

(ii) Prior to expiration of the Co-Promotion Option Period, Gilead shall provide Galapagos with reasonable advance notice of one internal telephonic meeting per month pertaining to the Commercialization strategy of the Licensed Product in the Territory, and shall permit Galapagos to have, at Galapagos’ expense, a representative of Galapagos attend and participate in such monthly internal meetings pertaining to the Commercialization of such Licensed Product in the Territory.

(b) Co-Promotion of Licensed Products and Gilead Combination Products in the Shared Territory.

(i) In the Option Territory, Galapagos shall have an option, on a country-by-country basis, to participate with Gilead in Co-Promoting the Licensed Products and any applicable Gilead Combination Product in all indications in such country by providing at least […***…] percent ([…***…]%) and no greater than […***… ]percent ([…***…]%) of the Co-Promotion activities under the Co-Promotion Plan for such Licensed Product, on the terms and conditions set forth in this Section 5.2(b) (the “Co-Promotion Option”). Galapagos may exercise the Co-Promotion Option, in a single exercise notification specifying one or more countries in the Option Territory for which it will so Co-Promote in the Shared Territory, at any time between the Effective Date and […***…] (the “Co-Promotion Option Period”) by providing Gilead with written notice thereof. In case of such exercise, the specified countries shall become a part of the Shared Territory for purposes of this Agreement as of the beginning of

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

the quarter following such exercise by Galapagos, and Galapagos shall designate in such notice to Gilead, for each country comprised in the Shared Territory, the percentage Co-Promotion activities within such foregoing range Galapagos elects to provide (the “Galapagos Promotional Share”). Unless otherwise approved by the JCC, such level of Galapagos Promotional Share shall remain in effect for the Term.

(ii) Shared Territory Commercialization Plan.

(A) As further described in this Section 5.2(b)(ii), the tactics and strategy for the Commercialization of each Licensed Product in the Shared Territory shall be described in a comprehensive plan (each such plan, a “Shared Territory Commercialization Plan”), prepared by Gilead, that describes […***…] (each such included budget, a “Shared Territory Commercialization Budget”). The Shared Territory Commercialization Plan shall include a detailed description of the Co-Promotion activities to be undertaken in the Shared Territory with respect to the Licensed Product or, as applicable, the Gilead Combination Product during the following calendar year, and shall allocate the responsibilities of the Parties for the Co-Promotion activities under the plan (such allocation, the “Co-Promotion Plan”) (it being understood that Galapagos shall be assigned to perform that proportion of Co-Promotion activities in the Co-Promotion Plan that equals the Galapagos Promotional Share for each respective country in the Shared Territory). The Shared Co-Promotion Plan shall not allocate Co-Promotion activities in a manner that results in Sales Representatives of both Parties Detailing Licensed Products or as applicable, the Gilead Combination Product to the same physicians, health care practitioners permitted by law to prescribe Licensed Products or non-prescribing health care practitioners. Each Shared Territory Commercialization Plan shall be consistent with the requirements of the applicable Global Commercialization Strategy, as such Global Commercialization Strategy may be updated from time to time.

(B) Gilead shall provide to the JCC the initial Shared Territory Commercialization Plan and the Parties shall agree upon the initial Co-Promotion Plan, following which the JCC shall review such initial Shared Territory Commercialization Plan. Gilead shall update each Shared Territory Commercialization Plan in a form and timeframe consistent with its typical practices with respect to regional product commercialization plans, shall provide to the JCC such update and the Parties shall agree upon any needed update to the Co-Promotion Plan therein, following which the JCC shall review such update. In the event of any inconsistency between a Shared Territory Commercialization Plan and this Agreement, the terms of this Agreement shall prevail.

(iii) Co-Promotion Agreement. Promptly following Galapagos’ exercise of the Co-Promotion Option, the Parties shall enter into a co-promotion agreement setting forth the terms and conditions of Galapagos’ co-promotion of Licensed Products or applicable Gilead Combination Products in the respective country, which agreement shall be consistent with this Section 5.2(b)(iii) and Section 5.2(b)(iv), and shall contain the terms and conditions set forth on Exhibit G, and additional reasonable and customary terms and conditions (the “Co-Promotion Agreement”).

(iv) Co-Promotion Terms. In the event the Parties enter into the Co-Promotion Agreement pursuant to Section 5.2(b)(iii), such agreement shall reflect the principles set forth in clauses (i) through (vii) of this Section 5.2(b) unless otherwise expressly agreed by the Parties.

(v) Advertising and Promotional Materials. Gilead shall have sole responsibility for preparing all Promotional Materials.

(vi) Termination. In addition to other termination principles that may be agreed by the Parties in the Co-Promotion Agreement, Galapagos may terminate (which termination shall be irrevocable) its Co-Promotion of all Licensed Products and Gilead Combination Products in a particular country in the Shared Territory upon not less than […***…] months’ prior written notice to Gilead, following which notice and termination, the profit sharing pursuant to Section 8.7 shall cease and the applicable Licensed Products and Gilead Combination Products and country shall be subject to royalty payments pursuant to Section 8.3 as of the first day of the quarter following such notice. Gilead and Galapagos shall reasonably cooperate to transition to Gilead Galapagos’ Co-Promotion activities with respect to such Licensed Products and Gilead Combination Products or country so as to minimize disruption to sales activity, and Galapagos shall withdraw its Sales Representatives from such Co-Promotion activities in a professional manner.

(vii) Costs; Authority over Sales Forces. Subject to the right of each Party to have its Detail costs incurred under the Shared Territory Commercialization Plan and included in Joint Commercialization Costs, each Party shall be responsible for all costs and expenses in connection with their respective Sales Representatives (which, for clarity, shall be included in Joint Commercialization Costs), including salaries, incentive compensation, travel expenses and other expenses, providing benefits, deducting federal, state and local payroll taxes, Federal Insurance Contribution Act taxes, unemployment insurance taxes, and any similar taxes and paying workers’ compensation premiums, unemployment insurance contributions and any other payments required by Applicable Law to be made on behalf of employees. Nothing in this Agreement or the Co-Promotion Agreement shall be construed to conclude that any of Galapagos’ Sales Representatives or any other agents or employees of Galapagos are agents or employees of Gilead or subject to Gilead’s direction and control. Galapagos shall have sole authority over the terms and conditions of employment of Galapagos’ Sales Representatives, including their selection, management, compensation (including incentive plans) and discharge. Nothing in this Agreement or the Co-Promotion Agreement shall be construed to conclude that any of Gilead’s Sales Representatives or any other agents or employees of Gilead are agents or employees of Galapagos or subject to Galapagos’ direction and control. Gilead shall have sole authority over the terms and conditions of employment of Gilead’s Sales Representatives, including their selection, management compensation (including incentive plans) and discharge.

5.3 Commercialization Costs. Gilead shall be solely responsible for all Commercialization Costs incurred by or on behalf of Gilead in the Commercialization of Licensed Products in the Licensed Territory and of Gilead Combination Products in the Territory. Galapagos and Gilead shall share equally all Joint Commercialization Costs with respect to Licensed Products in the Shared Territory, which shall be included in the calculation of Operating Profit or Loss under this Agreement and calculated in accordance with Section 8.9(a)(ii). Any excess spending by a Party over the allocated Commercialization Costs for such Party in the Shared Territory Commercialization Plan shall be the sole responsibility and for the sole account of such Party and shall not be included in the Commercialization Costs used to calculate any sharing of profit or loss pursuant to Section 8.7. For any Commercialization Costs of Galapagos with respect to Co-Promotion of Gilead Combination Products,

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

Galapagos shall invoice Gilead for such Commercialization Costs and at the same time Gilead pays royalties thereon, Gilead shall reimburse Galapagos for any such Commercialization Costs not reasonably disputed by Gilead and solely to the extent not in excess of such costs budgeted and allocated to Galapagos in the Shared Territory Commercialization Budget.

5.4 Commercialization Reports. Gilead shall keep the JCC informed regarding the progress and results of Commercialization activities for Licensed Products and Gilead Combination Products, as applicable, in the Territory. Each Party shall keep the JCC informed regarding the progress and results of Commercialization activities for Licensed Products and applicable Gilead Combination Products in the Shared Territory, including an annual review of results versus goals (as such goals are set forth in the Co-Promotion Plan(s)).

5.5 Sales and Distribution.

(a) Subject to Section 5.5(b), (i) Gilead shall be solely responsible for handling all returns, recalls, order processing, invoicing and collection, booking of sales, inventory and receivables for Licensed Products and Gilead Combination Products in the Territory; (ii) Galapagos shall not accept orders for Licensed Products or Gilead Combination Products or make sales for its own account or for Gilead’s account, and if Galapagos receives any order for Licensed Products or Gilead Combination Products in the Territory, it shall refer such orders to Gilead for acceptance or rejection; and (iii) Gilead shall be the sole Party responsible for the operational aspects of managing and carrying out managed care contracting and account management in the Territory and the negotiation of managed care arrangements.

(b) As shall be more fully set forth in the Co-Promotion Agreement and provided that nothing herein shall obligate Gilead to act in breach of its agreements in existence as of the Execution Date, if Galapagos exercises the Co-Promotion Option with respect to a Benelux Country: (i) Galapagos shall be solely responsible for handling all returns, recalls, order processing, invoicing and collection, booking of sales, inventory and receivables, and subject to the good faith consideration by Galapagos of input from Gilead, Distribution Matters for Licensed Products and Gilead Combination Products in such country, and (ii) Gilead shall not accept orders for applicable Licensed Products or applicable Gilead Combination Products or make sales for its own account or for Galapagos’ account, and if Gilead receives any order for applicable Licensed Products or applicable Gilead Combination Products in such country, it shall refer such orders to Galapagos for acceptance or rejection.

5.6 […***…].

ARTICLE 6

MANUFACTURE AND SUPPLY

6.1 General. Unless otherwise determined by the Parties, at and to the extent requested by Gilead, Galapagos shall, in accordance with customary terms and conditions to be negotiated and agreed between the Parties in a separate supply agreement, supply Licensed Products (as per the Manufacturing process and/or composition as existing at the Effective Date) for some or all of the Development of Licensed Products in the Territory following the Effective Date, and otherwise, Gilead shall be responsible for supply of all Licensed Compounds and Licensed Products for Development and Commercialization in the Territory.

6.2 Manufacturing Technology Transfer. Upon Gilead’s request, Galapagos shall transfer to Gilead all Information Controlled by Galapagos during the Term that is necessary or useful to enable the Manufacture of Licensed Products, and not previously transferred to Gilead under this Agreement, by providing copies or samples of relevant documentation, materials and other embodiments of such

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

Information, and by making available its qualified technical personnel on a reasonable basis to consult with Gilead with respect to such Information. Each such Information transfer requested by Gilead (“Technology Transfer”) shall be commenced within a mutually agreed time following Gilead’s request and conducted pursuant to a mutually-agreed technology transfer plan developed by the Parties for the purpose of ensuring the complete and timely transfer of such Information. Gilead will reimburse Galapagos for its out-of-pocket costs incurred in the course of such Technology Transfers, provided that such out-of-pocket Costs are incurred in accordance with the mutually-agreed technology transfer plan and Galapagos provides an invoice to Gilead evidencing such costs. Gilead shall pay such amounts within […***…] days of receipt of invoice therefor. Without limiting any other provision in this Agreement, Gilead shall have responsibility for and decision-making authority with respect to all formulation and Manufacturing matters

6.3 Supply Agreements. The Parties shall in good faith negotiate the terms under which either Party shall supply Licensed Compound and Licensed Products to the other Party for Development activities and such terms shall be set forth in a clinical supply agreement to be entered into between the Parties (the “Clinical Supply Agreement”).

6.4 Subcontractors; Affiliates. Each Party may perform any of its Manufacturing and supply obligations through one or more Third Parties; provided that (i) such Party remains responsible for the work allocated to, and payment to, such Third Party to the same extent it would if it had done such work itself; (ii) the Third Party undertakes in writing obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties with respect to Confidential Information pursuant to Article 12 hereof; and (iii) the applicable Party uses reasonable efforts to obtain from such Third Party in writing a covenant to assign or exclusively license back (with the right to sublicense) all intellectual property with respect to Licensed Products developed in the course of performing any such Manufacturing to such Party.

ARTICLE 7

LICENSES AND EXCLUSIVITY

7.1 Licenses to Gilead. Subject to the terms and conditions of this Agreement, Galapagos hereby grants Gilead, an exclusive, royalty-bearing, sublicensable (solely as permitted in accordance with Section 7.2) license under the Galapagos Technology to Exploit the Licensed Compound and Licensed Product in the Field in the Territory.

(a) Galapagos Retained Rights. Notwithstanding the exclusive license granted to Gilead pursuant to Section 7.1, Galapagos and its Affiliates shall retain, and have the right to sublicense to Third Parties in accordance with Section 7.2(a), the right under the Galapagos Technology to perform (or to have performed by permitted subcontractors hereunder) the activities assigned to it under this Agreement in accordance with the terms of this Agreement.

(b) Subject to the terms and conditions of this Agreement, Gilead hereby grants Galapagos a non-exclusive, sublicensable (solely as permitted in accordance with Section 7.2), royalty-free, fully-paid license under the Gilead Technology solely to conduct the activities assigned to Galapagos under the Agreement.

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

7.2 Sublicensing.

(a) Scope of Permissible Sublicensing.

(i) The licenses granted by Galapagos to Gilead under this Agreement may be sublicensed by Gilead without any requirement of consent, provided that Gilead shall be liable for any act or omission of any such Sublicensee that is a breach of any of Gilead’s obligations under this Agreement as though the same were a breach by Gilead, and Galapagos shall have the right to proceed directly against Gilead with respect to such breach without any obligation to first proceed against such Sublicensee.

(ii) Except with respect to (A) agreements with contract research organizations for performance of Clinical Trials which agreements Galapagos entered into prior to the Execution Date, or (B) agreements for performance of Clinical Trials with any entity set forth on Exhibit H, the (sub)licenses granted by Gilead to Galapagos in Section 7.1(a) may be sublicensed by Galapagos to a subcontractor to perform Galapagos’ assigned responsibilities under this Agreement upon prior consent of Gilead (such consent not to be unreasonably withheld, conditioned or delayed) and provided that (i) if Gilead fails to notify Galapagos of whether it grants such consent for such subcontractor within […***…] Business Days of Galapagos’ request, then Gilead shall be deemed to have granted such consent with respect to such subcontractor, and (ii) such agreements shall comply with Section 3.8. Galapagos shall be liable for any act or omission of any such Sublicensee that is a breach of any of Galapagos’s obligations under this Agreement as though the same were a breach by Galapagos, and Gilead shall have the right to proceed directly against Galapagos with respect to such breach without any obligation to first proceed against such Sublicensee.

(b) Sublicense Agreements. Gilead shall use reasonable efforts to provide that, in each agreement under which it grants a sublicense pursuant to Section 7.2(a)(i) under the license set forth in Section 7.1 (each, a “Sublicense Agreement”), such Sublicense Agreement requires the Sublicensee to provide the following to Galapagos if this Agreement terminates, and to Gilead if only such Sublicense Agreement terminates: (i) the assignment and transfer of ownership and possession of, or a right of reference to, all Regulatory Materials and Regulatory Approvals Controlled by such Sublicensee with respect to any Licensed Product (which assignment or right of reference may also be provided directly to Gilead prior to any such termination), but solely to the extent such assignment and transfer, or right of reference, would be required of Gilead under Section 15.6, and (ii) the assignment of, or a freely sublicensable exclusive license to, all intellectual property (including Patents) Controlled by such Sublicensee that covers or embodies a Licensed Product or its respective use, manufacture, sale, or importation and was conceived, discovered, developed or otherwise made by or on behalf of such Sublicensee during the exercise of its rights or fulfillment of its obligations pursuant to such Sublicense Agreement, but solely to the extent such assignment or exclusive license would be required of Gilead under Section 15.6(a). Each Sublicense Agreement shall be subject to the applicable terms and conditions of this Agreement. For clarity, in the case of any subcontractor, this Section 7.2(b) shall not apply but Gilead shall comply with Section 3.8.

7.3 Distributorships and Co-Promotion Rights.

(a) Distributorships. Gilead shall have the right to appoint its Affiliates, and Gilead and its Affiliates shall have the right, in their sole discretion, to appoint any other Persons, in any country(ies) in the Territory in accordance with Gilead’s typical practices for its proprietary products, to distribute, market, and sell Licensed Products in the Territory. If Gilead or any of its Affiliates appoints such a Person and such Person is not an Affiliate of Gilead, that Person shall be a “Distributor” for purposes of this Agreement. Any agreement between a Distributor and Gilead or its Affiliates regarding a Licensed Product shall be on commercially reasonable and arm’s length terms.

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

(b) Promotion Rights. For the avoidance of doubt, subject to Section 5.2(a), Gilead and its Affiliates shall have the right to co-promote the Licensed Products with any other Person(s), or to appoint one or more Third Parties to promote the Licensed Products without Galapagos, in all or any part of the Licensed Territory, and (ii) Gilead and its Affiliates shall have the right to co-promote the Licensed Products with any other Person(s) (in addition to Galapagos), or to appoint one or more Third Parties to promote the Licensed Products without Galapagos, in all or any part of the Shared Territory, to the extent permitted in the Shared Territory Commercialization Plan.

7.4 Negative Covenant. Each Party covenants that it will not knowingly use or practice any of the other Party’s intellectual property rights licensed to it under this Agreement other than for the purposes permitted in the applicable license grant.

7.5 No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party grants to the other Party any license, express or implied, under its intellectual property rights.

7.6 Exclusivity; Non-Compete.

(a) From the Effective Date until […***…], and subject to the terms of this Agreement, neither Galapagos, Gilead nor any of their respective Affiliates shall […***…], outside of the Collaboration conduct any […***…], including without limitation, […***…]. Notwithstanding the foregoing, Gilead (or Galapagos, as specifically requested by Gilead) may […***…], in all cases that are intended to support the Exploitation of Licensed Products or Gilead Combination Products.

(b) From the Effective Date until the […***…], and subject to the terms of this Agreement, neither Galapagos, Gilead nor any of their respective Affiliates shall […***…], outside of the Collaboration conduct any […***…]. For the avoidance of doubt, nothing in this Section 7.6, shall restrict either Party from conducting any […***…].

(c) Notwithstanding anything to the contrary, the Parties hereby agree and acknowledge that during […***…], subject to this Section 7.6(c), Galapagos and its Affiliates shall have the right to conduct […***…] with respect to Galapagos’ […***…], provided that (i) Galapagos shall not offer any Third Party rights in […***…] prior to […***…] (or enter into a negotiation therewith for any such rights), and (ii) if, at any time after the […***…] (the “ROFN Term”), Galapagos or any Affiliate intends to license any development or commercialization rights to […***…] to any Third Party to permit such Third Party to develop or commercialize […***…], then prior to negotiating with any Third Party for such rights, Galapagos shall first notify Gilead of its intent, provide to Gilead a copy of any available data with respect to such development of […***…] (the “Data Package”), and shall negotiate in good faith with Gilead for a period commencing upon the date Gilead receives the Data Package from Galapagos and expiring […***…] days thereafter (the “ROFN Negotiation Period”) with respect to mutually agreeable commercially reasonable terms for the acquisition by Gilead, by license or otherwise, of the right to develop or commercialize […***…]. All information provided by Galapagos to Gilead pursuant to this Section 7.6(c) shall constitute Galapagos’ Confidential Information. If Gilead does not elect to initiate negotiations during the ROFN Negotiation Period, the Parties do not enter into a written agreement within the ROFN Negotiation Period, or the ROFN Term expires, whichever is first, Galapagos shall be free to negotiate with a Third Party to permit such Third Party to develop or commercialize […***…], provided that Galapagos shall […***…].

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

ARTICLE 8

FINANCIALS

8.1 License Fee. In partial consideration of the license granted by Galapagos hereunder under Section 7.1 with respect to the Existing Galapagos Patents and the Galapagos Know-How (other than any Collaboration Know-How and Galapagos Foreground Know-How), Gilead shall pay to Galapagos a non-refundable, non-creditable license fee of Three Hundred Million Dollars ($300,000,000) no later than […***…] Business Days after the Effective Date.

8.2 Licensed Product Milestone Payments; Patent Costs.

(a) In partial consideration of the license granted by Galapagos hereunder under Section 7.1 with respect to the Existing Galapagos Patents and the Galapagos Know-How (other than any Collaboration Know-How and Galapagos Foreground Know-How), Gilead shall make milestone payments to Galapagos based on the first, but not any subsequent achievement by Gilead, its Affiliate or a Sublicensee of the development and regulatory milestone events in each indication as set forth in this Section 8.2(a) for Licensed Products.

Milestone Payment
Milestone Event	[...***...]	[...***...]	[...***...]	[...***...]

[...***...]	[...***...]	[...***...]	[...***...]	[...***...]

[...***...]	[...***...]	[...***...]	[...***...]	[...***...]

[...***...]	[...***...]	[...***...]	[...***...]	[...***...]

[...***...]	[...***...]	[...***...]	[...***...]	[...***...]

[...***...]	[...***...]	[...***...]	[...***...]	[...***...]

[...***...]	[...***...]	[...***...]	[...***...]	[...***...]

[…***…] in the immediately foregoing table shall have the defined meaning thereof set forth in Article 1. Each milestone in this Section 8.2(a) shall be paid only once during the Term. The maximum amount of payment to Galapagos pursuant to this Section 8.2(a) shall be […***…] dollars ($[…***…]). Gilead shall notify and pay to Galapagos the amounts set forth in this Section 8.2(a) within […***…] days after the achievement of the applicable milestone event by Gilead, its Affiliate or a Sublicensee. Each such payment shall be made by wire transfer of immediately available funds into an account designated by Galapagos. Each such payment is nonrefundable.

(b) Patent Costs. In addition, in partial consideration of the license granted by Galapagos hereunder under Section 7.1 with respect to the Existing Galapagos Patents and the Galapagos Know-How (other than any Collaboration Know-How and Galapagos Foreground Know-How), Gilead shall be responsible for […***…] of all Patent Costs incurred in connection with the filing, prosecution and maintenance activities as referred to in Section 9.2(a) for the Galapagos Patents. Galapagos shall invoice Gilead for Gilead’s share of such Patent Costs on a quarterly basis and shall include reasonable supporting documentation with respect to such Patent Costs with such invoice; Gilead shall pay any undisputed amounts of such invoices not later than […***…] days following Gilead’s receipt of the applicable invoice.

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

(c) Licensed Product Sales Milestone Payments.

(i) Events. In partial consideration of the license granted by Galapagos hereunder under Section 7.1 with respect to the Existing Galapagos Patents and the Galapagos Know-How (other than any Collaboration Know-How and Galapagos Foreground Know-How), Gilead shall make each of the sales milestone payments indicated below to Galapagos when aggregate annual Net Sales of all Licensed Products across all indications in the Territory in a given calendar year first reach the dollar values indicated below during the Term.

Aggregate Net Sales of Licensed Products in a Given Calendar Year of	Payment
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]

Each milestone in this Section 8.2(c) shall be paid only once during the Term. The maximum total amount of payment to Galapagos pursuant to this Section 8.2(c) shall be […***…] dollars ($[…***…]).

(ii) Notice; Payment. Gilead shall notify and pay to Galapagos the amounts set forth in this Section 8.2(c) within […***…] days after the end of the calendar quarter during which the applicable milestone event has been achieved. Each such payment shall be made by wire transfer of immediately available funds into an account designated by Galapagos. Each such payment is nonrefundable.

8.3 Licensed Product and Gilead Combination Product Royalties.

(a) Licensed Products. In partial consideration of the license granted by Galapagos under Section 7.1 with respect to the Existing Galapagos Patents and the Galapagos Know-How (other than any Collaboration Know-How and Galapagos Foreground Know-How), Gilead shall pay to Galapagos non-refundable royalties on the amount of aggregate Net Sales of Licensed Products in the Licensed Territory in each calendar year, as calculated by multiplying the applicable royalty rates set forth below by the corresponding amount of incremental Net Sales in the Licensed Territory of Licensed Product in such calendar year.

Net Sales of Licensed Products in the Licensed Territory	Royalty Rate
[...***...]	20%
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

By way of example, and without limitation, if the aggregate Net Sales of a Licensed Product in the Licensed Territory in a particular calendar year is $[…***…], the amount of royalties payable under this Section 8.3(a) shall be as follows: […***…].

(b) Gilead Combination Products. In partial consideration of the license granted by Galapagos under Section 7.1 with respect to the Existing Galapagos Patents and the Galapagos Know-How (other than any Collaboration Know-How and Galapagos Foreground Know-How), Gilead shall pay to Galapagos non-refundable royalties on the amount of aggregate Net Sales of Gilead Combination Products in the Territory in each calendar year, as calculated by multiplying […***…] by the corresponding amount of incremental Net Sales in the Territory of Gilead Combination Products in such calendar year.

Net Sales of Gilead Combination Products in the Territory	Royalty Rate
[...***...]	20%
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]

By way of example, and without limitation, if the aggregate Net Sales of a Gilead Combination Product in the Territory in a particular calendar year is $[…***…], and the […***…] for such Gilead Combination Product is […***…], then the amount of royalties payable under this Section 8.3(b) shall be as follows: […***…].

(c) Royalty Term. Royalties under Section 8.3(a) and Section 8.3(b) shall be payable, on a country-by-country basis, on the Net Sales of Licensed Products or Gilead Combination Products, as applicable, beginning on the First Commercial Sale of the first Licensed Product or Gilead Combination Product to launch in such country until […***…] (the “Royalty Term”).

(d) Additional Royalty Provisions. The royalties payable under Sections 8.3(a) and 8.3(b) will be subject to the following:

(i) Step Down. The operation of the following provisions of this Section 8.3(d)(i) shall apply only with respect to the first such provision to apply to a particular Licensed Product or a Gilead Combination Product in each country in the Territory, so that if the royalty rates have already been reduced to […***…] of the rates set forth in the applicable table in Section 8.3(a) or Section 8.3(b), with respect to a particular unit of a product sold to which such reduction applied, no further reduction of such rates shall take place pursuant to this Section 8.3(d)(i):

(A) […***…]

(B) […***…].

(ii) for clarity, the existence of a Valid Claim of a Gilead Patent in a country shall not affect the operation of Section 8.3(c); and

(iii) […***…].

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

(e) Compulsory License. If a Compulsory License is granted to a Third Party with respect to a Licensed Product or Gilead Combination Product, as applicable in any country in the Licensed Territory, and such Third Party actually sells such Licensed Product or Gilead Combination Product in the country under such Compulsory License, with a royalty rate lower than the royalty rate provided by this Section 8.3, then the Parties shall […***…]. For a Compulsory License regarding a Gilead Combination Product, the Parties’ respective share of Net Receipts will be adjustied according to the […***…] of such Gilead Combination Product.

8.4 Inclusion of Net Sales of Gilead Combination Products for Royalties and Sales Milestones. To the extent […***…] the […***…] of such Gilead Combination Product for such country shall be added to the Net Sales of Licensed Products for purposes of calculating the sales milestones, royalty rates and royalties pursuant to Sections 8.2(c) and 8.3(a) and such Net Sales corresponding to such […***…] shall not be counted as Net Sales of Gilead Combination Products for purposes of Section 8.3(b). Notwithstanding the foregoing […***…]. For purposes of this Section 8.4, […***…] for a Gilead Combination Product shall mean […***…].

8.5 Royalty Payments and Reports. Within […***…] Business Days following the end of each calendar quarter, Gilead shall provide to Galapagos a statement setting forth on a country-by-country basis good-faith estimates of the gross sales of Licensed Products or Gilead Combination Products, as applicable, in the Licensed Territory and an estimated calculation of Net Sales in the Licensed Territory with respect to such Licensed Product or Gilead Combination Product, in all cases, reported in United States dollar amounts as determined in accordance with Section 8.12. All amounts payable to Galapagos pursuant to Sections 8.3(a) and 8.3(b) shall be paid in U.S. dollars within […***…] days after the end of each calendar quarter with respect to Net Sales in such calendar quarter. Each payment of royalties due to Galapagos shall be accompanied by a statement, on a country-by-country basis, of the amount of gross sales of Licensed Products and Gilead Combination Products in the Licensed Territory, during the applicable calendar quarter, a calculation of Net Sales in the Licensed Territory with respect to Licensed Products and Gilead Combination Products showing with reasonable specificity the aggregate deductions from gross sales provided for in the definition of Net Sales during such calendar quarter, and a calculation of the amount of royalty payment due on such sales for such calendar quarter, in all cases, reported in United States dollar amounts as determined in accordance with Section 8.12.

8.6 Payments to Third Parties.

(a) Notwithstanding anything to the contrary herein, Galapagos shall solely be responsible for any payments due under the […***…] and the […***…].

(b) If a Third Party has or receives a Patent in any country that Covers the Exploitation of the Licensed Compound or Licensed Product anywhere in the Territory and the Joint Steering Committee determines that Gilead should obtain a license to such Patent as to one or more Licensed Products or Gilead Combination Products in one or more countries for a royalty or other payment to such Third Party (including that any Licensed Product or Gilead Combination Product at issue cannot be reasonably manufactured differently so as to avoid the requirement), Gilead may enter into such a license agreement, subject to the approval of the Joint Steering Committee, and may offset […***…] percent ([…***…]%) of any such royalties or payments to such Third Parties against any share of Operating Profits or royalties that would otherwise have been due to Galapagos for such Licensed Product or Gilead Combination Product in such country hereunder, up to a maximum of […***…] percent ([…***…]%) of such Operating Profits or royalties due to Galapagos.

8.7 Following Royalty Term. Upon expiration of the Royalty Term, Gilead’s licenses from Galapagos hereunder with respect to Licensed Products and Gilead Combination Products, as applicable, in such country, shall become fully paid-up, perpetual, and irrevocable.

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

8.8 Veterinary Products. In the event that Gilead enters into an agreement to sublicense rights under this Agreement to, or to otherwise collaborate with, a Third Party for Veterinary Uses, Gilead shall […***…] with Galapagos any upfront, milestone payments, royalties or other consideration received from such Third Party under such Agreement, and shall pay Galapagos’s share of any such payments in accordance with the terms of Section 8.2(c)(ii). […***…]. For a Gilead Combination Product sold for Veterinary Use, the Parties’ respective share of revenues will be adjustied according to the […***…] of such Gilead Combination Product.

8.9 Licensed Product Reconciliation of Shared Costs; Profit Sharing.

(a) The terms and conditions of this Section 8.9(a) shall govern the rights and obligations of Galapagos and Gilead with respect to Operating Profits (or Losses) relating to each Licensed Product in the Shared Territory. For clarity, Galapagos shall have no right to share Operating Profits, and no obligation to bear any Operating Losses, with respect to any Licensed Product in the Licensed Territory, and Galapagos shall instead be entitled to receive from Gilead royalties pursuant to Section 8.3(a) unless and until it exercised the Co-Promote Option.

(i) Share of Operating Profits and Operating Losses. For so long as any Licensed Product is being sold in the Shared Territory during the Term, Galapagos and Gilead shall share all Operating Profits and all Operating Losses (as applicable) for each Licensed Product in the Shared Territory on the basis of fifty percent (50%) to Gilead and fifty percent (50%) to Galapagos.

(ii) Calculation and Payment.

(A) Within […***…] Business Days after the end of the second (2nd) month of each calendar quarter beginning with the calendar quarter in which the First Commercial Sale of a Licensed Product occurs in the Shared Territory, Galapagos shall provide to Gilead a report in reasonable detail of any Costs of Goods Sold and Joint Commercialization Costs incurred by Galapagos in the last calendar month of the preceding quarter and the first two calendar months of the current quarter for each Licensed Product. The Galapagos Costs of Goods Sold and Joint Commercialization Costs so reported will be used for the calculation of the Operating Profits (Losses) in the Shared Territory.

(B) Within […***…] Business Days after the end of each calendar quarter beginning with the calendar quarter in which the First Commercial Sale of a Licensed Product occurs in the Shared Territory, Gilead shall report to the finance officer designated by Galapagos and a finance officer designated by Gilead (the “Finance Officers”) its Net Sales, and each of Galapagos and Gilead shall report to the Finance Officers its Cost of Goods Sold and Joint Commercialization Costs incurred by it in such calendar quarter for each Licensed Product. Each such report shall specify in reasonable detail all deductions allowed in the calculation of such Net Sales and all expenses included in the Cost of Goods Sold and Joint Commercialization Costs, and, if requested by Galapagos or Gilead, any invoices or other supporting documentation for any payments to a Third Party that individually exceed […***…] dollars or with respect to which documentation is otherwise reasonably requested shall be promptly provided.

(C) The Finance Officers shall compare the Parties’ respective Joint Commercialization Costs against the Shared Territory Commercialization Budget prepared by Gilead and reviewed by the JCPT pursuant to Section 2.6(a), and provided (1) there are no cost overruns noted from such comparison that, in the aggregate for the then-current calendar year, are greater than […***…] percent ([…***…]%) of the applicable aggregate amounts in such Shared

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

Territory Commercialization Budget, and (2) no costs are included on items not in the Shared Territory Commercialization Budget within […***…] Business Days after receipt of such reports, the Finance Officers shall confer and agree upon in writing a consolidated financial statement setting forth the Operating Profit or Operating Loss for such calendar quarter for such Licensed Product in the Shared Territory based on the numbers reported by the Parties and calculating each Party’s share of such Operating Profit or Operating Loss; and

(D) if there is a cost overrun by a Party noted from such comparison that, in the aggregate for the then-current calendar year, is greater than […***…] percent ([…***…]%) of the applicable aggregate amounts in such Budget or items not in the Shared Territory Commercialization Budget, the Finance Officers shall deduct any amounts in excess of such […***…] percent ([…***…]%) or related to items not in the Shared Territory Commercialization Budget, and thereafter until the end of the then-current calendar year shall not include any further overrun amounts in such Party’s share of the Joint Commercialization Cost.

(E) Within […***…] days after such […***…] Business Day conferral period, Galapagos or Gilead, as applicable, shall make a payment to Gilead or Galapagos respectively, as applicable, so that each of Galapagos and Gilead has been compensated for its respective share of such Operating Profits, or has borne its respective share of such Operating Loss, as applicable, after giving effect to the Net Sales invoiced by Gilead and the Cost of Goods Sold and Joint Commercialization Costs incurred by Galapagos and Gilead with respect to such Licensed Product in such calendar quarter; provided, however, that in the event of any disagreement with respect to the calculation of such payment, any undisputed portion of such payment shall be paid in accordance with the foregoing timetable and the remaining, disputed portion shall be paid within […***…] days after the date on which Galapagos and Gilead, using good faith efforts, resolve the dispute.

(F) In addition, following the Effective Date, each Party shall consider in good faith other reasonable procedures proposed by the other Party for sharing financial information in order to permit each Party to close its books periodically in a timely manner. For the avoidance of doubt, no cost or expense shall be counted more than once in calculating the Cost of Goods Sold or Joint Commercialization Costs, even if such cost or expense falls into more than one of the cost categories that comprise the Cost of Goods Sold or Joint Commercialization Costs.

(iii) Consistency with Accounting Treatment. All calculations of Joint Commercialization Costs, Operating Profit and Operating Loss hereunder shall be made in accordance with GAAP, including the provisions thereof regarding expense recognition, as applied by Galapagos and Gilead consistently with their application in their respective financial reporting.

8.10 Development Cost Overruns. If, at any time and solely to the extent that, the aggregate Development Costs exceed […***…].

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

8.11 Taxes

(a) Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the collaborative efforts of the Parties under this Agreement.

(b) Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made between the Parties under this Agreement. Without limiting the generality of the foregoing, Galapagos shall provide Gilead any tax forms and other information that may be reasonably necessary in order to support its claim of no-withholding or reduced withholding based on an applicable treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

(c) Payment of Tax. It is understood and agreed between the Parties that any payments made by Gilead under this Agreement are exclusive of any value added tax (“VAT”) or similar tax imposed upon such payments. Where VAT is properly added to a payment made under this Agreement, Gilead will pay the amount of VAT only on receipt of a valid tax invoice issued in accordance with Applicable Law. In addition, to the extent Gilead is required by Applicable Law to deduct and withhold taxes on any payment to Galapagos, Gilead shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly (within […***…] days of payment) transmit to Galapagos an official tax certificate or other evidence of such withholding sufficient to enable Galapagos to claim credit for such payment of taxes.

8.12 Foreign Exchange. All payments shall be paid in US Dollars. For purpose of computing such payments, the Net Sales of Licensed Products in countries other than the United States shall be converted into US Dollars in accordance with Gilead’s standard practices used in preparing its audited financial statements for the applicable quarter. Gilead’s standard worldwide currency conversion methodology on the Effective Date is […***…]. Gilead shall inform Galapagos of any changes to its standard worldwide currency conversion methodology prior to any such changes becoming effective.

8.13 Late Payments. If a Party does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to such Party from the due date until the date of payment at a per-annum rate of […***…] percent ([…***…]%) above the prime rate as reported in The Wall Street Journal, Eastern Edition, or the maximum rate allowable by Applicable Law, whichever is less.

8.14 Financial Records; Audits. Each Party and its Affiliates shall use all reasonable efforts to maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of the amount to be reimbursed, pursuant to this Article 8, with respect to Development Costs, Joint Commercialization Costs, or other amounts to be reimbursed, credited, offset or shared hereunder incurred or generated (as applicable) by such Party’s or Affiliate’s achievement of sales milestones, royalty payments and other compensation or reimbursement payable under this Agreement. Upon reasonable prior notice, such records shall be open during regular business hours for a period of […***…] years from the creation of individual records for examination at the auditing Party’s expense, and not more often than once each calendar year, by an independent certified public accountant selected by the

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

auditing Party and reasonably acceptable to the audited Party or Affiliate for the sole purpose of verifying for the auditing Party the accuracy of the financial statements or reports or sales milestone notices furnished by the audited Party or Affiliate pursuant to this Agreement or of any payments made, or required to be made, by or to the audited Party or Affiliate to the other pursuant to this Agreement. Any such auditor shall not disclose the audited Party’s or Affiliate’s confidential information to the auditing Party, but shall, instead, report that there was or was not a discrepancy uncovered by the audit and if such a discrepancy was uncovered, the amount and direction of it. Any amounts shown to be owed but unpaid, or overpaid and in need of reimbursement, shall be paid or refunded (as the case may be) within […***…] days after the accountant’s report, plus interest (as set forth in Section 8.14) from the original due date (unless challenged in good faith by the audited Party, in which case any undisputed portion shall be paid in accordance with the foregoing timetable, any dispute with respect to such challenge shall be resolved in accordance with Article 14, any remaining disputed portion shall be paid within […***…] days after resolution of the dispute, and interest shall not accrue with respect to the disputed portion during the period of time the dispute is being resolved). The auditing Party shall bear the full cost of such audit unless such audit reveals an overpayment to, or an underpayment by, the audited Party or Affiliate that resulted from a discrepancy in a report that the audited Party or Affiliate provided to the other Party during the applicable audit period, which underpayment or overpayment was more than […***…] percent ([…***…]%) of the amount set forth in such report, in which case the audited Party or Affiliate shall bear the full cost of such audit. Each Party, at the request of the other Party, shall make available to the other Party the results of any audit performed by the non-requesting Party on such non-requesting Party’s Sublicensees hereunder.

8.15 Manner and Place of Payment. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Galapagos or Gilead (as applicable), unless otherwise specified in writing by such Party.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1 Ownership of Inventions. Subject to the remainder of this Section 9.1, ownership of intellectual property developed during the term of the Agreement by either Party alone or by the Parties together will be in accordance with U.S. laws as to inventorship and ownership of intellectual property:

(a) Subject to Section 9.1(b), as between the Parties, Galapagos shall solely own all right, title and interest in and to all Collaboration Know-How and all Galapagos Foreground Know-How and all Patents arising from any such Collaboration Know-How or Galapagos Foreground Know How (the “Collaboration Patents”), and all right, title and interest in and to all Collaboration Know-How and shall automatically vest solely in Galapagos, and Collaboration Know-How and Galapagos Foreground Know-how shall be deemed Galapagos’ Confidential Information. Gilead, for itself and on behalf of its Affiliates and employees, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign), to Galapagos all right, title and interest in and to Collaboration Know-How. Gilead shall cooperate, and shall cause the foregoing persons and entities to cooperate, with Galapagos to effectuate and perfect the foregoing ownership, including by promptly executing and recording assignments and other documents consistent with such ownership.

(b) As between the Parties, Gilead shall solely own all right, title and interest in and to (i) all Information conceived, discovered, developed or otherwise made in performing the activities under this Agreement (including performance of the Development Plan or Shared Territory Commercialization Plan), whether solely by one Party or jointly by the Parties, in each case optionally with their Affiliates or any Third Parties or any employees, consultants or agents of any of the foregoing

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

to the extent relating to a Gilead Combination Product (the “Gilead Combination Know-How”) and all Patents arising from such Gilead Combination Know-How (the “Gilead Combination Patents”) (collectively, “Gilead Combination Technology”) and (ii) all Gilead Foreground Know-How and all Patents arising from such Gilead Foreground Know-How (such patents, together with the Gilead Combination Patents, the “Gilead Foreground Patents”). Gilead Combination Know-How and Gilead Foreground Know-How shall be deemed Gilead’s Confidential Information. Galapagos shall promptly disclose to Gilead any Gilead Combination Technology conceived, discovered, developed or otherwise made by or on behalf of Galapagos, and shall provide Gilead such documentation regarding same as Gilead may reasonably request. Galapagos, for itself and on behalf of its Affiliates and employees, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign), to Gilead all right, title and interest in and to Gilead Combination Technology (unless already owned by Gilead). Galapagos shall cooperate, and shall cause the foregoing persons and entities to cooperate, with Gilead to effectuate and perfect the foregoing ownership, including by promptly executing and recording assignments and other documents consistent with such ownership.

(c) As between the Parties, the Parties shall jointly own all right, title and interest in and to all Joint Foreground Know-How and all Patents arising from such Joint Foreground Know-How (the “Joint Patents”). The rights of the Parties as joint owners shall be determined in accordance with this Agreement and the Applicable Laws of the United States.

(d) This Agreement shall be understood to be a joint research agreement in accordance with 35 U.S.C. §103(c) or 35 U.S.C. §102(c), as applicable, to Develop and Commercialize Licensed Compound or Licensed Products, provided that neither Party shall (i) unilaterally invoke the protections of or (ii) be required by this reference to have any Patent take advantage of or become subject to, such §103(c)(3) or 35 U.S.C. §102(c), as applicable, except with the prior written consent of the other Party.

9.2 Prosecution of Patents

(a) Galapagos Patents. Galapagos shall have the first right and authority to prepare, file, prosecute (including any opposition in the European Patent Office but not including the defense of any Inter Partes Reviews, Post Grant Reviews, interferences, reissue proceedings, reexaminations and other post-grant proceedings originating in a patent office, which proceedings shall be treated as though an enforcement right subject to Section 9.3) and maintain the Galapagos Patents in any jurisdiction in the Territory using counsel of its choice, unless there is a conflict between said counsel and Gilead, in which case new counsel may be selected who are reasonably acceptable to Gilead. Galapagos shall keep Gilead reasonably informed of all material matters relating to the preparation, filing, prosecution and maintenance of the Galapagos Patents in the Territory (including providing Gilead with copies of all material submissions with the applicable patent office from countries or corresponding authorities within the Territory) and shall reasonably consider in good faith any comments provided by Gilead with respect to such submissions. The Parties shall […***…] all Patent Costs incurred in connection with the filing, prosecution and maintenance foregoing activities for the Galapagos Patents without reimbursement by Galapagos. In the event that Gilead elects not to continue sharing such Patent Costs for any Patent within the Galapagos Patents, Gilead shall provide Galapagos with at least […***…] days written notice thereof, and such Patent shall be removed from the definition of Galapagos Patents under this Agreement and the licenses granted to Gilead and its Affiliates as to such rights shall terminate. In the event that Galapagos elects not to maintain patent protection on any Galapagos Patents, unless such Galapagos Patents are within […***…] (as identified in Exhibit B as […***…]) (the “[…***…]”) Galapagos shall notify Gilead at least […***…] days before any such Galapagos Patents would become abandoned or otherwise forfeited, and, unless Galapagos has a bona fide strategic reason for such election and considers, reasonably and in good faith, all input received from Gilead, (i) Gilead shall have the right to assume preparation, filing,

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

prosecution and maintenance and all related costs of such Galapagos Patents, and (ii) if Gilead so assumes prosecution, then unless it is not possible to assign such Patent to Gilead, Galapagos shall promptly assign to Gilead all right title and interest therein, (iii) the Patent Costs for any Patent assigned to Gilead being the sole responsibility of Gilead in view of such Patent no longer being a Galapagos Patent, (iv) the Patent Costs of any such unassignable Patent continuing to be […***…] between the Parties, and (v) […***…].

(b) Gilead Foreground Patents and Gilead Combination Patents. Gilead shall have the sole right and authority to prepare, file, prosecute (including any oppositions, interferences, reissue proceedings, reexaminations and other post-grant proceedings) and maintain the Gilead Foreground Patents and Gilead Combination Patents in any jurisdiction in the Territory using counsel of its choice. Gilead shall be solely responsible for all Patent Costs incurred in connection with the foregoing activities for the Gilead Foreground Patents and Gilead Combination Patents without reimbursement by Galapagos. Gilead shall keep Galapagos reasonably informed of all material matters relating to the preparation, filing, prosecution and maintenance of the Gilead Foreground Patents and Gilead Combination Patents in the Major Markets (including providing Gilead with copies of all material correspondence with the applicable patent office from countries or corresponding authorities within the Major Markets) to the extent reasonably related to the Licensed Compound, and shall reasonably consider in good faith any comments provided by Galapagos with respect to such submissions. Galapagos shall bear any costs and expenses it may incur in connection with its review and consultation concerning any such Gilead Foreground Patents and Gilead Combination Patents.

(c) Joint Patents. Galapagos shall have the first right and authority to prepare, file, prosecute (including any opposition in the European Patent Office but not including the defense of any Inter Partes Reviews, Post Grant Reviews, interferences, reissue proceedings, reexaminations and other post-grant proceedings originating in a patent office, which proceedings shall be treated as though an enforcement right subject to Section 9.3) and maintain the Joint Patents in any jurisdiction in the Territory using counsel of its choice. The Parties shall […***…] all Patent Costs incurred in connection with the foregoing activities for the Joint Patents. Galapagos shall keep Gilead reasonably informed of all material matters relating to the preparation, filing, prosecution and maintenance of the Joint Patents in the Major Markets (including providing Gilead with copies of all material correspondence with the applicable patent office from countries or corresponding authorities within the Major Markets) and shall reasonably consider in good faith any comments provided by Gilead with respect to such submissions. In the event that either Party elects not to continue sharing such Patent Costs for any Patent within the Joint Patents, such Party shall notify the other Party, and:

(i) if such notifying Party is Galapagos, (A) Galapagos shall provide Gilead with at least […***…] days written notification thereof prior to any date of an action needed to maintain material rights in such Patent, (B) Gilead shall have the right, but not the obligation, to assume preparation, filing, prosecution and maintenance and all related Patent Costs of such Joint Patent by written notice to Galapagos not later than […***…] days following such written notification from Galapagos, and (C) if Gilead so assumes prosecution, then Galapagos shall promptly assign to Gilead all right title and interest therein; and

(ii) if such notifying Party is Gilead (A) Galapagos shall have the right to assume preparation, filing, prosecution and maintenance and all related Patent Costs of such Joint Patents by written notice to Gilead not later than […***…] days following such notification from Gilead, and (B) if Galapagos so assumes prosecution, then Gilead shall promptly assign to Gilead all right title and interest therein.

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

(d) Cooperation in Prosecution. Each Party shall provide the other Party all reasonable notice, assistance and cooperation in the Patent prosecution efforts provided above in this Section 9.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

(e) Patent Term Extensions. Galapagos shall have the sole right, but agrees to consult with Gilead, to apply for and obtain any patent term extension or related extension of rights, including supplementary protection certificates and similar rights, for any Galapagos Patents anywhere in the Territory. Gilead shall have lead responsibility, in consultation with Galapagos, for applying for and obtaining any patent term extension or related extension of rights, including supplementary protection certificates and similar rights, for any Joint Patents, Gilead Foreground Patents and Gilead Combination Patents anywhere in the Territory. If the Parties disagree on the appropriate strategy with respect to such an extension of the Galapagos Patents or Gilead Combination Patents, the disagreement shall be resolved by the JSC. If the JSC is unable to reach consensus on the strategy, […***…]. Each Party shall provide reasonable assistance to the other Party in connection with obtaining any such extensions for the Galapagos Patents and Gilead Combination Patents consistent with such strategy. To the extent reasonably and legally required in order to obtain any such extension in a particular country, each Party shall make available to the other a copy of the necessary documentation to enable such other Party to use the same for the purpose of obtaining the extension in such country.

(f) Orange Book Listings. Gilead shall have lead responsibility for making any filing with respect to any Galapagos Patent or any Gilead Combination Patent in connection with the FDA’s Orange Book, under the national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 or other international equivalents. Gilead shall consult with Galapagos regarding the strategy therefor. If the Parties disagree on the appropriate strategy with respect to such a filing, the disagreement shall be resolved by the JSC. If the JSC is unable to reach consensus on the strategy, […***…]. Each Party shall provide reasonable assistance to the other Party in connection with any such filing.

(g) EU Patent Matters. In addition the Parties shall discuss and agree what patent application filing strategy should be adopted within the European Union, in particular following the coming into force of regulations implementing a unitary patent regime throughout the European Union and whether patents either for individual EU countries or European Patents with Unitary Effect should be opted-in, or opted out (and potentially then opted back in) to the exclusive competence of the Unified Patent Court.

9.3 Infringement by Third Parties.

(a) Notification. If either Party becomes aware of any infringement, threatened infringement, or alleged infringement (i) of any Galapagos Patent, Joint Patent or any Gilead Combination Patent by a Third Party conducting the manufacture, use, marketing, or sale of a product falling within the scope of the exclusive license granted to Gilead under Section 7.1, (ii) within the scope of a Valid Claim under a Gilead Combination Patent, or (iii) as a result of a notification to a Party or its Affiliate pursuant to Sections 505(j) or 355(b)(2) of the Act (21 U.S.C. § 355(j) and 21 U.S.C. § 355(b)(2)) or a foreign equivalent, of an application for approval of a Generic Product (each, a “Product Infringement”), then each Party shall promptly notify the other Party in writing thereof and provide evidence in such Party’s possession demonstrating such threatened, alleged or actual infringement or such use.

(b) Enforcement Rights. Without the prior written consent of the other Party, neither Party shall have a right to bring suit or other action to abate an infringement of a Galapagos Patent (excluding […***…]), Joint Patent or Gilead Foreground Patent (collectively, the “Program Patents”), which infringement is not a Product Infringement. Gilead shall have the first right, but not the obligation, to bring a suit or other action to abate any Product Infringement, under the Program Patents (other than […***…]). With respect to […***…], Galapagos shall have the sole right, but not the obligation, to bring

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

a suit or other action to abate any Product Infringement. Galapagos shall cooperate fully as may be reasonably requested by Gilead, upon reasonable notice, to maintain such suit or other action, by executing and making available such documents as Gilead may reasonably request, and by performing all other acts which are or may become reasonably necessary to vest in Gilead the right to institute any such suit or other action, including by being joined in such action and using commercially reasonable efforts to obtain any necessary joinder or cooperation in any such suit or other action from any applicable Third Parties. Gilead shall not enter into any settlement or transaction agreement with a Third Party that reduces the scope of or admits invalidity or unenforceability of any Program Patent claims in a manner that will cause material harm to Galapagos, without the prior written consent of Galapagos. Notwithstanding the foregoing, if Gilead does not inform Galapagos that it intends to take such measures with respect to such Product Infringement within […***…] days after Gilead’s receipt of a notice of infringement pursuant to Section 9.3(a), then Galapagos will have the second right, but not the obligation, to initiate such Product Infringement action or take other measures.

(c) Gilead shall have the sole right, but not the obligation, to bring a suit or other action to abate any infringement, under the Gilead Combination Patents. To the extent such action is a Product Infringement, Galapagos shall cooperate fully as may be reasonably requested by Gilead, upon reasonable notice, to maintain such suit or other action, by executing and making available such documents as Gilead may reasonably request, and by performing all other acts which are or may become reasonably necessary to vest in Gilead the right to institute any such suit or other action, including by being joined to such action if so requested and by using commercially reasonable efforts to obtain any necessary joinder or cooperation in any such suit or other action from any applicable Third Parties.

(d) Settlement. Without the prior written consent of the other Party, neither Party shall settle any claim, suit or action that it brought under Section 9.3(b) involving Program Patents in any manner that would materially limit the rights or materially expand the obligations of the other Party under this Agreement or the Ancillary Agreements or would expressly admit any liability by the other Party.

(e) Expenses and Recoveries. A Party bringing a claim, suit or action under Section 9.3(b) against any person or entity engaged in Product Infringement of the Galapagos Patents shall be solely responsible for any expenses incurred by such Party as a result of such claim, suit or action, except that where Gilead requests Galapagos to bring suit under […***…], and Galapagos agrees to do so, then Gilead shall be responsible for all costs and expenses of any such suit or other action. If such Party recovers monetary damages from such Third Party in such suit or action, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation, and any remaining amount shall be distributed as follows: […***…].

9.4 Defense of Program Patents. To the extent any Party receives notice by counterclaim, or otherwise, alleging the invalidity or unenforceability of any Program Patent, it shall bring such fact to the attention of the other Party, including all relevant information related to such claim. The Parties, through the JSC, shall discuss such claim. Where such allegation is made in a Inter Partes Review, Post Grant Review, interference, or other patent office proceeding other than an opposition in the European Patent Office, or where such allegation is made in a counterclaim to a suit or other action brought under Section 9.3, the provisions of Section 9.3 as applicable to a Product Infringement shall apply, and in the case of an opposition in the European Patent Office, the provisions of Section 9.2 shall apply. In the event Gilead does not elect to defend an action with respect to any Program Patent under this Section 9.4, it shall so notify Galapagos in writing, and Galapagos shall have the right to so defend such action, at Galapagos’ expense. Each Party shall provide to the Party defending any such rights under this Section 9.4 all reasonable assistance in such enforcement, at such defending Party’s request and expense. The defending Party shall keep the other Party regularly informed of the status and progress of such efforts, and shall reasonably consider the other Party’s comments on any such efforts.

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

9.5 Defense of Gilead Combination Patents. To the extent any Party receives notice by counterclaim, or otherwise, alleging the invalidity or unenforceability of any Gilead Combination Patent, it shall bring such fact to the attention of the other Party, including all relevant information related to such claim. The Parties, through the JSC, shall discuss such claim. Gilead shall have the sole right, but not the obligation, to respond to any such challenge. Galapagos shall provide Gilead all reasonable assistance in such enforcement, at Gilead’s request and expense. Gilead shall keep Galapagos regularly informed of the status and progress of such efforts.

9.6 Defense of Infringement Actions. During the Term, each Party shall bring to the attention of the other Party all information regarding potential infringement or any claim of infringement of Third Party intellectual property rights in connection with the development, manufacture, use, importation, offer for sale, or sale of Licensed Products in the Territory. The Parties shall discuss such information and decide how to handle such matter, with Gilead having final authority to decide in the event of a disagreement. Subject to Article 11, Gilead shall have the first right to defend any such action that relates to a Licensed Product or Gilead Combination Product, and otherwise, each Party shall be solely responsible for defending any action, suit, or other proceeding brought against it alleging infringement of Third Party intellectual property rights in connection with its activities under this Agreement, and the other Party shall reasonably cooperate with such Party (including by being joined to such action if so requested and by using commercially reasonable efforts to obtain any necessary joinder or cooperation in any such suit or other action from any applicable Third Parties) in connection with defense of such action, suit or proceeding, and if an action, suit or other proceeding is brought against both Parties, then Gilead shall be responsible for defending such action, suit or other proceeding. This Section 9.6 shall not be interpreted as placing on either Party a duty of inquiry regarding Third Party intellectual property rights.

9.7 Patent Marking. Gilead shall, and shall require its Affiliates and Sublicensees to, use Commercially Reasonable Efforts to mark Licensed Products sold by it hereunder (in a reasonable manner consistent with industry custom and practice) with appropriate patent numbers or indicia to the extent permitted by Applicable Law, in those countries in which such markings or such notices impact recoveries of damages or equitable remedies available with respect to infringements of patents.

9.8 Personnel Obligations. Prior to beginning work under this Agreement relating to any research, preclinical development, Development or Commercialization of a Licensed Compound or Licensed Product, each employee of Gilead or Galapagos or of either Party’s respective Affiliates shall be bound by non-disclosure and invention assignment obligations which are consistent with the obligations of Gilead or Galapagos, as appropriate, in this Article 9, to the extent permitted by Applicable Law, including: (a) promptly reporting any invention, discovery, process or other intellectual property right; (b) assigning to Gilead or Galapagos, as appropriate, all of his or her right, title and interest in and to any invention, discovery, process or other intellectual property right; (c) in the case of employees working in the United States, taking actions reasonably necessary to secure patent protection; (d) performing all acts and signing, executing, acknowledging and delivering any and all documents required for effecting the obligations and purposes of this Agreement; and (e) abiding by the obligations of confidentiality and non-use set forth in Article 12. It is understood and agreed that such non-disclosure and invention assignment agreement need not reference or be specific to this Agreement.

9.9 Trademarks. Gilead shall be responsible for the selection, registration, maintenance and defense of all trademarks for use in connection with the sale or marketing of Licensed Products in the Field in the Territory (the “Marks”). The fees and expenses incurred in connection therewith for Marks applicable to Licensed Product in the Territory shall be the responsibility of Gilead. All uses of the Marks shall be reviewed by the JCC and shall comply with Applicable Law (including those laws and regulations particularly applying to the proper use and designation of trademarks in the applicable countries). Neither Party shall, without the other Party’s prior written consent, use any trademarks or house marks of the other Party (including the other Party’s corporate name), or marks confusingly similar thereto, in connection with such Party’s marketing or promotion of Licensed Products under this Agreement, except as may be expressly authorized in connection with activities under Section 5.2(a) or Section 5.3 or any Co-Promotion Agreement and except to the extent required to comply with Applicable Law, Gilead shall own all Marks with respect to the Licensed Products. In addition to the Marks, each package of a Licensed Product sold in the Shared Territory, if requested by Galapagos and permitted by Applicable Law (including approval by all applicable Regulatory Authorities), shall be labeled with Galapagos’s corporate name or logo in a manner determined by the JCC.

9.10 Confirmatory Patent Licenses. Each Party shall, if so requested by the other Party, promptly enter into confirmatory license agreements, in a form consistent with the terms of this Agreement and reasonably acceptable to the Parties, for purposes of recording the licenses granted under this Agreement with patent offices in the Territory. Each Party shall bear its own filing costs and any costs of outside counsel or experts required with respect to such recordations.

9.11 Patent Committee. Promptly (but no later than […***…] days) after the Effective Date, the Parties will establish a patent committee (the “Patent Committee”). The purpose of the Patent Committee is to facilitate the discussion and coordination of (a) strategies regarding intellectual property, and (b) prosecution and maintenance, enforcement and defense matters in accordance with and subject to the terms of this Agreement. The Patent Committee will meet on a quarterly basis or as otherwise agreed by the Parties. All final decisions related to the prosecution and maintenance, enforcement or defense of any Patent will be made by the Party with the right to control such prosecution and maintenance, enforcement or defense, as applicable, as set forth in this Article 9.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES AND COVENANTS

10.1 Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as of the Effective Date as follows:

(a) Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b) Authority and Binding Agreement. Except as set forth in this Section 10.1(b), (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms. Notwithstanding the foregoing, Galapagos undertakes (A) to submit a proposal to its shareholders to ratify Section 15.6 of this Agreement at Galapagos’ next annual shareholders’ meeting to be held on 26 April 2016, and (B) subject to having obtained such shareholder approval in accordance with (A), to file such resolution with the clerk’s office of the commercial court of Antwerp (division Mechelen), Belgium, in accordance with section 556 of the Belgian Companies Code.

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

(c) No Conflict. It is not a party to and will not enter into any agreement that would prevent it from granting the rights or exclusivity granted or intended to be granted to the other Party under this Agreement or performing its obligations under this Agreement.

(d) No Debarment. Such Party is not debarred, has not been convicted, and is not subject to debarment or conviction pursuant to Section 306 of the FD&C Act. In the course of the Development of the Licensed Compound, Licensed Products or Gilead Combination Products, such Party has not used prior to the Effective Date and shall not use, during the Term, any employee, agent or independent contractor who has been debarred by any Regulatory Authority, or, to the best of such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority or has been convicted pursuant to Section 306 of the FD&C Act.

(e) Anti-Corruption. Such Party, its Affiliates and their respective directors, officers, employees, agents or other persons or entities acting on its behalf (all the foregoing collectively “Representatives”) have conducted and will conduct their businesses in compliance with the Foreign Corrupt Practices Act of 1977, as amended (such act, including the rules and regulations thereunder, the “FCPA”), the UK Bribery Act of 2010 (“Bribery Act”) and any other applicable anti-corruption laws, rules or regulations (collectively, “Anti-Corruption Laws”). Without limiting the generality of the foregoing, such Party represents and warrants that it has and will have necessary procedures in place to prevent bribery and corrupt conduct by it and its Representatives.

10.2 Representations, Warranties and Covenants by Galapagos. Galapagos hereby represents, warrants and covenants to Gilead, as of the Effective Date, as follows, except as set forth otherwise in the Specific Disclosures:

(a) Title; Encumbrances. Galapagos owns or has a valid right to use the Galapagos Technology existing as of the Effective Date, including the Existing Galapagos Patents, provided, however, that the foregoing shall not constitute a representation or warranty of non-infringement of a Third Party’s intellectual property rights. Galapagos has the right to grant the licenses to Gilead as purported to be granted pursuant to this Agreement. Neither Galapagos nor any of its Affiliates has entered into any agreement (other than agreements with subcontractors) granting any right, interest or claim in or to, any Galapagos Patents or Galapagos Know-How to any Third Party that would conflict with the licenses to Gilead as purported to be granted pursuant to this Agreement.

(b) All Existing Galapagos Patents are listed on Exhibit B. All Existing Galapagos Patents are subsisting and are not invalid or unenforceable, in whole or in part, are being prosecuted in the patent offices indicated on Exhibit B in accordance with Applicable Law, and all applicable fees have been paid on or before the Effective Date. The Existing Galapagos Patents represent all Patents within Galapagos’ or its Affiliates’ ownership or Control that Galapagos reasonable believes include claims covering the making, using, and composition of matter of the Licensed Compounds or the Licensed Products, or the Exploitation thereof, as of the Effective Date. Galapagos has properly recorded in the relevant U.S. and foreign patent offices the assignments, or other necessary documents, supporting its legal title to the Galapagos Patents. To the Galapagos’ Knowledge, Galapagos and its Affiliates have presented, or will present prior to the pertinent patent office deadlines, all relevant references, documents, or information of which it and the inventors are aware to the relevant patent examiner at the pertinent patent office, in connection with the prosecution of the pending patent applications included in the Existing Galapagos Patents.

(c) To Galapagos’ Knowledge, there are no claims, judgments, or settlements against, or amounts with respect thereto, owed by Galapagos or any of its Affiliates relating to the Existing Regulatory Documentation, the Existing Galapagos Patents, or the Galapagos Know-How. No claim or litigation has been brought or threatened in writing by any Person against Galapagos alleging, and Galapagos has no Knowledge of any reasonable basis for any such claim or allegation, whether or not asserted, that (i) the Galapagos Patents or the Galapagos Know-How are invalid or unenforceable, or (ii) the Existing Regulatory Documentation, the Galapagos Patents, or the Galapagos Know-How, or the disclosing, copying, making, assigning, or licensing of the Existing Regulatory Documentation, the Galapagos Patents, or the Galapagos Know-How, or the Development, Manufacture, Commercialization or other Exploitation of the Licensed Compounds or Licensed Products as contemplated herein, does or will violate, infringe, misappropriate or otherwise conflict or interfere with, any Patent or other intellectual property or proprietary right of any Third Party.

(d) To Galapagos’s Knowledge, no Person is infringing or threatening to infringe or misappropriating or threatening to misappropriate the Galapagos Patents, the Galapagos Know-How, or the Regulatory Documentation. To Galapagos’ Knowledge, there are no activities by Third Parties that would constitute infringement or misappropriation of the Galapagos Technology (in the case of pending claims, evaluating them as if issued).

(e) Each Person who, to Galapagos’s Knowledge, has or has had any rights in or to any Existing Galapagos Patents or any Galapagos Know-How, has assigned and has executed an agreement assigning its entire right, title, and interest in and to such Existing Galapagos Patents and Galapagos Know-How to Galapagos. To Galapagos’s Knowledge, no current officer, employee, agent, or consultant of Galapagos or any of its Affiliates is in violation of any term of any assignment or other agreement regarding the protection of Patents or other intellectual property or proprietary information of Galapagos or such Affiliate or of any employment contract relating to the relationship of any such Person with Galapagos.

(f) None of the intellectual property rights licensed hereunder by Galapagos to Gilead and existing as of the Effective Date are owned or Controlled in whole or in part by any Third Party.

(g) To Galapagos’s Knowledge, all works of authorship and all other materials subject to copyright protection included in Galapagos Know-How are original and were either created by employees of Galapagos or its Affiliates within the scope of their employment or are otherwise works made for hire, or all right, title, and interest in and to such materials have been legally and fully assigned and transferred to Galapagos or such Affiliate, and all rights in all inventions and discoveries, made, developed, or conceived by any employee or independent contractor of Galapagos or any of its Affiliates during the course of their employment (or other retention) by Galapagos or such Affiliate, and relating to or included in Galapagos Know-How or that are the subject of one or more Existing Galapagos Patents have been or will be assigned in writing to Galapagos or such Affiliate.

(h) Galapagos has obtained the right (including under any Patents and other intellectual property rights) to use all Information and all other materials (including any formulations and manufacturing processes and procedures) developed or delivered by any Third Party under any agreements between Galapagos and any such Third Party with respect to the Licensed Compound or Licensed Product, and Galapagos has the rights under each such agreement to transfer such Information or other materials to Gilead and its designees and to grant Gilead the right to use such know-how or other materials in the Development or Commercialization of the Licensed Compounds or the Licensed Products without restriction.

(i) With respect to those portions of the Galapagos Know-How the confidentiality of which is material to the Exploitation of Licensed Products or Gilead Combination Products, such portions of the Galapagos Know-How have been kept confidential or have been disclosed to Third Parties only under terms of confidentiality. To Galapagos’ Knowledge, and its Affiliates, no breach of such confidentiality has been committed by any Third Party.

(j) No Proceedings. There are no pending, and to Galapagos’ Knowledge there are no threatened, actions, claims, demands, suits, proceedings, arbitrations, grievances, citations, summonses, subpoenas, inquiries or investigations of any nature, civil, criminal, regulatory or otherwise, in law or in equity, against Galapagos or any of its Affiliates or, to the knowledge of Galapagos, pending or threatened against any Third Party, in each case involving the Galapagos Technology, or relating to the transactions contemplated by this Agreement.

(k) No Misappropriation. The conception and reduction to practice of any inventions and the use or development of any other Information within the Galapagos Technology have not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party.

(l) No Other Agreements. Other than […***…], Galapagos has not entered into (a) any agreement with a Third Party pursuant to which Galapagos grants or has granted rights to such Third Party to Commercialize any product containing a Licensed Compound, nor (b) any agreement with a Third Party pursuant to which Galapagos may be obligated to pay a royalty or other consideration with respect to sales of a Licensed Product or Gilead Combination Product, nor (c) any agreement that is material to, conflicts with, or restricts in any material manner, the rights licensed by Galapagos to Gilead hereunder.

(m) To Galapagos’s Knowledge, Galapagos has provided or made available to Gilead, prior to the Effective Date, true, complete, and correct copies of (i) the file wrapper and other documents and materials relating to the prosecution, defense, maintenance, validity, and enforceability of the Galapagos Patents in the Major Markets (other than such file wrapper and other documents and materials that are reasonably available for download from publicly available electronic databases); and (ii) all material adverse information with respect to the safety and efficacy of the Licensed Compound known to Galapagos.

(n) Galapagos has no Knowledge of any scientific or technical facts or circumstances that have not been disclosed to Gilead, and that would, in Galapagos’ reasonable estimation, adversely affect the scientific, therapeutic, or commercial potential of the Licensed Compounds or Licensed Products. Galapagos has no Knowledge of anything that has not been disclosed to Gilead, and that, in Galapagos’ reasonable estimation, could adversely affect the acceptance, or the subsequent approval, by any Regulatory Authority of any filing, application or request for Regulatory Approval.

(o) To Galapagos’s Knowledge, Galapagos and its Affiliates and licensees have generated, prepared, maintained, and retained all Regulatory Documentation that is required to be maintained or retained pursuant to and in accordance with Applicable Law, and all such information is true, complete and correct and what it purports to be.

(p) To Galapagos’s Knowledge, Galapagos and its Affiliates have conducted, and their respective contractors licensees and consultants have conducted, all Development of the Licensed Compounds or the Licensed Products that they have conducted prior to the Effective Date in accordance with Applicable Law. To Galapagos’s Knowledge, Galapagos has conducted, and has caused its licensees, contractors and consultants to conduct, any and all pre-clinical and clinical studies related to the Licensed Compounds and Licensed Products in accordance with Applicable Law. To Galapagos’ Knowledge, Galapagos and its Affiliates and licensees have employed (and, with respect to such tests and studies that Galapagos will perform, will employ) Persons with appropriate education, knowledge and experience to conduct and to oversee the conduct of the pre-clinical and clinical studies with respect to the Licensed Compounds and Licensed Products.

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

(q) To Galapagos’s Knowledge, neither Galapagos nor any of its Affiliates or licensees, nor any of its or their respective officers, employees, or agents has made an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Development of the Licensed Compounds or the Licensed Products, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority with respect to the Development of the Licensed Compounds or the Licensed Products, or committed an act, made a statement, or failed to make a statement with respect to the Development of the Licensed Compounds or the Licensed Products that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the Territory.

(r) Except with respect to […***…], to Galapagos’s Knowledge, there are no royalties or other amounts based on sales of Licensed Compounds or Licensed Products, which royalties or other amounts will be required to be paid to a Third Party as a result of the Development or Commercialization of the Licensed Compounds or Licensed Products that arise out of any agreement to which Galapagos or any of its Affiliates is a party.

(s) The inventions claimed in the Existing Galapagos Patents (i) were not conceived or made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, (ii) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(f), and (iii) are not otherwise subject to the provisions of the Bayh-Dole Act.

(t) Neither the execution, delivery and performance by Galapagos of this Agreement and the Subscription Agreement, nor the consummation by Galapagos of the transactions contemplated hereby or thereby, will, other than with respect to the HSR Act, article 566 of the Belgian Companies Code (solely in relation to ratification of the Change of Control provisions hereof), the Belgian Act of May 2, 2007 on the disclosure of major shareholdings in issuers whose shares are admitted to trading on a regulated market or the Belgian Royal Decree of February 2, 2008 on the disclosure of major shareholdings, require Galapagos to (i) obtain any consent or authorization of, or (ii) give any notice to, or make any filing or registration with, any Governmental Authority or other Person.

10.3 Other Covenants by Galapagos.

(a) No Transfer of Title. Galapagos covenants and agrees that from the Effective Date until the expiration of the Term, neither it nor its Affiliates shall enter into any agreement with any Third Party, whether written or oral, with respect to, or otherwise assign, transfer, license, or convey its right, title or interest in or to, the Galapagos Technology, in each case, that is in conflict with the rights granted by Galapagos to Gilead under this Agreement or that would prevent Galapagos from performing its obligations under this Agreement or prevent Gilead from exercising its rights hereunder. In consideration of the foregoing covenant, Galapagos hereby grants to Gilead a fully paid up exclusive, sublicensable (solely as permitted in accordance with Section 7.2) license under all Information, if any, other than Galapagos Know-How, which Information is Controlled as of the Effective Date or during the Term by Galapagos or its Affiliate(s) and is reasonably necessary or useful to Exploit Licensed Compound or Licensed Products or Gilead Combination Products in the Field in the Territory.

(b) The Company undertakes to submit a proposed resolution to its next annual shareholders’ meeting scheduled for April 26, 2016, to approve, to the extent required by article 566 of the Belgian Companies Code, Section 15.6. The Company shall use its reasonable efforts to convince shareholders to approve Section 15.6, in accordance with customary market practices.

10.4 Disclaimer. Galapagos makes no representations, warranties or covenants except as expressly set forth in this Article 10 concerning the Galapagos Technology.

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

10.5 No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 10, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 11

INDEMNIFICATION

11.1 Indemnification by Galapagos. Galapagos shall defend, indemnify, and hold Gilead, its Affiliates, subcontractors, Sublicensees and Distributors, and its and their respective officers, directors, employees, and agents (the “Gilead Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonably incurred attorneys’ fees and costs of litigation incurred by such Gilead Indemnitees (collectively, “Gilead Damages”), all to the extent resulting from claims, suits, proceedings or causes of action brought by or on behalf of such Third Party (“Gilead Claims”) against such Gilead Indemnitee that arise from or are based on:

(a) (i) a breach of any of Galapagos’ representations, warranties and obligations under this Agreement; (ii) the willful misconduct or grossly negligent acts of Galapagos, its Affiliates, subcontractors or Sublicensees (excluding Gilead, its Affiliates, and Sublicensees as licensees or Sublicensees of Galapagos hereunder), or the officers, directors, employees, or agents of Galapagos or its Affiliates, subcontractors, or such Sublicensees; or (iii) any violation of Applicable Law by Galapagos, its Affiliates, subcontractors or Sublicensees (excluding Gilead, its Affiliates, and Sublicensees as licensees or Sublicensees of Galapagos hereunder), or the officers, directors, employees, or agents of Galapagos or its Affiliates, contractors or such Sublicensees; excluding, in each case ((i), (ii) and (iii)), any damages or other amounts to the extent that Gilead has an obligation to indemnify any Galapagos Indemnitee pursuant to Section 11.2(b) though (d); and

(b) (i) the Exploitation by or on behalf of Galapagos or its Affiliates, subcontractors, licensees or Sublicensees (excluding such conduct by or on behalf of Gilead, its Affiliates and Sublicensees as licensees or Sublicensees of Galapagos hereunder) of any Licensed Product or Licensed Compound (A) prior to the Effective Date, and (B) for the benefit of any Terminated Region following the applicable effective date of termination; or (ii) the exercise or use by or on behalf of Galapagos, its Affiliates, subcontractors, licensees, or Sublicensees (excluding such exercise by Gilead, its Affiliates, and Sublicensees as licensees and Sublicensees of Galapagos hereunder) of rights under any license or right of reference, or in or to any Regulatory Materials, Regulatory Approvals, Marks or other Information, in each case granted, transferred or made available by or on behalf of Gilead or any of its Affiliates to Galapagos following or in connection with termination of this Agreement with respect to any Terminated Region(s), including pursuant to any post-termination transition agreement.

11.2 Indemnification by Gilead. Gilead shall defend, indemnify, and hold Galapagos, its Affiliates, subcontractors, distributors, licensees and Sublicensees, and each of their respective officers, directors, employees, and agents, (the “Galapagos Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonably incurred attorneys’ fees and costs of litigation incurred by such Galapagos Indemnitees (collectively, “Galapagos Damages”), all to the extent resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “Galapagos Claims”) against such Galapagos Indemnitee that arise from or are based on: (a) the Exploitation of the Licensed Compound, Licensed Product or Gilead Combination Product by Gilead or its Affiliates, subcontractors, Distributors or Sublicensees in the Territory, but excluding the Shared Program Activities; (b) a breach of any of Gilead’s representations, warranties, and obligations under the Agreement; (c) the willful misconduct or grossly negligent acts of Gilead or its Affiliates, subcontractors, Distributors, or Sublicensees, or the officers, directors, employees, or agents of Gilead or its Affiliates, subcontractors, Distributors, or Sublicensees; or (d) any violation of Applicable Law by Gilead, its Affiliates, subcontractors, Distributors, or Sublicensees, or the officers, directors, employees, or agents of Gilead or its Affiliates, subcontractors, Distributors, or Sublicensees; excluding, in each case ((a), (b), (c) and (d)), any damages or other amounts to the extent that Galapagos has an obligation to indemnify any Gilead Indemnitee pursuant to Section 11.1(a).

11.3 Indemnification Procedures. The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of the claim, suit, proceeding or cause of action for which indemnity is being sought (“Claim”). The Indemnifying Party’s obligation to defend, indemnify, and hold harmless pursuant to Section 11.1 or 11.2, as applicable, shall be reduced to the extent the Indemnified Party’s delay in providing notification pursuant to the previous sentence results in prejudice to the Indemnifying Party. At its option, the Indemnifying Party may assume the defense of any Claim for which indemnity is being sought by giving written notice to the Indemnified Party within […***…] days after receipt of the notice of the Claim. The assumption of defense of the Claim shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Claim, nor shall it constitute waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, that the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned or delayed, unless the settlement involves only the payment of money. The Indemnified Party shall not settle any such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnified Party reserves any right it may have under this Article 11 to obtain indemnification from the Indemnifying Party.

11.4 Certain Third Party Claims Related to Licensed Products and Gilead Combination Products in the Shared Territory. The Parties shall share in any Shared Program Damages. With respect to any Shared Program Damages incurred by a Party (or any of its Indemnified Persons) during the Term, such Shared Program Damages shall be deemed to constitute (and shall be included in) Joint Commercialization Costs. After the Term, any Shared Program Damages that accrued during the Term shall continue to be shared with fifty percent (50%) borne by Gilead and fifty percent (50%) borne by Galapagos. If either Party receives notice of a Third Party claim that arises from or is based on any Shared Program Activities, such Party shall inform the other Party in writing as soon as reasonably practicable, and the Parties shall discuss a strategy on how to defend against such Third Party claim.

11.5 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR ANY TORT

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

CLAIMS ARISING HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1, 11.2 OR 11.4, (B) DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 12, OR (C) DAMAGES AVAILABLE IN THE CASE OF A PARTY’S FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT.

11.6 Insurance. Each Party shall maintain in full force and effect during the term of this Agreement insurance required by law in the country where work is performed. Without limiting the foregoing each Party shall maintain in full force and effect during the term of this Agreement, either reasonable self-insurance with the ability to cover the liabilities of such Party that could reasonably occur in view of the activities of such Party under this Agreement and the Ancillary Agreements, or insurance policies with the following insurance coverages, with limits of liability not less than those specified below:

(a) Commercial General Liability with minimum limits of $[…***…] each occurrence, $[…***…] General Aggregate, and $[…***…] Products/Completed Operations Aggregate, including coverage for premises liability, personal and advertising injury, products and completed operations liability, clinical trial liability, contractual liability, and broad form property damage. Each policy shall name the other party as an additional insured as respects liability arising from premises rented or owned and liability arising from all ongoing operations. Such insurance may be provided on a claims-made basis, however, such insurance shall have a retroactive date prior to the date that any work will be performed pursuant to the Agreement, and shall be maintained (or shall have an extended reporting period) of at least […***…] years after the termination of this Agreement. The use of primary and excess limits to achieve the total required limits is acceptable.

(b) Workers’ Compensation insurance in compliance by the local law requirements of the state/jurisdiction in which the work is to be performed and Employer’s Liability insurance in amounts not less than $[…***…] Bodily Injury by Accident-Each Accident, $[…***…] Bodily Injury by Disease-Policy Limit, and $[…***…] Bodily Injury by Disease-Each Employee. Where permitted by law, such policies shall contain a waiver of the insurer’s subrogation rights against the other Party.

(c) All insurance programs provided are required to be maintained hereunder shall be from insurers having an A.M. Best rating of […***…] or better, or its equivalent.

(d) To the extent requested by the other Party, each Party shall provide the other with an original certificate of insurance evidencing that (i) all such insurance coverages are in effect, and (ii) none of the required policies of insurance shall be terminated or canceled by insurers except upon at least […***…] calendar days written notice to the other Party. Any failure to maintain the insurance coverage required by this Section shall be a material breach which may be cured only by restoring such coverage retroactive to the date of lapse of the prior coverage. Nothing contained in this Section is intended, or shall be construed, to limit either Party’s indemnity obligations.

(e) Automobile Liability insurance for bodily injury, property damage and automobile contractual liability covering all owned, hired and non-owned autos with a combined single limit of liability for each accident of not less than $[…***…].

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

ARTICLE 12

CONFIDENTIALITY

12.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, during the Term and for […***…] years thereafter, it shall, and shall cause its Affiliates, to keep confidential and not publish or otherwise disclose to any Third Party, and not use for any purpose other than as provided for in this Agreement or any Ancillary Agreement, any Confidential Information of the other Party or any of its Affiliates, provided that each Party and its Affiliates may disclose the Confidential Information of the other Party or its Affiliates to the receiving Party’s and its Affiliates’ officers, directors, employees, agents and advisors who in each case are bound by commercially reasonable obligations of confidentiality with respect to the use and disclosure of such Confidential Information. Notwithstanding the foregoing, Confidential Information of a Party or its Affiliate shall exclude that portion of such information or materials that the receiving Party (or the receiving Party’s Affiliate) can demonstrate by competent written proof:

(a) was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any wrongful act, fault, or negligence of the receiving Party;

(d) is subsequently disclosed to the receiving Party or its Affiliate by a Third Party without obligations of confidentiality with respect thereto; or

(e) is independently discovered or developed by the receiving Party or its Affiliate without the aid, application, or use of Confidential Information;

provided that specific disclosures made under this Agreement shall not be deemed to be subject to any of the foregoing exceptions merely because they are embraced by general disclosures in the public knowledge or literature or in the possession of the receiving Party, and any combination of features disclosed under this Agreement shall not be deemed subject to the above exceptions merely because individual features are in the public knowledge or literature or in the possession of the receiving Party. The Parties acknowledge that Confidential Information has been provided by the Parties to each other prior to the Effective Date pursuant to the Existing Confidentiality Agreement and the Subscription Agreement, including the terms and conditions thereof. The Parties agree that as of the Effective Date, all such Confidential Information shall be protected by the terms and conditions of this Agreement, which shall replace those of such Existing Confidentiality Agreement.

12.2 Authorized Disclosure of Confidential Information. Notwithstanding Section 12.1, each Party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:

(a) filing or prosecuting Galapagos Patents, Gilead Foreground Patents, Gilead Combination Patents and Joint Patents in accordance with Article 9 with the consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned;

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

(b) regulatory filings and other filings with Governmental Authorities (including Regulatory Authorities), including filings with the SEC or FDA, with respect to a Licensed Product as permitted hereunder, provided that such disclosure is, in the opinion of outside counsel required;

(c) responding to a valid order of a court of competent jurisdiction or other competent authority; provided that the receiving Party shall, to the extent reasonably practicable under the circumstances, first have given to the disclosing Party notice and a reasonable opportunity to quash the order or obtain a protective order requiring that the Confidential Information be held in confidence or used only for the purpose for which the order was issued; and provided further that if such order is not quashed or a protective order is not obtained, the Confidential Information disclosed shall be limited to the information that is legally required to be disclosed;

(d) complying with Applicable Law;

(e) disclosure to its Affiliates and Third Parties only on a need-to-know basis and solely in connection with the performance by the disclosing Party of its obligations or the exercise of its rights under this Agreement (including with respect to Development, Manufacturing and Commercialization of Licensed Products), provided that each disclosee, prior to any such disclosure, must be bound by obligations of confidentiality and non-use at least as equivalent in scope as those set forth in Sections 12.1 and 12.2;

(f) with prior notice to the other Party as permitted by Applicable Law, disclosure of the material terms of this Agreement or any Ancillary Agreement to any bona fide potential or actual investor, investment banker, acquirer, merger partner or other potential or actual financial partner; provided that each disclosee must be bound by obligations of confidentiality and non-use at least as restrictive as those set forth in Sections 12.1 and 12.2 prior to any such disclosure, except that, where the disclosee is an investor, investment banker or financial partner, such disclosee shall only need to be bound by commercially reasonable confidential terms; and

(g) disclosure of any Collaboration results or status reports (including data from any Clinical Trials) by Gilead, or in the case of Galapagos, to any bona fide potential or actual investor, investment banker, acquirer, merger partner or other bona fide potential or actual financial partner with the consent of Gilead, such consent not to be unreasonably withheld, delayed or conditioned; provided that each disclosee must be bound by obligations of confidentiality and non-use at least as equivalent in scope as those set forth in Sections 12.1 and 12.2 prior to any such disclosure, except that, where the disclosee is an investor, investment banker or financial partner, such disclosee shall only need to be bound by commercially reasonable confidential terms. Gilead shall not withhold its approval to such disclosure by Galapagos of any information that, in the opinion of its outside counsel, is required by Applicable Law to be so disclosed.

Notwithstanding the foregoing, in the event that a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Sections 12.2(a), 12.2(b) or 12.2(d), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

12.3 Terms of Agreement.

(a) The Parties agree that the material terms of this Agreement and any Ancillary Agreements are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in Section 12.2 and this Section 12.3. The Parties have agreed to make a joint public announcement of the execution of this Agreement substantially in the form of the press release attached as Exhibit I on or within […***…] Business Days after the Execution Date.

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

(b) After release of such press release, if either Galapagos or any of its Affiliates desires to make a press release or other similar public announcement concerning the material terms of this Agreement or any activities under this Agreement, Galapagos shall give reasonable prior advance notice of the proposed text of such press release or announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld, conditioned or delayed, except that, subject to Section 12.3(c), in the case of a press release or governmental filing required by law, Galapagos shall provide Gilead with such advance notice as it reasonably can and shall not be required to obtain approval therefor. Gilead shall provide its comments, if any, within […***…] Business Days after receiving the press release for review. Gilead shall not withhold its approval to disclosure by Galapagos of any information that, in the opinion of its outside counsel, is required by Applicable Law to be disclosed. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that have already been publicly disclosed by such Party or such Party’s Affiliate, or by the other Party or any of its Affiliates, in accordance with this Section 12.3.

(c) The Parties acknowledge that either or both Parties may be obligated to make a filing (including to file a copy of this Agreement and the Subscription Agreement) with the SEC or other Governmental Authorities. Each Party shall be entitled to make such a required filing, provided that it shall (i) agree (such agreement not to be unreasonably withheld, conditioned or delayed) with the other Party in advance regarding the form of redacted copy of this Agreement and the Subscription Agreement to be so filed (the “Redacted Agreements”), (ii) request, and use commercially reasonable efforts consistent with Applicable Laws to obtain, confidential treatment of all terms redacted from this Agreement and the Subscription Agreement, as reflected in the Redacted Agreement, for a period of at least […***…] years, (iii) promptly deliver to the other Party any written correspondence received by it or its representatives from such Governmental Authority with respect to such confidential treatment request and promptly advise the other Party of any other material communications between it or its representatives with such Governmental Authority with respect to such confidential treatment request, (iv) upon the written request of the other Party, if legally justifiable, request an appropriate extension of the term of the confidential treatment period, and (v) if such Governmental Authority requests any changes to the redactions set forth in the Redacted Agreement, use commercially reasonable efforts consistent with Applicable Laws to support the redactions in the Redacted Agreement as originally filed and not agree to any changes to the Redacted Agreement without, to the extent practical, first discussing such changes with the other Party and taking the other Party’s comments into consideration when deciding whether to agree to such changes. Each Party shall be responsible for its own legal and other external costs in connection with any such filing, registration or notification.

12.4 Public Disclosures of Data. Neither Galapagos nor any of its Affiliates shall, except as may be required by Applicable Law, publicly disclose data or results of Clinical Trials or Nonclinical Studies that have not already been publicly disclosed with respect to any Licensed Product (whether conducted prior to or during the Term of this Agreement), except as provided in this Section 12.4.

(a) Press Releases. The Parties shall coordinate to issue a joint press release covering the top line results of all material Clinical Trials or Nonclinical Studies. Gilead shall have the final authority to decide when and if any such press release shall be made and as to the content thereof, in all cases subject to the ability of Galapagos to make any disclosure required by Applicable Law.

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

(b) Publications. Any oral presentation or abstract of any such data and results at scientific and medical conferences or publications of such data and results in peer-reviewed journals (collectively, “Publications”) shall be made only pursuant to this Section 12.4(b). Gilead shall control the dissemination of all Publications and shall have the final authority to decide which Publications are made. Galapagos shall have a right to propose to Gilead that a Publication be made, and […***…].

ARTICLE 13

TERM AND TERMINATION

13.1 Term. This Agreement shall become effective on the Effective Date (with the exception, however, of Sections 3.4, 12.3(a), 12.3(c), 13.2 and 15.1, which shall be effective as from the Execution Date) and, unless earlier terminated pursuant to this Article 13, shall expire (a) in the Licensed Territory, on a country-by-country basis at the end of the Royalty Term in such country, and (b) in the Shared Territory, on a country-by-country basis, at such time as a Generic Product is first sold in such country (the “Term”).

13.2 Outside Date. This Agreement shall terminate automatically, without any further action required by either Party, if the HSR Clearance Date has not occurred on or before […***…] days following the Execution Date of this Agreement (the “Outside Date”); provided, however, that the Parties may mutually agree in writing to extend the term of this Agreement by sequential […***…] day increments if the HSR Clearance Date has not occurred by the Outside Date.

13.3 Termination Rights of each Party.

(a) Termination by Gilead.

(i) At Will. Subject to Section 13.3(a)(ii), at any time after […***…] (the “Earliest Termination Date”), Gilead shall have the right to terminate this Agreement upon (Y) if prior to the date of submission of the first Marketing Approval Application for a Licensed Product, […***…] days prior written notice, and (Z) if on or after the date of submission of the first Marketing Approval Application for a Licensed Product, […***…] days prior written notice, (such termination in each case, a “Termination at Will”).

(ii) For […***…]. Gilead shall have the right to terminate this Agreement on a Licensed Product-by-Licensed Product, indication-by-indication, or country-by-country basis upon […***…] days prior written notice to Galapagos if […***…], that […***…] or […***…], including […***…], render […***…] of the […***…] or […***…] of the  […***…] for Gilead (collectively, “[…***…]”).

(b) Termination by Galapagos.

(i) Termination for IP Challenge. Galapagos shall have the right to terminate this Agreement in its entirety upon […***…] days’ written notice to Gilead in the event that […***…] (a “Patent Challenge”); […***…].

13.4 Termination by Either Party for Breach or Insolvency.

(a) Breach. Subject to Section 13.4(b), Galapagos shall have the right to terminate this Agreement in its entirety or with respect to any country upon written notice to Gilead if Gilead materially breaches its obligations under this Agreement with respect to such country provided that the materiality of such breach shall be measured in relation to the entire Territory, and, after receiving written notice from Galapagos identifying such material breach by Gilead in reasonable detail, fails to cure such material breach within […***…] days from the date of such notice (or within […***…] days from the date

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

of such notice in the event such material breach is solely based upon Gilead’s failure to pay any amounts due Galapagos hereunder). Subject to Section 13.4(b) and 13.4(c), Gilead shall have the right to terminate this Agreement in its entirety or with respect to a country upon written notice to Galapagos if Galapagos materially breaches its obligations under this Agreement with respect to such country and, after receiving written notice from Gilead identifying such material breach by Galapagos in reasonable detail of its obligations under this Agreement, fails to cure such material breach within […***…] days from the date of such notice (or within […***…] days from the date of such notice in the event such material breach is solely based upon Galapagos’ failure to pay any amounts due Gilead hereunder).

(b) Disputed Breach. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 13.4(a), and such alleged breaching Party provides the other Party notice of such dispute within such […***…] day or […***…] day period, as applicable, then the non-breaching Party shall not have the right to terminate this Agreement under Section 13.4(a) unless and until an arbitrator, in accordance with Article 14, has determined that the alleged breaching Party has materially breached the Agreement and that such Party fails to cure such breach within […***…] days following such arbitrator’s decision (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within […***…] days following such arbitrator’s decision). It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect.

(c) […***…].

(d) Insolvency. If, at any time during the Term (i) a case is commenced by or against either Party under Title 11, United States Code, as amended, or analogous provisions of Applicable Law outside the United States (the “Bankruptcy Code”) and, in the event of an involuntary case under the Bankruptcy Code, such case is not dismissed within […***…] days after the commencement thereof, (ii) either Party files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings (other than a case under the Bankruptcy Code), (iii) either Party assigns all or a substantial portion of its assets for the benefit of creditors, (iv) a receiver or custodian is appointed for either Party’s business, or (v) a substantial portion of either Party’s business is subject to attachment or similar process; then, in any such case ((i), (ii), (iii), (iv) or (v)), the other Party may terminate this Agreement upon written notice to the extent permitted under Applicable Law.

13.5 Effects of Termination of the Agreement. Upon termination of this Agreement with respect to one or more countries of the Territory or in its entirety (the “Terminated Regions”; with the entire Territory being the Terminated Regions in the event of termination of this Agreement in its entirety), the following shall apply with respect to the Terminated Regions (in addition to any other rights and obligations under this Article 13 or otherwise under this Agreement with respect to such termination):

(a) Licenses. The licenses granted in Article 7 shall terminate with respect to the Terminated Regions, except that limited license rights shall remain in effect in the Terminated Region(s) solely for the limited purpose of allowing Gilead to Develop or Manufacture Licensed Product(s) (including any intermediate thereof or any active pharmaceutical ingredient or other material contained therein) in the Terminated Region(s) for sale or distribution thereof in any country which has not been

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

terminated. Subject to the foregoing, effective upon the effective date of termination of this Agreement with respect to any Terminated Region, Gilead hereby grants to Galapagos, effective only upon such termination, an exclusive, perpetual, irrevocable, royalty-bearing license, with the right to grant multiple tiers of sublicenses, under (i) the Gilead Foreground Know-How and any Patent claiming Gilead Foreground Know-How, (ii) the Joint Patents, and (iii) any other Patents Controlled by Gilead that, absent a license, as such Reversion Product as it exists in the applicable Terminated Region as of the applicable date of termination, would be infringed by the manufacture, use, sale or import of a Reversion Product in a Terminated Region, (the “Gilead Background Patents”) as such Patents and interests in such Patents exist as of the effective date of termination, to research, develop, make, have made, use, import, export, offer for sale, and sell Reversion Products in the Field in the applicable Terminated Regions. For clarity, the foregoing license under Gilead Background Patents extends solely to those elements of a Reversion Product in the Term that incorporated as of the Termination Date any technology claimed in the applicable Patent and shall not be construed as a right to modify such elements or to incorporate additional technology that would infringe a Gilead Background Patent. The foregoing license shall […***…].

(b) Marks. Gilead shall assign to Galapagos all right, title and interest in and to those Marks used exclusively with Reversion Products and used exclusively in the Terminated Regions (excluding any such Marks that include, in whole or part, any corporate name or logo of Gilead or its Affiliate or Sublicensee).

(c) Regulatory Materials. Gilead shall grant to Galapagos a right of reference under all Regulatory Materials and Regulatory Approvals for Reversion Products in the Terminated Regions that are Controlled by Gilead or its Affiliates or Sublicensees, unless and until assigned to Galapagos pursuant to any Transition Agreement.

(d) Conduct During Termination Notice Period.

(i) Following any notice of termination permitted under this Article 13 other than any termination pursuant to Section 13.4, during any applicable termination notice period (the applicable “Termination Notice Period”), each Party shall continue to perform all of its obligations under this Agreement, including performing all activities allocated to it pursuant to the Development Plan and Shared Territory Commercialization Plan, respectively, then in effect in accordance with the terms and conditions of this Agreement. In such circumstances, each Party shall also continue to bear its share of all Development Costs, and Joint Commercialization Costs incurred during the Termination Notice Period.

(ii) During the applicable Termination Notice Period, neither Party shall […***…].

(e) Transition Agreement. In connection with the termination of this Agreement in its entirety or with respect to one or more countries, the Parties shall enter into a written agreement (the “Transition Agreement”) that would effectuate the terms and conditions of this Section 13.5(e) and would include other reasonable terms and conditions, including terms allocating costs and expenses,

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

describing the Parties’ indemnification obligations, setting forth the Parties’ obligations with respect to unauthorized sales, and setting forth other coordination obligations. If, despite such efforts, the Parties are unable to agree upon such terms and conditions within […***…] days from the effective date of the termination, either Party may refer the dispute for resolution by arbitration in accordance with Section 14.2, and the arbitrator shall have the authority to require the Parties to execute a Transition Agreement in the form approved by the arbitrator.

(i) Transition Assistance. The Transition Agreement shall require Gilead to, […***…], provide reasonable consultation and assistance for a period of no more than […***…] days for the purpose of disclosing and providing to Galapagos, all […***…] that is relevant to the Reversion Products and the applicable Terminated Regions, and, at Galapagos’ request, all then-existing commercial arrangements to the extent relating solely and specifically to the Reversion Products and the applicable Terminated Regions that Gilead is able, using reasonable commercial efforts, to disclose and provide to Galapagos, in each case, to the extent reasonably necessary or useful for Galapagos to commence or continue researching, Developing, Manufacturing or Commercializing the Reversion Products with respect to the applicable Terminated Regions. The foregoing shall include assigning, upon request of Galapagos, any agreements with Third Party suppliers or vendors to the extent they solely and specifically cover the supply or sale of Reversion Products in applicable Terminated Regions. If any such contract between Gilead and a Third Party is not assignable to Galapagos (whether by such contract’s terms or because such contract does not relate specifically to Reversion Products or the Terminated Regions) but is otherwise reasonably necessary or useful for Galapagos to commence or continue researching, Developing, Manufacturing, or Commercializing Reversion Products with respect to the Terminated Regions, then Gilead shall reasonably cooperate with Galapagos in Galapagos’ efforts to obtain from such Third Party the assignment of such contract or of that portion of such contract that solely relates to researching, Developing, Manufacturing, or Commercializing Reversion Products with respect to the Terminated Regions. Unless and until the necessary Third Party Manufacturing agreements are assigned to Galapagos pursuant to the preceding sentences, or if Gilead Manufactures the Reversion Products itself (and thus there is no contract to assign), the Transition Agreement shall require Gilead to supply such bulk finished Reversion Product, as applicable, to Galapagos for a reasonable period (not to exceed […***…] months) to enable Galapagos to establish an alternate, validated source of supply for the applicable Reversion Products. The cost to Galapagos for such supply shall be the cost of goods for such Reversion Products calculated in accordance with industry standards (excluding […***…]) plus […***…] percent […***…]%.

(ii) Regulatory Materials. The Transition Agreement shall require Gilead to transfer and assign to Galapagos all Regulatory Materials and Regulatory Approvals in and for the benefit of the Terminated Regions solely relating to Reversion Products that are owned by Gilead or its Affiliates. The Transition Agreement shall contain terms governing the coordination of the Party’s ongoing regulatory responsibilities with respect to Licensed Products.

(f) Third-Party Agreements. To the extent that any payments would be owed by Gilead to any Third Parties (including royalties, milestones and other amounts) under any Third Party agreements that are applicable to the grant to Galapagos of any (sub)license, right of reference or other right provided in this Section 13.5 or the Transition Agreement, or that are applicable to the exercise by Galapagos or any of its Affiliates or Sublicensees of any sublicense or other right with respect thereto, Gilead shall notify Galapagos of the existence and anticipated amounts of such payments and Galapagos shall have the right either to decline such (sub)license, right of reference or other right provided in this Section 13.5 or the Transition Agreement or to take the same, in which case Galapagos agrees to comply with any obligations under such agreements of Gilead that apply to Galapagos and of which Galapagos was informed by Gilead and to make such payments.

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

(g) Remaining Inventories.

(i) Gilead shall be entitled, during the […***…] days following termination of this Agreement, to finish any work-in-progress and to sell in the Terminated Regions any inventory of Licensed Product that remains on hand as of the effective date of the termination. Gilead shall pay Galapagos the royalties applicable to such sales in accordance with the terms and conditions of this Agreement.

(ii) At any time within […***…] days after the effective date of termination with respect to any Terminated Region(s), Galapagos shall have the right, upon written notification to Gilead, to purchase from Gilead any or all of the inventory of Reversion Products held by Gilead with respect to such Terminated Region(s) as of the date of such notice solely for distribution in the Terminated Region(s) and not for distribution in other countries (that are not committed to be supplied to any Third Party or Sublicensee as of such date) at a price equal to the cost of goods for such Reversion Products calculated in accordance with industry standards (excluding […***…]) plus […***…] percent […***…]%.

13.6 Other Remedies. Termination or expiration of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination. Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

13.7 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Galapagos and Gilead are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each Party, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party (such Party, the “Bankrupt Party”) under the U.S. Bankruptcy Code, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by the Bankrupt Party upon written request therefor by the other Party. The Parties acknowledge and agree that of the milestones and royalties to be paid pursuant to Article 8, only the sales milestones contained in Sections 8.2(c) and the royalties contained in Section 8.3 shall constitute royalties within the meaning of Bankruptcy Code § 365(n) with respect to the licenses of intellectual property hereunder.

13.8 Survival. Termination or expiration of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration of this Agreement. Notwithstanding anything to the contrary, the following provisions shall survive and apply after expiration or termination of this Agreement in its entirety: Article 1, Article 11, Article 12, Article 14, Article 15 (excluding Section 15.1), Sections 3.7, 4.8, 8.5, 8.7, 8.9, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15, 9.1, 10.4, 10.5, 13.5, 13.6, 13.7, and 13.8. In addition, the other applicable

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

provisions of Article 8 shall survive such expiration or termination of this Agreement in its entirety to the extent required to make final reimbursements, reconciliations or other payments incurred or accrued prior to the date of termination or expiration. For any surviving provisions requiring action or decision by a Committee or an Executive Officer, each Party will appoint representatives to act as its Committee members or Executive Officer, as applicable. All provisions not surviving in accordance with the foregoing shall terminate upon expiration or termination of this Agreement and be of no further force and effect. If this Agreement is terminated with respect to one or more Terminated Regions but not in its entirety, then following such termination the foregoing provisions of this Agreement shall remain in effect with respect to the Terminated Regions (to the extent they would survive and apply in the event the Agreement expires or is terminated in its entirety), and all provisions not surviving in accordance with the foregoing shall terminate upon termination of this Agreement with respect to the applicable Terminated Region(s) and be of no further force and effect (and for the avoidance of doubt all provisions of this Agreement shall remain in effect with respect to any countries that are not terminated).

ARTICLE 14

DISPUTE RESOLUTION

14.1 Disputes. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. In the event of any disputes, controversies or differences which may arise between the Parties out of or in relation to or in connection with this Agreement (including disputes relating to the matters that can be referred to the Executive Officers pursuant to Section 2.4(b) but excluding any other disputes arising from a Committee), including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, then upon the request of either Party by written notice, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the Executive Officers of each Party. If the matter is not resolved within […***…] days following the written request for discussions, either Party may then invoke the provisions of Section 14.2 or Section 14.9, as appropriate, provided, however, that the provisions of Section 14.2 shall not be invoked and rather Galapagos shall have the right to invoke its decision-making authority if the dispute relates to the preparation, filing, prosecution or maintenance of the Galapagos Patents pursuant to Section 9.2(a), . For the avoidance of doubt, any disputes, controversies or differences arising from a Committee pursuant to Article 2 shall be resolved solely in accordance with Section 2.4.

14.2 Arbitration. Any dispute, controversy, difference or claim which may arise between the Parties and not from a Committee, out of or in relation to or in connection with this Agreement (including arising out of or relating to the validity, construction, interpretation, enforceability, breach, performance, application or termination of this Agreement) that is not resolved pursuant to Section 14.1, except for a dispute, claim or controversy under Section 14.9 or as otherwise noted in Section 14.1, shall be settled by binding arbitration in accordance with the applicable rules of the International Chamber of Commerce (“ICC Rules”) by three (3) arbitrators, one each chosen by the respective Parties and the third chosen by mutual agreement of the first two, and otherwise in accordance with the ICC Rules. The arbitrators shall have significant experience and shall have expertise in licensing and partnering agreements in the pharmaceutical and biotechnology industries. Either Party, following the end of the […***…] day period referenced in Section 14.1, may refer such issue to arbitration by submitting a written notice of such request to the other Party. The place of arbitration shall be New York and the language (including all testimony, evidence and written documentation) shall be English. The arbitrators shall establish procedures to facilitate and complete such arbitration as soon and efficiently as practicable. Unless the arbitrators expressly determine otherwise, neither Party shall be required to give general discovery of documents, but may be required only to produce specific, identified documents which are relevant to the

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

dispute. The Parties shall have the right to be represented by counsel. Any judgment or award rendered by the arbitrators shall be final and binding on the Parties, and shall be governed by the terms and conditions hereof, including the limitation on damages set forth in Section 11.5. The Parties agree that such a judgment or award may be enforced in any court of competent jurisdiction. The statute of limitations of the State of New York applicable to the commencement of a lawsuit shall apply to the commencement of arbitration under this Article 14. The arbitrators shall determine the allocation of costs and expenses and attorneys’ fees in the arbitration. to be borne by each Party. All proceedings and decisions of the arbitrators shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 12.

14.3 Governing Law. This Agreement shall be governed by and construed under the substantive laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

14.4 Award. Any award to be paid by one Party to the other Party as determined by the arbitrator as set forth above under Section 14.2 shall be promptly paid in U.S. dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting enforcement. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 14, and agrees that, subject to the U.S. Federal Arbitration Act, 9 U.S.C. §§ 1-16, judgment may be entered upon the final award in the U.S. Federal District Court for the Southern District of New York and that other courts may award full faith and credit to such judgment in order to enforce such award.

14.5 Injunctive Relief; Remedy for Breach of Exclusivity. Nothing in this Article 14 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. Therefore, in addition to its rights and remedies otherwise available at law, including the recovery of damages for breach of this Agreement, upon an adequate showing of material breach, and without further proof of irreparable harm other than this acknowledgement, such non-breaching Party shall be entitled to seek (a) immediate equitable relief, specifically including, but not limited to, both interim and permanent restraining orders and injunctions, and (b) such other and further equitable relief as the court may deem proper under the circumstances. For the avoidance of doubt, nothing in this Section 14.5 shall otherwise limit a breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 13.4.

14.6 Confidentiality. The arbitration proceeding shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by law, no Party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrator without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrator, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law.

14.7 Survivability. Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

14.8 Jurisdiction. For the purposes of this Article 14, the Parties acknowledge their diversity (Gilead having its principal place of business in the State of California and Galapagos having its principal place of business in Belgium), and except as provided in Section 14.9, agree to accept the jurisdiction of any United States District Court located in New York for the purposes of enforcing or appealing any awards entered pursuant to this Article 14 and for enforcing the agreements reflected in this Article 14.

14.9 Patent and Trademark Disputes. Notwithstanding Section 14.2, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Galapagos Patents, Gilead Patents, Gilead Combination Patents, Joint Patents or Marks covering the manufacture, use, importation, offer for sale or sale of Licensed Products or Gilead Combination Products shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.

ARTICLE 15

MISCELLANEOUS

15.1 Hart-Scott-Rodino.

(a) HSR Filing. Both Parties shall promptly file, following the Execution Date, their respective pre-merger notification and report forms with the Federal Trade Commission (“FTC”) and the Department of Justice (“DOJ”) pursuant to the HSR Act (the “HSR Filing”). Each Party will be responsible for its own costs and expenses associated with any HSR Filing but Gilead shall be responsible for payment of all fees to the FTC and DOJ with respect to such HSR Filing.

(b) Cooperation.

(i) The Parties shall use their commercially reasonable efforts to obtain prompt clearance required under the HSR Act for the consummation of this Agreement and the transactions contemplated hereby and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request; provided, however, that neither Party shall be required to consent to the divestiture or other disposition of any of its or its Affiliates’ assets or to consent to any other material structural or conduct remedy.

(ii) The Parties hereto commit to instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any such issues and, consequently, the expiration of the applicable HSR Act waiting period. Said commercially reasonable efforts and cooperation include, but are not limited to, counsel’s undertaking: (i) to keep each other appropriately informed of communications from and to personnel of the reviewing antitrust authority; and (ii) to confer with each other regarding appropriate contacts with and response to personnel of the FTC or DOJ.

(c) Effectiveness. Notwithstanding anything to the contrary in this Agreement, this Section 15.1, Section 13.2, Section 12.3(a) and Section 12.3(c) shall be binding upon the Parties as of the Execution Date; however, the remainder of this Agreement shall not take effect, and commencement of the collaboration shall not occur, until the last of the following conditions is met or waived by mutual agreement of the Parties and in accordance with Applicable Law:

(i) HSR Conditions. All of the HSR Conditions are met; as used herein, the “HSR Clearance Date” shall mean such time as: (a) the Parties shall have complied with all applicable requirements of the HSR Act; (b) the waiting period under the HSR Act shall have expired or earlier been terminated; (c) no judicial or administrative proceeding opposing consummation of all or any part of this Agreement shall be pending; (d) no injunction (whether temporary, preliminary or permanent) prohibiting consummation of the transactions contemplated by this Agreement or any material portion hereof shall be in effect; and (e) no requirements or conditions shall have been formally requested or imposed by the DOJ or FTC in connection therewith that are not reasonably and mutually satisfactory to the Parties (collectively, the “HSR Conditions”); and

(ii) The Closing of the Subscription Agreement shall have occurred (as “Closing” is defined in the Subscription Agreement.

(d) Between the Execution Date and the Effective Date, Galapagos shall not:

(i) (A) grant or acquire, agree to grant to or acquire from any Person, or dispose of or permit to lapse any rights to any Galapagos Technology that is material to the Exploitation of the Licensed Compound or Licensed Product, (B) compromise, settle or agree to settle any Litigation or institute any Litigation concerning any Galapagos Technology that is material to the Exploitation of the Licensed Compound or Licensed Product, or (C) fail to take any action necessary or advisable to protect or maintain the Galapagos Technology that is material to the Exploitation of the Licensed Compound or Licensed Product, provided that none of the foregoing shall be interpreted as requiring Galapagos or any of its Affiliates to commence any Litigation;

(ii) enter into any material agreement relating to the Exploitation of the Licensed Compound or Licensed Product, including but not limited to merger, sale, acquisition, licensing, development, manufacturing, distribution, co-development, marketing or co-marketing agreements, or any contract containing exclusivity provisions or restrictive covenants; or

(e) Gilead shall have a right to terminate this agreement prior to the Effective Date if any Key Product Event has occurred. As used in this Agreement, “Key Product Event” means any Serious Adverse Event (an “SAE”) that […***…].

15.2 Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, and the Ancillary Agreements set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties existing as of the Effective Date with respect to the subject matter hereof, including the Materials Transfer Agreement and Existing Confidentiality Agreement. In the event of any inconsistency between any plan hereunder (including the Development Plan or Shared Territory Commercialization Plan) and this Agreement, the terms of this Agreement shall prevail. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

15.3 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented or delayed by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall mean conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances). Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

15.4 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.4, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered, sent by a reputable international expedited delivery service (with receipt confirmed) or facsimile (with transmission confirmed), or (b) […***…] Business Days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested. Any notice delivered by facsimile shall be confirmed by a hard copy delivered by a reputable international expedited delivery service as soon as practicable thereafter. This Section 15.4 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to Galapagos:	Galapagos NV
Generaal De Wittelaan L11 A3
2800 Mechelen
Belgium
Attention: SVP Corporate Development
Fax: […***…]

With a copy to (which shall not constitute notice):	Galapagos NV Generaal De Wittelaan L11 A3
2800 Mechelen
Belgium
Attention: Legal Department
Fax: […***…]

With a copy to (which shall not constitute notice):	Goodwin Procter LLP Exchange Place
53 State Street
Boston, MA 02109
Attention: Christopher Denn, Esq.
Fax: […***…]

If to Gilead:	Gilead Biopharmaceutics Ireland Unlimited Company c/o Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA Attention: President and Chief Operating Officer Facsimile: […***…]

With a copy to (which shall not constitute notice):	Gilead Biopharmaceutics Ireland Unlimited Company c/o Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA Attention: General Counsel Facsimile: […***…]

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

With a copy to (which shall not constitute notice):	Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York U.S.A. Attention: Matthew Zisk, Esq. Facsimile number: […***…]

15.5 No Strict Construction; Headings. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

15.6 Assignment; Industry Transaction; Acquired Programs.

(a) Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to an Affiliate or to a successor to substantially all of the business to which this Agreement relates, whether in a merger, sale of stock, sale of assets, reorganization or other transaction. Any permitted successor or assignee of rights or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights or obligations (and in any event, any Party assigning this Agreement to an Affiliate shall remain bound by the terms and conditions hereof). Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.6 shall be null, void and of no legal effect.

(b) Notwithstanding anything to the contrary herein, (i) no material, Information, Patent, Regulatory Materials or Regulatory Approvals Controlled by a Drug Company transaction counterparty of Galapagos or any of such counterparty’s Affiliates prior to an Industry Transaction of Galapagos shall be deemed Controlled by Galapagos for purposes of this Agreement after such Industry Transaction. For the purposes of this Agreement, (A) “Industry Transaction” of a Party shall mean that (1) such Party shall be controlled directly or indirectly by, or merged into, a Drug Company where such Drug Company is the surviving entity, or (2) any sale, license or other transfer (in one transaction or a series of related transactions) of all or substantially all of such Party’s assets or that portion of such Party’s business pertaining to the subject matter of this Agreement shall have occurred to a Drug Company, and (B) “Drug Company” shall mean any entity that conducts research and development in the biotechnology or pharmaceutical industry or develops or commercializes therapeutic or diagnostic products.

(c) In addition, upon an Industry Transaction of Galapagos, Gilead shall have the right to (i) terminate Galapagos’s Co-Promotion rights for any and all Licensed Products and Gilead Combination Products following such Industry Transaction and the Operating Profit and Operating Loss sharing pursuant to Section 8.7 in favor of royalties pursuant to Section 8.3, by providing written notice to Galapagos; and (ii) disband the JSC, JDC, JCC, JCPT, any internal Gilead committee involvement of Galapagos and the Patent Committee, and terminate the activities thereof and thereafter undertake all activities assigned by this Agreement thereto solely and exclusively by itself, provided, however, in each case that Gilead shall have no right to exercise such rights under (i) and/or (ii) if the Industry Transaction of Galapagos is with respect to a Drug Company with a market capitalization that does not exceed […***…] percent ([…***…]%) of Galapagos’ market capitalization, as measured immediately before the public announcement of such Industry Transaction.

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

(d) Acquired Programs.

(i) Notwithstanding anything to the contrary in this Agreement, in the event of an acquisition of a Party or its business after the Effective Date by a Third Party (an “Acquirer”) whether by merger, asset purchase or otherwise and such Acquirer controls any program(s) that but for this Section 15.6(d), would violate Section 7.6 (each such program, a “Competing Program”), then the Acquirer and any Affiliate of the Acquirer that becomes an Affiliate of the acquired Party as a result of such acquisition (but excluding the acquired Party), shall not be subject to the restrictions in Section 7.6 as to any such Competing Programs in existence prior to the closing date of such acquisition, or for the subsequent development and commercialization of such Competing Programs (including new products from any such Competing Programs); provided, however, that no Information or Patents of the other Party are used by or on behalf of the Acquirer of the acquired Party (or any Affiliate of such Acquirer) in more than a de minimis fashion in connection with such subsequent development and commercialization of any Competing Programs.

(ii) In addition, notwithstanding anything to the contrary in this Agreement, in the event a Party or any of its Affiliates (the “Acquiring Party”) acquires or otherwise obtains rights to research, develop, manufacture or commercialize any Alternative Product as the result of any license, merger, acquisition, reorganization, consolidation or combination with or of a Third Party or change of control of such Party or any other transaction (each, an “Acquisition Transaction”, and the Third Party involved in such transaction, the “Acquisition Third Party”) and, on the date of the completion of such Acquisition Transaction, such Alternative Product is being researched, developed, manufactured or commercialized in or by such Third Party in a matter that, if done by such Party, would violate such Party’s exclusivity obligations in Section 7.6, then the Acquiring Party or such Affiliate will, within […***…] days after the closing of such Acquisition Transaction provide written notice to the other Party that the Acquiring Party or such Affiliate has acquired rights to research, develop, manufacture or commercialize an Alternative Product as a result of an Acquisition Transaction. Within […***…] days after the receipt of such notice, the other Party will provide written notice to the Acquiring Party or such Affiliate that the other Party elects to (a) […***…] or (b) […***…]. Alternatively, the Parties may, upon mutual written agreement, elect […***…] which election will be effective retroactively to the date of the closing of such Acquisition Transaction. If the other Party provides notice as described in clause (a) of the preceding sentence, the Acquiring Party and its Affiliates, if applicable, will […***…] within […***…] after receipt of the other Party’s notice, and if the other Party provides notice as described in clause (b) of the preceding sentence, the Acquiring Party, and its Affiliates if applicable, will […***…]. Notwithstanding the foregoing, the other Party may not elect to require the Acquiring Party or its Affiliates to […***…] to the extent that […***…] would result in a Party’s or its Affiliates’ violation of Applicable Law or breach of any agreement which the Acquisition Third Party executed with a Third Party (or any Affiliate thereof) prior to signing the definitive agreement for the Acquisition Transaction (a “Pre-Acquisition Agreement”). If the Acquiring Party or its Affiliates is unable to (x) […***…] within the […***…] period specified above or (y) […***…] because doing so would violate applicable Law or breach a Pre-Acquisition Agreement, then […***…]. For purposes hereof, “Alternative Product” means […***…].

15.7 Performance by Affiliates. Subject to the limitations of Section 7.2, each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

15.8 Compliance with Applicable Law. Each Party shall comply with Applicable Law in the course of performing its obligations or exercising its rights pursuant to this Agreement.

15.9 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.10 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by an arbitrator or by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering into this Agreement may be realized.

15.11 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

15.12 Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

15.13 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized officers as of the Execution Date.

GALAPAGOS NV		GILEAD BIOPHARMACEUTICS IRELAND UNLIMITED COMPANY

By:	/s/ Onno van de Stolpe	By:	/s/ Brett Pletcher
	Name: Onno van de Stolpe Title: Chief Executive Officer		Name: Brett Pletcher Title: Director

		By:	/s/ Robin Washington
Name: Robin Washington Title: Director

Signature Page to License and Collaboration Agreement

EXHIBIT A

Subscription Agreement

EXHIBIT B

Existing Galapagos Patents

[…***… (13 pages omitted)]

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

i

EXHIBIT C

Initial JSC Representatives

For Galapagos: […***…]

For Gilead: […***…]

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

EXHIBIT D

Initial Development Plan

[…***… (seven pages omitted)]

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

1

EXHIBIT E

Galapagos HSR Period Reimbusable Development Activities

[…***…]

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

i

EXHIBIT F

Access Territory

[…***… (two pages omitted)]

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

1

EXHIBIT G

[…***…(five pages omitted)]

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

i

EXHIBIT H

Pre-Consented CROs

[…***…]

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

EXHIBIT I

Press Release Form

[See Attached]

For Immediate Release

GALAPAGOS AND GILEAD ANNOUNCE GLOBAL PARTNERSHIP TO DEVELOP FILGOTINIB FOR THE TREATMENT OF RHEUMATOID ARTHRITIS AND OTHER INFLAMMATORY DISEASES

Galapagos Webcast presentation of the partnership to be held on17 December, 17.00 CET/11 AM EDT/8 AM PST, +1 646 254 3361, access code 5852445, more call number info further down

Mechelen, Belgium, and Foster City, CA, December 16, 2015 – Galapagos NV (Euronext & NASDAQ: GLPG) and Gilead Sciences, Inc. (NASDAQ: GILD) today announced that the companies have entered into a global partnership for the development and commercialization of the JAK1-selective inhibitor filgotinib for inflammatory disease indications. Galapagos will receive an upfront payment of $725 million consisting of a license fee of $300 million and a $425 million equity investment in Galapagos. In addition, Galapagos is eligible for payments up to $1.35 billion in milestones, with tiered royalties starting at 20% and a profit split in co-promotion territories.

Phase 2 trial data show that filgotinib has the potential to be an effective and well-tolerated oral therapy for patients with rheumatoid arthritis (RA) (DARWIN studies) and Crohn’s disease (FITZROY study). The companies will start Phase 3 trials in RA and Crohn’s in 2016 pending the successful outcome of discussions with regulatory authorities.

“We are excited about the potential of filgotinib in RA and other diseases with a strong partner like Gilead, which shares our goal of rapidly delivering these therapies for patients,” said Onno van de Stolpe, Chief Executive Officer of Galapagos. “Furthermore, we look forward to the perspective of working together worldwide across other possible indications. The co-development and co-promotion aspects of this collaboration bring us into the next phase of the company’s evolution.”

“This partnership represents an opportunity to add complementary clinical programs to our growing inflammation research and development efforts,” said Norbert Bischofberger, PhD, Gilead’s Executive Vice President, Research and Development and Chief Scientific Officer. “We look forward to working with Galapagos to advance this program forward as quickly as possible.”

Under the terms of the agreement, the companies will collaborate jointly on the global development of filgotinib starting with the initiation of Phase 3 trials in RA. Galapagos will co-fund 20 percent of global development activities and Gilead will be responsible for manufacturing and worldwide marketing and sales activities. Galapagos has the option to co-promote filgotinib in the UK, Germany, France, Italy, Spain, Belgium, the Netherlands and Luxembourg, in which case the companies will share profits equally. If Galapagos exercises its option to co-promote in Belgium, the Netherlands or Luxembourg, it will also book sales in these countries.

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December 16, 2015	Page 2

Galapagos will receive an upfront license fee of $300 million and Gilead will make a $425 million equity investment in Galapagos by subscribing for shares at a price of €58 per share, which represents a 20% premium as compared to the average share price over the last 30 days. After the issuance of the shares, Gilead will own approximately 15% of the outstanding share capital of Galapagos depending on the $/€ exchange rate at closing. Galapagos is eligible to receive further development, regulatory and commercial milestone payments up to $1.35 billion, plus tiered royalties on global sales starting at 20%, with the exception of the co-promotion territories where profits will be shared equally.

This transaction has been approved by the boards of both companies, and is subject to customary closing conditions and clearances under the Hart-Scott Rodino Antitrust Improvements Act.

Galapagos Conference Call and Webcast

Galapagos will conduct a conference call open to the public on 17 December 2015 at 17:00 Central European Time/11 AM Eastern US/8 AM Pacific US, which will also be webcast. To participate in the conference call, please call one of the following numbers ten minutes prior to commencement:

CODE:	5852445

United Kingdom:	+44(0)20 3427 1915 or 0800 279 4977
France:	+33(0)1 76 77 22 25 or 0805 631 580
Belgium:	+32(0)2 402 3092 or 0800 58033
United States:	+1 646 254 3361 or 1877 280 2296
The Netherlands:	+31(0)20 713 2789 or 0800 020 2576

A question and answer session will follow the presentation of the results. Go to www.glpg.com to access the live audio webcast. An archived webcast and PDF of the slides will be available on the Galapagos website later in the day.

About Galapagos

Galapagos (Euronext & NASDAQ: GLPG) is a clinical-stage biotechnology company specialized in the discovery and development of small molecule medicines with novel modes of action. Our pipeline comprises three Phase 2, three Phase 1, five pre-clinical, and 20 discovery studies in cystic fibrosis, inflammation, fibrosis, osteoarthritis and other indications. We are focused on the development and commercialization of novel medicines that will improve people’s lives. The Galapagos group, including fee-for-service subsidiary Fidelta, has approximately 400 employees, operating from its Mechelen, Belgium headquarters and facilities in The Netherlands, France, and Croatia. More information at www.glpg.com.

About Gilead

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Gilead has operations in more than 30 countries worldwide, with headquarters in Foster City, California.

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December 16, 2015	Page 3

Galapagos Forward-Looking Statements

This release may contain forward-looking statements, including, among other things, statements regarding the expected timing of closing of the partnership with Gilead, the amount and timing of potential future milestone and/or royalty payments by Gilead, statements regarding the expected timing, design and readouts of ongoing and planned clinical trials with filgotinib in rheumatoid arthritis (Phase 3) and Crohn’s disease (Phase 2), the future development, regulatory approval and commercialization of filgotinib and the commercial potential of filgotinib. Galapagos cautions the reader that forward-looking statements are not guarantees of future performance. In particular it should be noted that the positive results of the DARWIN 1 and DARWIN 2 Phase 2B and FITZROY Phase 2 trials of filgotinib may not be indicative of future results, either on a stand-alone basis or as part of a combination therapy. Forward-looking statements involve known and unknown risks, uncertainties and other factors which might cause the actual results, financial condition and liquidity, performance or achievements of Galapagos, or industry results, to be materially different from any historic or future results, financial conditions and liquidity, performance or achievements expressed or implied by such forward-looking statements. In addition, even if Galapagos’ results, performance, financial condition and liquidity, and the development of the industry in which it operates are consistent with such forward-looking statements, they may not be predictive of results or developments in future periods. Among the factors that may result in differences are the inherent uncertainties associated with competitive developments, clinical trial and product development activities and regulatory approval requirements (including that data from Galapagos’ ongoing and planned clinical research programs with filgotinib may not support registration or further development of filgotinib due to safety, efficacy or other reasons), any applicable antitrust clearance requirements, Galapagos’ reliance on collaborations with third parties (including its collaboration partner, Gilead), and estimating the commercial potential of Galapagos’ product candidates. A further list and description of these risks, uncertainties and other risks can be found in Galapagos’ Securities and Exchange Commission (SEC) filings and reports, including in Galapagos’ prospectus filed with the SEC on 14 May 2015 and subsequent filings and reports filed by Galapagos with the SEC. Given these uncertainties, the reader is advised not to place any undue reliance on such forward-looking statements. These forward-looking statements speak only as of the date of publication of this document. Galapagos expressly disclaims any obligation to update any such forward-looking statements in this document to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements, unless specifically required by law or regulation.

Gilead Forward-Looking Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including risks that the parties will be unable to develop and commercialize filgotinib for the treatment of rheumatoid arthritis or any other indications; the expected timing of the completion of the transaction; and the ability of the parties to complete the transaction considering the transaction is subject to closing conditions. These risks, uncertainties and other factors could cause actual results to differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. These and other risks are described in detail in Gilead’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, as filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

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December 16, 2015	Page 4

Galapagos Contacts

Investors:	Media:
Elizabeth Goodwin	Evelyn Fox
VP IR & Corporate Communications	Director Communications
Tel: +1 781 460 1784	Tel: +31 6 53 591 999
E-mail: ir@glpg.com	E-mail: communications@glpg.com

Gilead Contacts

Investors:	Media:
Patrick O’Brien	Michele Rest
Tel: +1 650 522 1936	Tel: +1 650 577 6935
E-mail: Patrick.O’Brien@gilead.com	E-mail: michele.rest@gilead.com

EXHIBIT J

[…***…] of Gilead Combination Products

[…***…]

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

EXHIBIT K

Specific Disclosures

[…***…]

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

EXHIBIT L

Assignment

[…***… (two pages omitted)]

*	Confidential Information, indicated by […***…], has been omitted from this filing and filed separately with the Securities and Exchange Commission.